As filed March 24, 2008                                                                                                                    File No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Patch International Inc.
(Exact name of registrant as specified in its charter)

Nevada	1311	87-0393257
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 1670, 700 – 2nd Street S.W.
Calgary, Alberta, Canada T2P 2W1
(403) 441-4390
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Jason G. Dagenais, Chief Operating Officer, Interim Chief Financial Officer
Suite 1670, 700 – 2nd Street S.W.
Calgary, Alberta, Canada T2P 2W1
(403) 441-4390
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies of all communications to:
Fay M. Matsukage, Esq.
Dean M. Smurthwaite, Esq.
Dill Dill Carr Stonbraker & Hutchings, P.C.
455 Sherman Street, Suite 300
Denver, Colorado 80203
(303) 777-3737; (303) 777-3823 fax

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the requisite votes are obtained pursuant to the solicitation by Patch International Inc. referred to in this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class “A” Common Stock, no par value	34,025,724 (1)	$0.45 (5)	$15,311,575.80	$601.74
Class “A” Common Stock, no par value issuable upon exchange of Series A Preferred Stock of Patch Energy Inc.	9,926,489 (2)	$0.45 (6)	$4,466,920.05	$175.55
Class “A” Common Stock, no par value, issuable upon exercise of Stock Options	4,250,000 (3)	$1.01 (7)	$4,292,500.00	$168.70
Class “A” Common Stock, no par value, issuable upon exercise of Agents’ Warrants	762,645 (4)	$1.50 (8)	$1,143,967.50	$44.96
Total	48,964,858		$25,214,963.35	$990.95
______________
(1)
Based upon the number of common shares of Patch International Inc., an Alberta corporation, expected to be issued to the existing stockholders of Patch International Inc., a Nevada corporation, on a one-for-one basis upon completion of the Continuation described in this Registration Statement and based on 34,025,724 shares of common stock of Patch International Inc., a Nevada corporation, issued and outstanding as of [RECORD DATE].

(2)
Represents shares of common stock issuable upon exchange of shares of Series A Preferred Stock of Patch Energy Inc.  Each share of Series A Preferred Stock of Patch Energy Inc. entitles its holder to acquire for no additional consideration one common share.

(3)	Represents shares of common stock issuable upon exercise of Stock Options. Each Stock Option entitles the holder to acquire a share of common stock at various exercise prices per share.
(4)	Represents shares of common stock issuable upon exercise of Agents’ Warrants. Each Agents’ Warrant entitles the holder to acquire a share of common stock at a price of $1.50 per share.
(5)
Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee, based upon the average of the bid and asked prices for such shares of common stock on March 19, 2008, as reported by the OTC Bulletin Board.

(6)
Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the bid and asked prices for such shares of common stock on March 19, 2008, as reported by the OTC Bulletin Board.

(7)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee, based upon the weighted average exercise price of the outstanding Stock Options.
(8)	Estimated pursuant to Rule 457(g) solely for the purpose of calculating the registration fee, based upon the exercise price of the Warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed.  We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 24, 2008.

PATCH INTERNATIONAL INC.
Suite 1670, 700 – 2nd Street S.W.
Calgary, Alberta, Canada T2P 2W1
(403) 441-4390

PRELIMINARY PROXY STATEMENT/PROSPECTUS

Dear Stockholder:

A special meeting of stockholders of Patch International Inc., a Nevada corporation (“we,” “our,” “us” or the “Company”), will be held on [MEETING DATE], at [TIME], Mountain time, at Suite 1100, 400 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2.  At the special meeting, you will be asked to approve a proposal to change the place of incorporation of the Company from Nevada to Alberta, Canada.  The change in corporate domicile will be accomplished through the adoption of certain resolutions and a plan of conversion.  If we complete the plan of conversion, Patch International Inc. will be continued under the Alberta Business Corporations Act and cease to be incorporated in Nevada and as a result will be governed by the Alberta Business Corporations Act.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSAL AND RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL DESCRIBED IN THE ATTACHED MATERIALS.  BEFORE VOTING, YOU SHOULD CAREFULLY REVIEW ALL THE INFORMATION CONTAINED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS AND IN PARTICULAR YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 7.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope so that your shares may be represented at the meeting, regardless of the number of shares you own.  If you fail to submit your proxy or fail to vote in person at the special meeting, it will have the same effect as a vote against the proposal.

We support the proposed relocation of corporate domicile and recommend that you vote in favor of the proposal presented to you for approval.

Sincerely,

/s/ Jason G. Dagenais
Jason G. Dagenais
Chief Operating Officer

Please note that neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated March __, 2008 and is first being mailed to stockholders on or about ___________, 2008.

PATCH INTERNATIONAL INC.
Suite 1670, 700 – 2nd Street S.W.
Calgary, Alberta, Canada T2P 2W1
(403) 441-4390

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Patch International Inc.:

The special meeting of stockholders of Patch International Inc., a Nevada corporation, will be held on [MEETING DATE], at [TIME], Mountain time, at Suite 1100, 400 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2, for the purpose of voting on the following proposals:

1.
To change the Company’s jurisdiction of incorporation of from Nevada to Alberta, Canada (the “Continuation”) by adopting certain resolutions and a plan of conversion under Chapter 92A of the Nevada Revised Statues, in the forms attached as Appendix A and B, respectively, in the accompanying proxy statement/prospectus and as more fully described therein, which will result in your stock in the Company, a Nevada corporation, being exchanged for stock of an Alberta corporation; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for determining stockholders entitled to notice of, and to vote at, the special meeting is the close of business on [RECORD DATE].  This proxy statement/prospectus is first being mailed to stockholders on or about [MAILING DATE].  Your attention is directed to the accompanying proxy statement/prospectus for further information with respect to the Continuation.  The accompanying proxy statement/prospectus forms a part of this notice and describes the terms and conditions of the Continuation.  The presence of the holders of one third of the Company’s outstanding stock entitled to vote at the special meeting, in person or represented by proxy, is necessary to constitute a quorum.

Our Board of Directors has unanimously declared the Continuation advisable and recommends that you vote “FOR” the Continuation from Nevada to Alberta, Canada.  Our officers and directors, who currently hold approximately 9.9% of our outstanding Voting Stock, have indicated that they intend to vote for the approval of the Continuation.  Voting Stock is defined on page 1 of the accompanying proxy statement/prospectus.  See “Risk Factors” beginning on page 7 of this proxy statement/prospectus for a discussion of certain risks, including tax effects, relating to the Continuation and the ownership of stock in the Company.

If the Continuation is consummated, stockholders of record are entitled to appraisal rights of the fair value of their shares if they vote against the Continuation.  See “Dissenters’ Rights” beginning on page 17 of this proxy statement/prospectus for a discussion of appraisal rights and how to exercise them.

YOU ARE URGED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED.  If you return a proxy and then attend the meeting in person, you may revoke the proxy and vote in person on all matters submitted to a vote at the meeting.

By order of the Board of Directors,

[MAILING DATE]	Jason G. Dagenais
Calgary, Alberta, Canada	Chief Operating Officer

PROXY STATEMENT/PROSECTUS

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus.  You should carefully read this entire proxy statement/prospectus and the financial statements contained herein before voting on the matters to be acted upon at the special meeting.

Patch International Inc.

We, through our subsidiaries, are in the exploration, development and production of oil and natural gas reserves.  Our main focus is on producing oil through oil sands leases, located in Alberta, Canada.  Our business is headquartered and all of our assets are located in Alberta, Canada, where a majority of our officers and directors reside.  Many of our stockholders are located in Canada.  Our corporate offices, which include the offices of all our subsidiaries, are located at Suite 1670, 700 – 2nd Street S.W., Calgary, Alberta, Canada T2P 2W1, and our telephone number is (403) 441-4390.  Our website is located at www.patchenergy.com.  Information contained on our website is not part of this proxy statement/prospectus.

We have an 80% working interest in the Dover Oil Sands Project and a 75% working interest in the Firebag Project, both of which are located in the Fort McMurray area of central Alberta, Canada.  The oil sands leases consist of Dover (32 gross sections, 25.6 net sections) and Firebag (18 gross sections, 13.5 net sections).  Dover includes three separate parcels, referred to as Dover North (12 gross sections), Ells Central (15 gross sections) and Ells South (5 gross sections).  Firebag comprises a single parcel.  We also have a 95% working interest in 10 gross sections (7.5 net) of oil sands leases in the Muskwa area of Alberta in townships 85/86 and ranges 24/25W4.  This property has not yet been assessed.

The Special Meeting

The special meeting of our stockholders will be held on [MEETING DATE], at [TIME], Mountain time, at Suite 1100, 400 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 (or at any adjournments or postponements thereof) to consider and vote on a proposal to change the Company’s jurisdiction of incorporation from Nevada to Alberta, Canada by adopting certain resolutions and a plan of conversion under Chapter 92A of the Nevada Revised Statues, which will result in your stock in the Company, a Nevada corporation, being exchanged for stock of an Alberta corporation.

Approval of the Continuation requires the affirmative vote of at least a majority of the outstanding Voting Stock.  Our outstanding Voting Stock consists of 34,025,724 shares of common stock issued and outstanding; one issued and outstanding share of Class A Preferred Voting Stock, entitling the holder to 9,426,489 votes on each matter submitted to the stockholders; and one issued and outstanding share of Class B Preferred Voting Stock, entitling the holder to 500,000 votes on each matter submitted to the stockholders.  The common stock, Class A and Class B Preferred Voting Stock are collectively referred to throughout this proxy statement/prospectus as the “Voting Stock.”  Therefore, there are 43,952,213 votes comprising the Voting Stock that is entitled to vote on all matters being presented at the special meeting.

Our directors and officers together own approximately 9.9% of the total number of outstanding Voting Stock.  Our directors and officers have indicated that they intend to vote all their shares for the approval of the Continuation.

The Continuation

We are currently incorporated under the corporate laws of Nevada.  We are proposing to change our jurisdiction of incorporation from Nevada to Alberta under the Business Corporations Act (Alberta) (the “ABCA”) through a process known as a conversion under Nevada corporate law, and known as a continuation under Alberta corporate law (the “Continuation”).  In order to describe the Continuation, we will refer to our Company before and after the Continuation as “Patch Nevada” and “Patch Alberta,” respectively.

A continuation is a process by which Patch Nevada, which is not incorporated under the laws of Alberta, may change its jurisdiction of incorporation to Alberta.  Under the ABCA, Patch Nevada may be “continued” as an

Alberta corporation by filing Articles of Continuance with the Registrar of Corporations under the ABCA (the “Registrar”).

Our Board of Directors has approved certain resolutions (the “Continuation Resolutions”) and a plan of conversion under Chapter 92A of the Nevada Revised Statutes (the “Plan of Conversion”), in the forms attached as Appendix A and B, respectively, and has recommended that stockholders approve and adopt the Continuation Resolutions and the Plan of Conversion whereby we will emigrate Patch Nevada to Alberta, Canada.  After the completion of the Continuation, our company will be an Alberta corporation governed by the ABCA.

The Continuation will not result in any material effect on our operations and we will continue, uninterrupted, to conduct the business in which we are currently engaged.  Our business and operations following the Continuation will be identical in all respects to our current business, except that we will no longer be subject to the corporate laws of the State of Nevada but will be subject to the ABCA.  Patch Alberta will be liable for all of Patch Nevada’s debts and obligations, and the officers and directors of Patch Nevada will be the officers and directors of Patch Alberta.  The differences between the laws will not materially affect our business but will affect your rights as a stockholder.  Therefore, you should be aware that the Continuation will result in certain important changes to your rights as a stockholder and has some risk.  See discussion under “Risk Factors,” beginning on page 7, and “Comparative Rights of Stockholders,” beginning on page 24.

If the Continuation is approved, shares of Patch Nevada common stock that you own will be converted into the right to receive shares of Patch Alberta’s Class “A” Common Stock on a one-for-one basis.  Shares of Patch Nevada preferred stock that you own will be converted into the right to receive Patch Alberta preferred stock.  The number of Patch Alberta common or preferred shares you will receive will be the same as the number of shares of Patch Nevada common or preferred stock you own immediately prior to the effective time of the Continuation.  Your Patch Nevada stock certificates will automatically become certificates representing Patch Alberta shares, so you will not be required to exchange your certificates as a result of the Continuation.

If the Continuation is approved, your relative economic ownership in Patch Alberta will remain the same as your current ownership in Patch Nevada.  However, you will then hold stock in an Alberta corporation.  While we believe the potential benefits outweigh any change in your rights and any possible risks, we encourage you to read this entire proxy statement/prospectus including the Plan of Conversion carefully.

Upon effectiveness of the Continuation, we will plan to continue as a “reporting issuer” under the securities laws of Alberta.  We also plan to continue our listing on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “PTCH.OB.”

Vote needed to approve the Continuation.  Approval of the Continuation requires the affirmative vote of our stockholders holding at least a majority of the outstanding Voting Stock.  Our directors and executive officers together directly own approximately 9.9% of the total number of outstanding Voting Stock.  These stockholders have indicated that they intend to vote all their shares for the approval of the Continuation.

Dissenters’ Right of Appraisal.  You are entitled to dissent from the proposed Continuation and, as a dissenter, to tender your shares and receive the fair value, in cash, for your tendered shares.  For more information regarding the exercise of your dissenters’ right of appraisal, please see “Dissenters’ Rights,” beginning on page 17 of this proxy statement/prospectus.

Reasons for the Continuation.  We believe that the Continuation to Alberta is more consistent with our operations, which are headquartered in and managed from Alberta, and our asset base, which is entirely in Alberta.  We also believe that we should continue to Alberta, Canada because it is the jurisdiction in which we have raised money to fund our business operations and believe that Canada will be where we raise capital in the future.  The Continuation will result in a four-month hold period under Canadian securities laws attached to securities issued by us under subsequent financings, which we believe will make our subsequently offered securities more attractive to Canadian investors without limiting our access to the U.S. capital markets.  Finally, the Continuation may facilitate the acquisition of or merger with other Canadian corporations, and make it easier to achieve growth through acquisitions or mergers.

Risk factors which may affect your vote.  Factors such as possible adverse tax consequences following the Continuation may affect your vote on the Continuation and your interest in owning our stock.  In evaluating the merits of the proposed Continuation, you should carefully consider the risk factors and the other information included in this proxy statement/prospectus.

Material tax consequences for stockholders.  The following is a brief summary of the material tax consequences the Continuation will have for stockholders.  Stockholders should consult their own tax advisers with respect to their particular circumstances.  A more detailed summary of the factors affecting the tax consequences for stockholders is set out under “Material United States Federal Tax Consequences” and “Material Canadian Income Tax Consequences” on pages 19 and 22, respectively, of this proxy statement/prospectus.

United States federal tax consequences.  The Continuation from Nevada to Alberta, Canada is, for United States federal income tax purposes, treated as the transfer of the assets of Patch Nevada to a Canadian company, Patch Alberta, in exchange for stock of Patch Alberta, followed by a distribution of the stock in Patch Alberta to the stockholders of Patch Nevada, and then an exchange by Patch Nevada’s stockholders of their Patch Nevada stock for Patch Alberta stock.

Patch Nevada must recognize a gain on the assets held by it at the time of the Continuation to the extent that the fair market value of any assets exceeds its respective basis.  The calculation of any potential gain is made separately for each asset held by Patch Nevada.  No loss will be allowed for any asset that has a taxable basis in excess of its fair market value.

For stockholders, the Continuation will be treated as the exchange by you of your stock for stock of Patch Alberta.  You will not be required to recognize any U.S. gain or loss on this transaction.  A stockholder’s adjusted basis in the shares of Patch Alberta received in the exchange will be equal to such stockholder’s adjusted basis in the shares of Patch Nevada surrendered in the exchange.  A stockholder’s holding period in the shares of Patch Alberta received in the exchange should include the period of time during which such stockholder held his or her shares in Patch Nevada.  For a more complete discussion of the United States income tax consequences, please see “Material United States Federal Tax Consequences” on page 19 of this proxy statement/prospectus.

Canadian tax consequences.  We should not incur any liability for Canadian income tax upon completion of the Continuation, assuming the fair market value of our assets does not exceed the tax basis thereof.  We will become resident in Canada as a result of the Continuation, and consequently thereafter will be liable for Canadian income tax on our world-wide taxable income, if any, subject to such relief, if any, to which we may be entitled under any Canadian bilateral income tax treaty that may apply to us.

Generally speaking, no stockholder should incur any liability for Canadian income tax due to the Continuation, regardless of the stockholder’s residence.  Thereafter, Canadian rules on the taxation of dividends paid by taxable Canadian corporations will apply to stockholders on dividends, if any, paid by us.  For a more detailed summary of the Canadian tax consequences, please see “Material Canadian Income Tax Consequences” on page 22 of this proxy statement/prospectus.

How the Continuation will affect your rights as a stockholder.  You will continue to hold the same shares you now hold following the migration of the Company to Alberta, Canada.  However, the rights of stockholders under Nevada law differ in certain substantive ways from the rights of stockholders under the ABCA.  For a detailed comparison of the differences between Nevada law and the ABCA, please see “Comparative Rights of Stockholders,” beginning on page 24 of this proxy statement/prospectus.

Price Volatility.  We cannot predict what effect the Continuation will have on our market price or the liquidity of our common stock.

Accounting treatment of the Continuation.  For United States accounting purposes, the Continuation of our company from a Nevada corporation to a Canadian corporation represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control.  All assets, liabilities, revenues and expenses will be reflected in the accounts of Patch Alberta based on existing carrying values at the date of the exchange.  The historical comparative figures will be those of Patch Nevada.

Reporting Obligations under Securities Laws.  As an Alberta reporting issuer, we will be subject to the securities laws of the Alberta province as those laws apply to Alberta reporting issuers.  As an Alberta reporting issuer, we will be required to prepare our annual and interim consolidated financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).

We currently prepare our consolidated financial statements in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) in the United States.  We file our audited annual financial statements with the SEC on Annual Reports on Form 10-KSB and our unaudited interim financial statements with the SEC on Quarterly Reports on Form 10-QSB.  Upon completion of the Continuation, we anticipate that we will meet the definition of a “foreign private issuer” in the United States under the Securities Exchange Act of 1934 (the “Exchange Act”).  As a reporting foreign private issuer, we anticipate that we will file an Annual Report on Form 20-F (a “Form 20-F Annual Report”) each year with the SEC.  The Form 20-F Annual Report will include financial statements prepared in accordance with Canadian GAAP with a reconciliation to US GAAP.  We will not be required to file interim quarterly reports on Form 10-QSB; however, we will be required to file our interim financial statements and management discussion and analysis that we prepare as a reporting issuer under Canadian securities legislation with the SEC on SEC Form 6-K.  The interim financial statements will be prepared in accordance with Canadian GAAP whereas our current Quarterly Reports on Form 10-QSB include interim financial statements prepared in accordance with US GAAP.

In addition, as a foreign private issuer, our directors, officers and 10% stockholders will not be subject to the insider reporting requirements of Section 16(a) of the Exchange Act and we will not be subject to the proxy rules of Section 14 of the Exchange Act.  Furthermore, Regulation FD does not apply to non-United States companies and will not apply to us upon completion of the Continuation.

Regulatory approvals.  We will have to comply with Nevada and Alberta regulatory requirements in order to complete the Continuation to Alberta, Canada.  Our board of directors has approved the proposed Plan of Conversion under Chapter 92A of the Nevada Revised Statutes pursuant to which we will be converted into a corporation under the ABCA.

Under Nevada law, we will have to: (1) receive approval of the Plan of Conversion from a majority of the outstanding Voting Stock; (2) file articles of conversion with the Nevada Secretary of State, in the form attached hereto as Appendix C (the “Articles of Conversion”), setting out, among other things, the Plan of Conversion; and (3) pay a filing fee of $350 to the Nevada Secretary of State.

In Alberta, we will have to file articles of Continuance with the Registrar, in the form attached hereto as Appendix D (the “Articles of Continuance”).  Upon receipt and review of the Articles of Continuance in a form acceptable to the Registrar, the Registrar will issue us a certificate of continuance (the “Certificate of Continuance”).

The effective date of the Continuation is the date when we file Articles of Conversion with the Nevada Secretary of State and we receive a Certificate of Continuance from the Registrar.

Upon completion of the Continuation, our charter documents will be comprised of the Articles of Continuance, see Appendix D, and the Bylaws, in the form attached hereto as Appendix E.

Disclosure obligations.  Even if we continue to Alberta, Canada, we will still have to comply with reporting requirements under United States securities laws.  However, these requirements may be reduced because we would no longer be a United States company and we may qualify as a “foreign private issuer” as defined in Exchange Act Rule 3b-4.

Whether or not we continue to Alberta, Canada, we will remain subject to Canadian disclosure requirements including publishing news releases, filing information about major changes, sending you quarterly and annual financial statements and filing reports about trading in our shares by our officers, directors and major stockholders.

Our recommendation to stockholders.  Taking into consideration all of the factors and reasons for the Continuation set forth in this proxy statement/prospectus, the Board of Directors has approved the Plan of Conversion and the Continuation and recommends that stockholders vote “FOR” approval of Plan of Conversion and the Continuation.

Securities and Registration

Pursuant to this proxy statement/prospectus, we are registering 34,025,724 shares of Patch Alberta’s Class “A” Common Stock, representing all of Patch Nevada’s current common stock outstanding.  In addition, we are registering 9,926,489 shares of Patch Alberta’s Class “A” Common Stock, representing all of the shares of common stock currently underlying the outstanding Exchangeable Shares of our subsidiary.  We are registering 762,645 shares of Patch Alberta’s Class “A” Common Stock, representing all of the shares of common stock currently underlying the warrants to purchase up to 762,645 shares of our common stock that were issued to our sales agents as commission pursuant to a private placement in 2007.  Finally, we are registering 4,250,000 shares of Patch Alberta’s Class “A” Common Stock, representing all of the shares of common stock currently underlying the stock options outstanding that are exercisable at varying prices into 4,250,000 shares of our common stock.

Upon completion of the Continuation, all outstanding Exchangeable Shares, warrants, and stock options will be convertible upon their terms into shares of our Class “A” Common Stock.  For a more complete discussion of the common stock, Exchangeable Shares, warrants, and stock options see “Business and Properties,” beginning on page 33, and “Description of Securities,” beginning on page 61 of this proxy statement/prospectus.

SUMMARY FINANCIAL INFORMATION

The balance sheet and income statement data shown below were derived from our unaudited interim period consolidated financial statements and audited consolidated financial statements.  We have prepared our financial statements in accordance with generally accepted accounting principles.  Our results of operations for any interim period do not necessarily indicate our results of operations for the full year.  You should read this summary financial data in conjunction with “Management’s Discussion and Analysis or Plan of Operation,” “Business and Properties,” and our financial statements.

INCOME STATEMENT DATA:
	Six Months Ended November 30, 2007 (Unaudited)	Year Ended May 31,
		2007	2006	2005	2004	2003
Revenues	$8,132	$15,581	$43,668[1]	$97,415	$115,463	$74,784
Net income (loss)	$16,511,301	$(18,622,212)	$2,687,112	$(1,022,463)	$(534,872)	$(79,049)
Net income (loss) per common share (basic)	$0.54	$(1.05)	$0.19	$(0.09)	$(0.10)[2]	$(0.04)[2]
Weighted average number of common shares outstanding (basic)	30,306,793	17,698,000	13,854,000	11,143,000	5,555,250[2]	1,888,250[2]
_____________
[1]	Revenues for the fiscal year ended May 31, 2006 have been reclassified to account for discontinued operations. Revenues were previously recorded at $178,594.
[2]	Adjusted for a 1-for-10 reverse split of the common stock and a 2.5-for-1 forward split of the common stock.

BALANCE SHEET DATA:
	November 30, 2007 (Unaudited)	May 31,
		2007	2006	2005	2004	2003
Working capital (deficit)	($1,578,462)	$1,148,501	$2,089,735	$(441,549)	$(288,736)	$(36,651)
Total assets	$45,999,706	$46,621,844	$14,779,776	$6,359,214	$304,045	$242,134
Non-current liabilities	$1,285,692	$46,786,593	$34,379	-	-	-
Stockholders’ equity (deficit)	$39,135,689	$(6,706,857)	$11,690,963	$5,765,809	$(158,295)	$73,225

RISK FACTORS

An investment in our shares involves a high degree of risk.  In evaluating us and our business, investors should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus.

You should read the first set of risk factors in deciding whether to approve our Continuation from Nevada to Alberta, Canada.  You may also find it helpful to read the subsequent risk factors so you understand more clearly the risks associated with our business.

The risks and uncertainties described below are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.  If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected.  In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Continuation

We may still be treated as a U.S. corporation and taxed on our worldwide income after the Continuation.  The Continuation from Nevada to Alberta, Canada is for corporate purposes a migration of the Company from Nevada to Alberta, Canada.  Transactions whereby a U.S. corporation migrates to a foreign jurisdiction are considered by the United States Congress to be a potential abuse of the U.S. tax rules because thereafter the foreign entity is not subject to U.S. tax on its worldwide income.  As a result, Section 7874(b) of the Internal Revenue Code of 1986, as amended (the “Code”) was enacted in 2004 to address this potential abuse.  Section 7874(b) of the Code provides generally that a corporation that migrates from the United States will nonetheless remain subject to U.S. tax on its worldwide income unless the migrating entity has substantial business activities in the foreign country in which it is migrating when compared to its total business activities.

If Section 7874(b) of the Code were to apply to our proposed migration from Nevada to Alberta, Canada, it would cause Patch Alberta to be subject to United States federal income taxation on its worldwide income.  Section 7874(b) of the Code will apply to our proposed migration unless we have substantial business activities in Canada when compared to our total business activities.  Almost all of our officers, directors and employees, our corporate headquarters and office, all of our assets, and all of our administrative functions are located in Canada.  Many of our stockholders reside in Canada, and all of our recent financings and acquisitions have been conducted in Canada.  Additionally, because we believe it will be easier to raise additional funds as an Alberta entity (as a result of the shorter hold period for the investors who want to resell securities purchased from us), the Continuation is material to the achievement of our overall business objectives.  Accordingly, we intend to take the position that we have substantial business activity in Canada in relation to our worldwide activities and that Section 7874(b) of the Code does not apply to us.

There is limited guidance as to what “substantial business activity” is “when compared to total business activities.”  Accordingly, our position may be challenged by the U.S. tax authorities with the result that we may remain subject to U.S. federal income tax on our worldwide income even after the Continuation.  In addition to U.S. income taxes, were Section 7874(b) of the Code to apply, we could be subject to penalties for failure to file U.S. tax returns, late fees and interest on past due taxes.

We may owe additional United States taxes as a result of the Continuation if our conclusions relating to the value of our assets are incorrect.  Assuming Section 7874(b) of the Code, as described above, does not apply, the Continuation from Nevada to Alberta, Canada is, for U.S. federal income tax purposes, treated as the transfer of our assets to a Canadian company in exchange for stock of the Canadian company, followed by a distribution of the stock in the Canadian company to our stockholders, and then the exchange by our stockholders of their Patch Nevada stock for Patch Alberta stock.  We must recognize gain (but not loss) on our assets held at the time of the Continuation to the extent that the fair market value of any assets exceeds its respective basis.  The calculation of any potential gain is made separately for each asset held by us.  No loss will be allowed for any asset that has a taxable basis in excess of its fair market value.

The valuation of our assets may be challenged by the United States Internal Revenue Service (“IRS”).  Should the IRS disagree with the valuation of our assets, it could reassess the deemed proceeds on the Continuation to a higher amount.  It is possible on any such reassessment that the tax liability could be significant and we may not have the available cash at that time to settle the liability owing. Should we be unable to settle any such liability, we may have to cease operations in which case our stockholders would likely lose their investment in our company.

The stock price of our common shares may be volatile.  In addition, demand in the United States for our shares may decrease due to the change in domicile.  The market price of our common shares may be subject to significant fluctuations in response to variations in results of operations and other factors.  Developments affecting the oil and gas industry generally, including general economic conditions and government regulation, could also have a significant impact on the market price for our shares.  In addition, the stock market has experienced a high level of price and volume volatility.  Market prices for the stock of many similar companies have experienced wide fluctuations which have not necessarily been related to the operating performance of such companies.  These broad market fluctuations, which are beyond our control, could have a material adverse effect on the market price of our Common Stock.  We cannot predict what effect, if any, the Continuation will have on the market price prevailing from time to time or the liquidity of our Common Stock.  The change in domicile may decrease the demand for our shares in the United States.  The decrease may not be offset by increased demand for our shares in Canada.

Risks Related to Our Company

We have a limited operating history and have generated only very limited revenues.  We have earned limited production revenue.  We have not yet generated any proved resources on any of our properties.  Our principal activities have been raising capital through the sale of our securities and securities held for sale and identifying, evaluating and acquiring potential oil and gas properties.

We do not have sufficient capital to sustain operations or meet our short-term obligations.  As of November 30, 2007, we had a working capital deficit of $1,578,462.  We must pursue financing to meet our short-term obligations and continue operations.  We intend to conduct additional bridge financings to sustain our operations until we can merge with or be acquired by a partner with sufficient capital to develop our assets.  We cannot assure you that we will be able to complete these additional financings successfully or that we will be able to complete a merger or acquisition with another business.  Failure to obtain additional financing could result in the cessation of our business and the sale of our assets on an untimely and unfavorable basis.

We have significant future capital requirements.  If these obligations are not met, our growth and operations could be non-functional.  Our business plan depends on our ability to make large capital expenditures for the exploration of the property interests we have acquired.  We intend to finance our foreseeable capital expenditures through additional fundings for which we have no commitments at this time.  Future cash flows and the availability of financing will be subject to a number of variables, such as:
•	the success of the leases;
•	success in locating and producing new reserves; and
•	prices of oil.

Additional financing sources will be required in the future to fund developmental and exploratory drilling.  Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders.  Additional debt financing could lead to:
•	a substantial portion of operating cash flow being dedicated to the payment of principal and interest;
•	the Company being more vulnerable to competitive pressures and economic downturns; and
•	restrictions on our operations.

Financing might not be available in the future, or we might not be able to obtain necessary financing on acceptable terms, if at all.  If sufficient capital resources are not available, we might be forced to curtail drilling and other activities or be forced to sell some assets on an untimely or unfavorable basis, which would have an adverse effect our business, financial condition and results of operations.

The lack of production and established reserves for our properties impairs our ability to raise capital.  As of the date of this proxy statement/prospectus, we have not yet established reserves on any of our oil sands properties and are still in the exploration stage, making it more difficult to raise the amount of capital needed to fully exploit the potential of our properties.  Therefore, we may have to raise capital on terms less favorable than we would desire.  This may result in increased dilution to existing stockholders.

We estimate that even if our properties are determined to contain reserves in commercial quantities, it will be several years before production could commence.  Our properties are located in a part of the province of Alberta that is accessible only during the winter months.  Accordingly, we can conduct exploration drilling activities only during a few months of the year.  We plan to drill additional core holes during the winter of 2007-2008 and use the information from that drilling to determine whether reserves exist in commercial quantities and how best to proceed with our properties.  We will also need to build the necessary facilities, either alone or with other resource companies in the area, if we undertake development activities on these properties.  Accordingly, as is the case with other oil sands projects, production is several years from initial exploration.

We have decided to focus our efforts on only a few oil sands projects.  This lack of diversification may impair our ability to achieve successful operations and make us more vulnerable to downturns in this specific industry.  In March 2007, we disposed of other oil sands assets and conventional oil and gas properties that we owned in order to focus our efforts and resources on the Dover, Firebag and Muskwa properties.  As a result, we are subject to the risks inherent in investing in a single asset class.  Unforeseen events adversely affecting this particular geographic area or this specific industry, such as weather or legislative changes, may have more pronounced effects on us and our business plan than if we had diversified our activities and assets across different types of resource properties.

The development of oil and gas properties involves substantial risks that may result in a total loss of investment.  The business of exploring for and producing oil and gas involves a substantial risk of investment loss that even a combination of experience, knowledge, and careful evaluation may not be able to overcome.  Drilling oil and gas wells involves the risk that the wells will be unproductive or that, although productive, the wells do not produce oil and/or gas in economic quantities.  There is no way to predict in advance of drilling and testing whether any prospect encountering oil or gas will yield oil or gas in sufficient quantities to cover drilling or completion costs or to be economically viable.  The seismic data, other technologies, and the study of producing fields in the area do not enable us to know conclusively prior to drilling that oil and gas will be present, or if present, if it is in commercial quantities.  We cannot assure anyone that the analogies that we draw from available data from other wells, more fully explored prospects, or producing fields will be applicable to our drilling prospects.

Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well.  Adverse weather conditions can also hinder drilling operations.

If we are not the operator of our wells, we will have little or no control over the project.  If we are not the operator of the wells in which we have an interest, we will have limited or no control over the project.  More specifically, we will have limited or no control over the following:
•	the timing of the drilling and recompleting of wells;
•	the timing and amounts of production; and
•	the development and operating costs.

We are subject to environmental regulations that can adversely affect the timing and cost of our operations.  In general, our exploration activities are subject to certain federal, state, provincial and local laws and regulations relating to environmental quality and pollution control.  Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuation of a given operation.  Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date.  Specifically, we are subject to legislation regarding emissions into the environment, water discharges, and storage and disposition of hazardous wastes.  In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of government authorities.  As of this date, we are unable to predict the ultimate cost of compliance.

We are subject to governmental regulations that may adversely affect the cost of our operations.  Oil and gas exploration, development and production are subject to various types of regulation by local, state, provincial and federal agencies.  Legislation affecting the oil and gas industry is under constant review for amendment and expansion.  Also, numerous departments and agencies, at federal, province and state levels, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply.  The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability.  The possibility exists that laws and regulations enacted in the future will adversely affect the oil and gas industry.  Such new legislation or regulations could drive up the cost of doing business to the point where our projects would not be economically feasible.

Most areas in which we own and operate properties have statutes, rules and regulations governing conservation matters including the unitization or pooling of oil and gas properties, establishment of maximum rates of production from oil and gas wells and the spacing of such wells.

Our competitors may have greater resources that could enable them to pay a higher price for properties.  The oil and gas industry is intensely competitive and we compete with other companies that have greater resources.  Many of such companies not only explore for and produce crude oil and natural gas but also carry on refining operations and market petroleum and other products on a worldwide basis.  Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects, and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.  Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties, to obtain funding and to consummate transactions in a highly competitive environment.  There is also competition between the oil and gas industry and other industries with respect to the supply of energy and fuel to industrial, commercial and individual customers.  At this stage of our development, we cannot predict if we will be able to compete effectively against such companies.

Our future operating results may fluctuate and cause the price of our common stock to decline, which could result in substantial losses for investors.  Our limited operating history and the lack of production or reserve reports on our properties make it difficult to predict accurately our future operations.  We expect that our operating results will fluctuate significantly from quarter to quarter, due to a variety of factors, many of which are beyond our control.  If our operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline significantly.  The factors that could cause our operating results to fluctuate include, but are not limited to:
•	worldwide or regional demand for energy;
•	domestic and foreign supply of natural gas and oil;
•	weather conditions;
•	domestic and foreign governmental regulations;
•	political conditions in natural gas or oil producing regions;
•	price and availability of alternative fuels;
•	availability and cost of drilling equipment;
•	our ability to establish and maintain key relationships with lessors, drilling partners and drilling funds;
•	the amount and timing of operating costs and capital expenditures relating to maintaining our business, operations, and infrastructure; and
•	general economic conditions and economic conditions specific to the energy sector.

These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities.  If securities class action litigation is brought against us it could result in substantial costs and a diversion of our management’s attention and resources, which could hurt our business.

Our common stock is subject to penny stock regulation that may affect the liquidity for our common stock.  Our common stock is subject to regulations of the SEC relating to the market for penny stocks.  These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.  The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

Trading in our Common Stock on the OTCBB may be limited making it more difficult for investors to resell their shares of our Common Stock.  Our Common Stock trades on the OTCBB.  The OTCBB is not an exchange and, because trading of securities on the OTCBB is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of the shares that you own.

Future legislative changes pertaining to the Alberta crown royalty structure may have a material impact on our ability to obtain financing and therefore limit our future capital programs.  On September 18, 2007, the Alberta Royalty Review Panel released its report providing non-binding recommendations on modifications to the Alberta provincial royalty regime.  The report called for significantly higher royalty rates.  On October 25, 2007, The Alberta provincial government publicly responded to the recommendations and provided a framework for Alberta’s new royalty regime, which is to take effect in January 2009.  The proposed amendments result in higher royalty rates; however, the economic impact to the oil sands sector is not expected to be overly significant to future profitability.  The Company’s oil sands projects are still financially attractive and management intends to proceed with development plans.  However, it is not possible to predict the market response over the long term in light of this new royalty framework, or to ensure our ability to raise capital to proceed with our projects.

SPECIAL MEETING INFORMATION

Record Date and Voting Securities

Only holders of the Company’s outstanding Voting Stock at the close of business on [RECORD DATE] (the “Record Date”) are entitled to receive notice of, and to vote at, the special meeting.

As of the [RECORD DATE], we have 34,025,724 shares of common stock issued and outstanding (the “Common Stock”), entitling holders thereof to one vote per share on each matter submitted to the stockholders; one issued and outstanding share of Class A Preferred Voting Stock, entitling the holder to 9,426,489 votes on each matter submitted to the stockholders; and one issued and outstanding share of Class B Preferred Voting Stock, entitling the holder to 500,000 votes on each matter submitted to the stockholders.  Therefore, there are 43,952,213 votes comprising the Voting Stock that is entitled to vote on all matters being presented at the special meeting.

The Class A and B Preferred Voting Stock are tied to the shares of Series A Preferred Stock of Patch Energy Inc. (the “Exchangeable Shares”) that were issued in conjunction with them.  1286664 Alberta Ltd., an entity wholly owned by Michael S. Vandale, is the record holder of the Class A and Class B Preferred Voting Stock.  Mr. Vandale is a director and principal stockholder of the Company.  1286664 Alberta Ltd. casts the votes attributable to the Exchangeable Shares as a proxy for the Exchangeable Stockholders, in its capacity as trustee under two separate Exchange and Voting Trust Agreements.  When voting the Exchangeable Shares, 1286664 Alberta Ltd., by contract, must express the voting preferences of the underlying Exchangeable Stockholders.  Due to the nature of relationship between the Class A and Class B Preferred Voting Stock and the Exchangeable Shares, 1286664 Alberta Ltd. may only vote that number of common stock into which the Exchangeable Shares then outstanding are convertible and which are represented by the recorded intentions of the Exchangeable Stockholders.  Currently, there are 9,426,489 Exchangeable Shares underlying the one outstanding share of Class A Preferred Voting Stock and 500,000 Exchangeable Shares underlying the one outstanding share of Class B Preferred Voting Stock.

Our directors and officers directly own, in the aggregate, 4,322,500 shares of Voting Stock or approximately 9.9% of the total number of Voting Stock outstanding at the record date.  These persons have indicated that they will vote all of their shares of Voting Stock for the approval of the Continuation.

Quorum and Voting Matters

Under the Articles of Incorporation, a quorum consisting of one third of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the special meeting.  Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Broker non-votes and abstentions will impact the enumerated Proposals because they represent votes counted for the purpose of determining that a quorum is present at the special meeting but are not counted for purposes of determining whether a majority of the voting power of the quorum has approved such proposals.  Thus, broker non-votes and abstentions count as votes “AGAINST” the Continuation.

Broker non-votes occur when a broker has not received customer instructions and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter.  Brokers may not vote their client’s proxies in the brokers’ own discretion as to the Continuation.

Proxies solicited by the board of directors will be voted “FOR” the Continuation unless stockholders direct otherwise in their proxies.  The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of this proxy statement, but that properly may be presented for action at the special meeting.

YOUR VOTE IS IMPORTANT.  ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

A stockholder may revoke a proxy at any time before its exercise by written notice to the Company’s corporate secretary, by timely delivery of a valid later-dated proxy, or by voting in person at the special meeting.  However, your attendance at the special meeting will not, by itself, revoke your proxy.

Vote required for Approval

Approval of the proposed Continuation Resolutions and Plan of Conversion requires the affirmative vote from the majority of the issued and outstanding shares of Voting Stock.  Broker non-votes and abstentions will be counted as votes “AGAINST” this proposal.

Proxy Instructions

Each of our stockholders will receive a proxy card.  A stockholder may grant a proxy to vote “FOR” or “AGAINST,” or to “ABSTAIN” from voting on the Continuation by marking his/her proxy card appropriately and executing it in the space provided.

Holders of our Voting Stock whose names appear on our records should return their proxy card by mail or by hand to our offices at Suite 1670, 700 – 2nd Street S.W., Calgary, Alberta, Canada, T2P 2W1 in the envelope provided with the proxy card; by fax at (403) 441-4395.  Stockholders who hold their stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.

TO BE EFFECTIVE, A PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING.  ANY PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED ON THE PROXY CARD.  A PROPERLY EXECUTED AND RETURNED PROXY CARD IN WHICH NO SPECIFICATION IS MADE WILL BE VOTED FOR THE CONTINUATION.

Proxy validity

All questions as to the validity, form, eligibility (including time of receipt), and acceptance of proxy cards will be determined by our Board of Directors.  Any such determination will be final and binding.  Our Board of Directors will have the right to waive any irregularities or conditions as to the manner of voting.  We may accept proxies by any reasonable form of communication, so long as we can be reasonably assured that the communication is authorized by a record stockholder.

Expenses of Solicitation

Proxies will be solicited by personal interview, mail and telephone by employees of the Company.  The Company will not pay its employees any special consideration for these services.  In addition, the Company may reimburse brokerage firms and other persons who represent beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to beneficial owners.  The Company’s directors, officers and regular employees also may solicit proxies, personally or by telephone or facsimile, without additional compensation.

Preemptive Rights

Stockholders do not have preemptive rights with respect to any of the proposals to be voted on at the special meeting.

Interests of Certain Persons in Matters to be Acted Upon

No director or officer, or associate of any director or officer or any other person has any substantial interest in, direct or indirect, by security holdings or otherwise, or will receive extra or special benefit from the matters described herein which is not shared on a pro rata basis by all other holders of securities of the same class in accordance with their respective interests.

PROPOSAL 1 – THE CONTINUATION FROM NEVADA TO ALBERTA, CANADA

Background to the Continuation proposal

Our Board of Directors has determined that it is advisable to continue from Nevada to Alberta, Canada.  Management has determined that the Continuation will be the most effective means of achieving the desired change of domicile.  Nevada corporate law allows a corporation that is incorporated under Nevada law to convert into a foreign entity pursuant to a plan of conversion approved by the stockholders of the Nevada corporation.

Under the proposed Continuation, if the stockholders approve the Continuation, then Articles of Conversion will be filed with the Secretary of State of Nevada.  Articles of Continuance will also be filed with the Registrar of Corporations in Alberta.  Upon the filing and subsequent receipt of a Certificate of Continuance from the Registrar of Corporation in Alberta, we will be continued as an Alberta corporation and will be governed by the laws of Alberta.  The assets and liabilities of the Alberta corporation immediately after the Continuation will be identical to the assets and liabilities of the Nevada corporation immediately prior to the Continuation.  The current officers and directors of the Nevada corporation will be the officers and directors of the Alberta corporation.  The change of domicile will not result in any material change to our business and will not have any effect on the relative equity or voting interests of our stockholders.  Each previously outstanding share of our common and preferred stock will become one common or preferred share, as the case may be, of the Alberta corporation.

The change in domicile will result in changes in the rights and obligations of our current stockholders under applicable corporate laws.  For an explanation of these differences see “Comparative Rights of Stockholders” on page 24 of this proxy statement/prospectus.  In addition, the Continuation may have material tax consequences to stockholders which may or may not be adverse to any particular stockholder depending on the stockholder’s particular circumstances.  For a more detailed explanation of the tax consequences, see “Material United States Federal Tax Consequences” and “Material Canadian Income Tax Consequences” on pages 19 and 22, respectively, of this proxy statement/prospectus.

At the special meeting, the Continuation Resolutions and the Plan of Conversion shall be considered and a vote taken for the adoption or rejection of the Continuation.  Pursuant to NRS 92A.105, our Board of Directors has adopted the Plan of Conversion, which will be voted upon by our voting stockholders, the effect of which will be to change the domicile of the Company from Nevada to Alberta, Canada.

If the holders of a majority of the outstanding Voting Stock vote for the adoption of the Plan of Conversion and the Continuation, we will file Articles of Conversion with the Nevada Secretary of State.  Upon the filing of the Articles of Conversion in accordance with the NRS 92A.205 and payment to the Nevada Secretary of State of all fees prescribed thereto, together with the compliance with all other requirements, the Continuation shall become effective in accordance with the NRS 92A.240.  Upon receipt of the Articles of Continuance and payment of all applicable fees, the Registrar shall issue a Certificate of Continuance, and the Continuation shall be effective on the date shown in the Certificate of Continuance.

Reasons for the change in domicile

We believe that the Continuation to Alberta, Canada will more accurately reflect our operations, which are headquartered in and managed from Alberta, Canada, and our assets that are all located in Alberta, Canada.  Our Board of Directors also believes that continuing to Alberta, Canada more accurately reflects the nature of our business because it is the jurisdiction from which we have derived much of our recent financing.  Furthermore, the majority of our officers and directors are located in Canada, and a large amount of our issued and outstanding stock is owned of record by non-United States residents.  We believe the Continuation will improve our ability to subsequently raise capital financing in that it will enable us to issue securities with a four-month hold period (for which we believe there is more demand than there is for securities with a six-month hold period) without limiting our access to the U.S. capital markets.  Finally, we believe that the Continuation may facilitate the acquisition of or merger with other Canadian corporations, and make it easier to achieve growth through acquisitions or mergers.  We believe this is the case because, while we are not currently in negotiation nor do we have current plans to effect a merger or acquisition, we believe it will be easier to negotiate potential mergers or acquisitions with Canadian companies without dealing with cross-border issues.

Charter Documents following the Continuation

Upon completion of the Continuation, our charter documents will be comprised of the Articles of Continuance and the Bylaws, in the forms attached hereto as Appendix D and E, respectively.

Financial Statement Reporting

Upon completion of the Continuation we will apply to become a reporting issuer under securities legislation in a number of Canadian provinces.  As a reporting issuer in Canada, we will be subject to the securities laws of the Canadian provinces as those laws apply to Canadian reporting issuers.  As a Canadian reporting issuer, we will be required to prepare our annual and interim consolidated financial statements in accordance with Canadian GAAP.

We presently prepare our consolidated financial statements in accordance with US GAAP in the United States.  We file our audited annual financial statements with the SEC on Annual Reports on Form 10-KSB and our unaudited interim financial statements with the SEC on Quarterly Reports on Form 10-QSB.  Upon completion of the Continuation, we anticipate that we will meet the definition of a “foreign private issuer” in the United States under the Exchange Act.  As a reporting foreign private issuer, we anticipate that we will file a Form 20-F Annual Report each year with the SEC.  The Form 20-F Annual Report will include financial statements prepared in accordance with Canadian GAAP with reconciliation to US GAAP.  We will not be required to file interim quarterly reports on Form 10-QSB; however, we will be required to file our interim financial statements and management discussion and analysis that we prepare as a reporting issuer under Canadian securities legislation with the SEC on SEC Form 6-K.  The interim financial statements will be prepared in accordance with Canadian GAAP whereas our current Quarterly Reports on Form 10-QSB include interim financial statements prepared in accordance with US GAAP.

In addition, as a foreign private issuer, our directors, officers and 10% stockholders will not be subject to the insider reporting requirements of Section 16(a) of the Exchange Act and we will not be subject to the proxy rules of Section 14 of the Exchange Act.  Furthermore, Regulation FD does not apply to non-United States companies and will not apply to Patch Alberta after the Continuation.

Effective Time of the Continuation

The Continuation will become effective upon:

1.	adoption of the Plan of Conversion and approval of the Continuation Resolutions by our stockholders at the special meeting or any adjournment thereof;
2.	the delivery of Articles of Conversion to the Nevada Secretary of State in accordance with NRS 92A.205; and
3.	the issuance of a Certificate of Continuance by the Registrar of Corporations under the ABCA in accordance with Section 188(4) of the ABCA.

If the Continuation is approved by our voting stockholders, the Articles of Conversion and Articles of Continuance will be filed promptly after the satisfaction of the conditions to the Continuation, as described more fully below.

Conditions to Effectuating the Continuation

The consummation of the Continuation is subject to two conditions.  First, in order to effectuate the Continuation, our voting stockholders must duly approve the Continuation pursuant to the proposed Continuation resolutions by an affirmative vote of a majority of the issued and outstanding Voting Stock.  Second, if after receiving stockholder approval of the Continuation, the Board of Directors makes a determination that the financial, tax or business effects of the Continuation on our Company have materially changed and that the Continuation is no longer in the best interest of our Company, the Board of Directors has the authority to prevent the consummation of the Continuation.

Exchange of Share Certificates

After completing the Continuation, your stock certificates will automatically become certificates representing Patch Alberta shares, so you will not be required to exchange your certificates as a result of the Continuation.  Our transfer agent will accept certificates of Patch Nevada as constituting “good delivery” in transactions contemplating delivery of certificates of Patch Alberta stock.

Even though exchange of your certificates is not required, promptly, after the effective time of the Continuation, we shall mail to each record holder of our stock certificates a letter of transmittal and instructions for use in surrendering those certificates.  Upon the surrender of each certificate formerly representing Patch Nevada stock, together with a properly completed letter of transmittal, we shall issue in exchange a share certificate of Patch Alberta, and the stock certificate representing shares in the Nevada corporation shall be cancelled.

Stock Options, Warrants, and Exchangeable Shares

As of the effective time of the Continuation, all options and warrants to purchase shares of the Company’s common stock granted or issued prior to the effective time of the Continuation will remain options and warrants to purchase shares of the Company as continued to Alberta, Canada.  All shares of Series A Preferred Stock of Patch Energy Inc. (the “Exchangeable Shares”) that are convertible into common stock of Patch Nevada prior to the effective time of the Continuation will remain convertible into shares of the Company as continued to Alberta, Canada.

The Continuation Resolutions

To authorize the Company to effectuate the Continuation, you are being asked to adopt the following resolutions at the special meeting (the “Continuation Resolutions”), which authorize us to complete the Continuation of the Company out of Nevada and into Alberta, Canada.  See Appendix A.

“WHEREAS, the Corporation proposes to transfer out of the State of Nevada under the jurisdiction of the Nevada Revised Statutes: Chapter 78 (“NRS”) and continue into Alberta, Canada (the “Continuation”) under the jurisdiction of the Business Corporations Act (Alberta) (the “ABCA”); and

“WHEREAS, the certain unknown financial, tax and business ramifications of the Continuation necessitate that the Corporation have the authority to determine whether completing the Continuation is in the best interests of the Corporation before proceeding with such matters;

“NOW, THEREFORE, BE IT RESOLVED, as Continuation Resolutions, that the Plan of Conversion providing for the Continuation of the Company out of Nevada and into Alberta, Canada under the ABCA is hereby approved; and it is further

“RESOLVED, that, if, after stockholder approval of these Continuation Resolutions, the Board of Directors determines that the financial, tax or business effects of the Continuation are no longer in the best interest of the Corporation, the Board of Directors be and hereby is authorized, in its discretion, to abandon or amend the application for Continuation under the ABCA without further approval of the stockholders; and it is further

“RESOLVED, that the Corporation be and hereby is authorized to file Articles of Conversion (the “Articles of Conversion”), in the form approved by the Board of Directors, with the Nevada Secretary of State as required to give effect to the transfer of the Corporation out of Nevada and into Alberta, Canada; and it is further

“RESOLVED, that the Corporation be and hereby is authorized to file Articles of Continuance (the “Articles of Continuance”), in the form approved by the Board of Directors, with the Registrar of Corporations under the ABCA (the “Registrar”), which shall come into effect when the Registrar issues a certificate of continuance (the “Certificate of Continuance”) continuing the Corporation as if it had been incorporated under the ABCA; and it is further

“RESOLVED, that the stockholders approve and adopt the bylaws (the “Canadian Bylaws”) in the form approved by the Board of Directors, which shall come into effect when the Registrar issues a Certificate of Continuance continuing the Corporation as if it had been incorporated under ABCA; and it is further

“RESOLVED, that the Board of Directors and officers of the Corporation, or any one of them, be and hereby are authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Corporation or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of these resolutions.”

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CONTINUATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS AND RECOMMENDS THAT STOCKHOLDERS APPROVE THE CONTINUATION RESOLUTIONS AND THE PLAN OF CONVERSION.

In reaching its decision, the Board of Directors reviewed the fairness of the proposed Continuation to our Company and stockholders and considered, without assigning relative weights to, the following factors:

•	the majority of our directors and officers and our principal executive office are currently located in Canada;
•	all of our assets and business operations are located in Alberta, Canada;
•	many of our stockholders reside in Canada;
•	most of our recent financing activity has taken place in Canada with Canadian investors;
•	the belief that the proposed Continuation will allow us access to a larger capital market by shortening the restriction period on new issuances of stock to four months;
•	the belief that the proposed Continuation will improve our opportunities for mergers and acquisitions with other Canadian companies;
•	the stockholders have an opportunity to vote on the proposed Continuation; and
•	the Continuation must be approved by a majority of the issued and outstanding stock entitled to vote on the matter.

Without relying on any single factor listed above more than any other factor, but rather based upon their consideration of all such factors taken as a whole, the Board of Directors has concluded that the Continuation proposal is fair to the Company and our stockholders.  ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED CONTINUATION RESOLUTIONS AND PLAN OF CONVERSION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

DISSENTERS’ RIGHTS

Under Section 92A.120 of the Nevada Revised Statutes, the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority of its voting power is required to approve and adopt a plan of conversion.  Our Board of Directors has approved and adopted our Plan of Conversion by unanimous written consent, and our stockholders have been asked to consider and vote upon the Plan of Conversion after the effectiveness of the registration statement of which this proxy statement/prospectus is a part.  If the Continuation is completed, eligible holders of our stock that follow the procedures summarized below will be entitled to dissenters’ rights under Sections 92A.300 to 92A.500 of the Nevada Revised Statutes (“NRS”).

The following is a discussion of the material provisions of the law pertaining to dissenters’ rights as set forth in NRS Sections 92A.300 to 92A.500, a copy of which is attached hereto as Appendix F.  You should read Appendix F in its entirety.  Persons having a beneficial interest in shares of our stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in order to properly, and in a timely manner, perfect their dissenters’ rights.  Failure to properly demand and perfect dissenters’ rights in accordance with NRS Sections 92A.300 to 92A.500 will result in the loss of dissenters’ rights.

Eligible stockholders who wish to assert dissenters’ rights must not consent to or approve the proposed Continuation and must follow the steps set forth in the dissenters’ notice described below.

If the Continuation is authorized by the stockholders and if the Board of Directors consummates the Continuation, we will send a written dissenters’ notice within 10 days after the effective date of the Continuation to all eligible stockholders who did not vote “FOR” the Continuation and who, before the vote is taken, gave written notice of their intent to demand payment for their shares.

The notice will:
•	state where the demand for payment must be sent and where and when stock certificates are to be deposited;
•	inform the holders of shares not represented by certificates to what extent the transfer of shares will be restricted after the demand for payment is received;
•	supply a form for demanding payment;
•	set a date by which we must receive the demand for payment, which may not be less than 30 or more than 60 days after the date the notice is delivered; and
•	be accompanied by a copy of NRS Sections 92A.300 through 92A.500;

An eligible stockholder to whom a dissenters’ notice is sent must, by the date set forth in the dissenter’s notice:
•	demand payment;
•	certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and
•	deposit his or her certificates in accordance with the terms of the dissenter’s notice.

Eligible stockholders who do not demand payment or deposit their certificates where required, each by the date set forth in the dissenters’ notice, will not be entitled to demand payment for their shares under Nevada law governing dissenters’ rights.

Within 30 days after receipt of a valid demand for payment, we will pay each dissenter who complied with the procedures described by the Nevada dissenters’ rights statute the amount we estimate to be the fair value of the shares, plus accrued interest.  The payment will be accompanied by:
•
our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that fiscal year, a statement of changes in stockholders’ equity for that fiscal year and the latest available interim financial statements, if any;

•	a statement of our estimate of the fair value of the shares;
•	an explanation of how the interest was calculated;
•	a statement of dissenters’ rights to demand payment under NRS Section 92A.480; and
•	a copy of NRS Sections 92A.300 through 92A.500.

An eligible dissenter may notify us in writing of the dissenter’s own estimate of the fair value of the shares and interest due, and demand payment based upon his or her estimate, less our estimated fair value payment, or reject the offer for payment made by us and demand payment of the fair value of the dissenter’s shares and interest due if the dissenter believes that the amount paid or offered is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated.  A dissenter waives his right to demand such payment unless the dissenter notifies us of his demand in writing within 30 days after we made or offered payment for the dissenter’s shares.

If a demand for payment remains unsettled, we will commence a proceeding within 60 days after receiving the demand for payment and petition the court to determine the fair value of the shares of stock and accrued interest.  If we do not commence the proceeding within the 60-day period, we will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Each dissenter who is made a party to the proceeding is entitled to a judgment:
•	for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by us; or
•	for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which we elected to withhold payment pursuant to Nevada law.

Under Nevada law, the fair value of a dissenter’s shares of stock means the value of the shares immediately before the consummation of the Continuation, excluding any increase or decrease in value in anticipation of the Continuation unless excluding such increase or decrease is inequitable.  The value determined by the court for a dissenter’s stock could be more than, less than, or the same as the consideration that we offer pursuant to the Dissenters’ Notice, but the form of consideration payable as a result of the dissent proceeding would be cash.

The court will determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court.  The court will assess the costs against us, except that the court may assess costs against all or some of the dissenters, in the amounts the court finds equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
•	against us in favor of all dissenters if the court finds we did not substantially comply with the Nevada dissenters’ rights statute; or
•
against either us or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the dissenters’ rights provided under the Nevada dissenters’ rights statute.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against us, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

The foregoing summary of the material rights of eligible dissenting stockholders does not purport to be a complete statement of such rights and the procedures to be followed by stockholders desiring to exercise any available dissenters’ rights.  The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of Nevada law.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

General

The following sections summarize material provisions of United States federal income tax laws that may affect our stockholders and us.  Although this summary discusses the material United States federal income tax considerations arising from and relating to the Continuation, it does not purport to discuss all of the United States consequences that may be relevant to our stockholders, nor will it apply to the same extent or in the same way to all stockholders.  The summary does not describe the effect of the U.S. federal estate tax laws or the effects of any state or local tax law, rule or regulation, nor is any information provided as to the effect of any other United States or foreign tax law, other than the income tax laws of the United States to the extent specifically set forth herein.

The tax discussion set forth below is based upon the facts set out in this proxy statement/prospectus and upon additional information possessed by our management and upon representations of our management.  The tax discussion is included for general information purposes only.  It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder.  The following does not address all aspects of taxation that may be relevant to you in light of your individual circumstances and tax situation.  YOU ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT WITH YOUR OWN LEGAL AND TAX ADVISORS REGARDING THE UNITED STATES INCOME TAX CONSEQUENCES OF THE CONTINUATION IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

United States Federal Income Tax Consequences

This portion of the summary applies to U.S. holders who own our common shares as capital assets.  U.S. holders include individual citizens or residents of the United States, corporations (or entities treated as corporations for U.S. federal income tax purposes), and partnerships organized under the laws of the United States or any State thereof or the District of Columbia.  Trusts are U.S. holders if they are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons with respect to substantial trust decisions.  An estate is a U.S. holder if the income of the estate is subject to U.S. federal income taxation regardless of the source of the income.  U.S. holders who own interests indirectly through one or more non-U.S. entities or carry on business outside the United States through a permanent establishment or fixed place of business, or U.S. holders who hold an interest other than as a common stockholder, should consult with their tax advisors regarding their particular tax consequences.

This summary also describes certain U.S. federal income tax consequences to Canadian holders following the Continuation, who are specifically those persons resident in Canada who own our common shares as capital assets.  The discussion is limited to the U.S. federal income tax consequences to Canadian holders of their ownership and disposition of the common shares of the Company as a result of the Continuation and assumes the Canadian holders have no other U.S. assets or activities.

This discussion is based on the Internal Revenue Code of 1986, as amended, adopted and proposed regulations thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, reports of congressional committees, judicial decisions, and current administrative practice, all of which are subject to change, perhaps with retroactive effect.  Any such change could alter the tax consequences discussed below.  No ruling from the IRS will be requested concerning the U.S. federal income tax consequences of the Continuation.  The tax consequences set forth in the following discussion are not binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.  As indicated above, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their personal circumstances or to U.S. holders subject to special treatment under the U.S. Internal Revenue Code, including, without limitation, banks, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, S corporations, individual retirement and other deferred accounts, application of the alternative minimum tax rules, holders who received our stock as compensation, persons who hold notes or stock as part of a hedge, conversion, or constructive sale transaction, straddle, or other risk-reduction transaction, persons that have a “functional currency” other than the U.S. dollar, and persons subject to taxation as expatriates.  Furthermore, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes.

This summary does not address the U.S. federal income tax consequences to a U.S. holder of the ownership, exercise, or disposition of any warrants or options.

U.S. Tax Consequences to Patch Nevada

While the Continuation of Patch Nevada from Nevada to Alberta, Canada is actually a migration of the corporation from Nevada to Alberta, Canada, for tax purposes, the Continuation is treated as the transfer of our assets to Patch Alberta in exchange for stock of the Patch Alberta.  This is to be followed by a distribution of the stock of Patch Alberta to our stockholders, and then the exchange by Patch Nevada’s stockholders of their Patch Nevada stock for Patch Alberta stock.  As a Nevada company, we must recognize gain (but not loss) on the assets held by us at the time of the conversion to the extent that the fair market value of any of our assets exceeds their respective basis in the assets.  The calculation of any potential gain will need to be made separately for each asset held by Patch Nevada.  No loss will be allowed for any asset that has a taxable basis in excess of its fair market value.  We do not believe the current fair market value of the assets held by Patch Nevada exceeds or materially exceeds their respective basis.  Accordingly, we are not expecting Patch Nevada to recognize material taxable gains as a result of the Continuation.

U.S. Tax Consequences to U.S. and Canadian Stockholders

The Continuation should be treated by stockholders as the exchange by them, of their stock for stock of Patch Alberta.  The stockholders will not be required to recognize any U.S. gain or loss on this transaction.  A stockholder’s adjusted basis in the shares of Patch Alberta received in the exchange will be equal to such stockholder’s adjusted basis in the shares of Patch Nevada surrendered in the exchange.  A stockholder’s holding period in the shares of Patch Alberta received in the exchange should include the period of time during which such stockholder held his or her shares in Patch Nevada.

Stockholders exercising dissenters’ rights will recognize capital gain or loss with respect to their receipt of payment in cash of the fair value of their Patch Nevada shares in the amount by which the fair value payment exceeds or is less than the basis in their Patch Nevada shares.

Controlled Foreign Corporation Considerations

There is currently no single U.S. stockholder of Patch Nevada that owns (directly or indirectly) at least 10% of the Patch Nevada shares.  Further, the total combined ownership of all U.S. stockholders is less than 50%.  Therefore, the Controlled Foreign Corporation (“CFC”) rules under Internal Revenue Code (“IRC”) Sections 951 - 959 will not apply to Patch Alberta and its U.S. stockholders immediately after the Continuation.  Any U.S. person who owns (directly or indirectly) 10% or more of the total combined voting power of all classes of stock entitled to vote of a foreign corporation, such as Patch Alberta, will be considered a “United States stockholder” under the CFC rules.  If, in the future, “United States stockholders” (as defined above) own more than 50% of the total combined voting power of all classes of Patch Alberta stock entitled to vote or own more than 50% of the value of Patch Alberta stock, Patch Alberta will be considered to be a CFC for U.S. tax purposes.  In such situation, the “United States stockholders” would likely be subject to the effects of the CFC rules, and should consult with their tax advisors regarding their particular tax consequences.

Passive Foreign Investment Company Considerations

After the Continuation, Patch Alberta and every U.S. stockholder of Patch Alberta will need to annually evaluate whether Patch Alberta is a Passive Foreign Investment Company (“PFIC”) under IRC Sections 1291 - 1298.  If, at any time after the Continuation, Patch Alberta were considered a PFIC, the Company and all U.S. stockholders of Patch Alberta would need to consider various potential reporting requirements, tax elections, and tax liabilities imposed under the PFIC rules.  In such situation, the Company and all U.S. stockholders should consult with their tax advisors regarding their particular tax consequences.

If Patch Alberta generates revenues in any tax year that are at least 75% passive income (dividends, interest, royalties, rents, annuities, foreign currency gains, and gains from the sale of assets generating passive income), Patch Alberta will be considered a PFIC for that year and for all future years (the latter only with respect to stockholders that held the shares during a year that Patch Alberta was considered a PFIC).  In addition, if 50% or more of the gross average value of Patch Alberta’s assets in any tax year consist of assets that would produce passive income (including cash and cash equivalents held as working capital), Patch Alberta will be considered a PFIC for that year and for all future years (the latter only with respect to stockholders that held the shares during a year that Patch Alberta was considered a PFIC).

Post-Continuation U.S. Taxation of Income, Gains and Losses

After the Continuation, Patch Alberta will not have any U.S. activities or operations.  As long as Patch Alberta does not develop a permanent establishment in the U.S., the operations of Patch Alberta will not be subject to U.S. income tax.  If Patch Alberta receives dividends, interest, rent, or royalties from any U.S. entity, those amounts will be subject to withholding tax (which will be withheld and remitted to the US Treasury by the U.S. entity paying the dividends or interest) under the convention between the United States of America and Canada with respect to taxes on income and capital.  Depending on the particular situation, such amounts may be available to offset taxes imposed by the country of residence of a particular stockholder.

Post-Continuation Sale of Patch Alberta Shares

A U.S. stockholder who sells his or her shares of Patch Alberta will generally recognize capital gain (or loss) equal to the amount by which the cash received pursuant to sale of the shares exceeds (or is exceeded by) such holder’s adjusted basis in the shares surrendered.  If the U.S. stockholder’s holding period for the Patch Alberta shares (which includes the holding period for the Patch Nevada shares) is one year or less, the U.S. stockholder will recognize ordinary income (or loss) on the sale of his or her shares.

Post-Continuation Dividends on Patch Alberta Shares

Prior to 2011, any dividends paid to U.S. stockholders of Patch Alberta should be considered qualified dividends subject to taxation at the long-term capital gains rate for U.S. tax purposes.  Dividends paid by Patch Alberta to U.S. stockholders during or after 2011 should be recognized as ordinary income by the stockholders for U.S. tax purposes.  Any Canadian tax withheld by Canada Customs & Revenue Agency on such dividends should be available as a foreign tax credit to the U.S. stockholders.  In general, any Canadian income tax withheld from dividends paid to U.S. stockholders can be used by the stockholder to offset the U.S. income tax assessed on the dividends.  The amount of the Canadian taxes that can be used as a foreign tax credit will depend on the particular tax situation of each U.S. stockholder.  Each U.S. stockholder should consult with a tax advisor regarding the calculation of any available foreign tax credit available in his or her particular tax consequences.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

General

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Act”) and the Regulations thereunder that may arise upon the continuance of Patch from the state of Nevada to Alberta, Canada, pursuant to the transactions described herein.  Although this summary discusses the principal Canadian federal income tax considerations arising from and relating to the continuance, it does not purport to discuss all of the Canadian tax consequences that may be relevant to Patch or its stockholders, nor will it apply to the same extent or in the same way to all stockholders.

The summary set forth below is based upon the facts set out in this prospectus and upon additional information possessed by Patch management and upon representations of Patch management.  This summary is included for general information purposes only.  It is not intended to be, nor should it be construed to be, legal, business, or tax advice to any particular stockholder.  The following does not address all aspects of taxation that may be relevant to you in light of your individual circumstances and tax situation.  YOU ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT WITH YOUR OWN LEGAL AND TAX ADVISORS REGARDING THE CANADIAN INCOME TAX CONSEQUENCES OF THE CONTINUANCE IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Principal Canadian Federal Income Tax Consequences

This general summary is our understanding of the Canadian federal income tax consequences of the proposed continuance of Patch to Alberta, Canada as it applies to Patch and to those stockholders who, for purposes of the Act and at all relevant times, are individuals who, deal at arm’s length with and are not affiliated with Patch, and who hold their stock in Patch as capital property.  This summary also describes the principal Canadian federal income tax consequences of the proposed continuance of Patch to Alberta, Canada to certain non-resident individual stockholders as described below.  Stockholders should consult their own Canadian tax advisors on the Canadian tax consequences of the proposed continuance.

This summary is based upon our understanding of the current provisions of the Act, the regulations thereunder in force on the date hereof (the “Regulations”), any specific proposed amendments (the “Proposed Amendments”) to the Act or Regulations previously announced by the Minister of Finance (Canada) prior to the date hereof and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency.  This description is not exhaustive of all possible Canadian federal income tax considerations and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action (other than the Proposed Amendments), or other changes in administrative policies and assessing practices of the Canada Revenue Agency, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

Consequences to Patch of Continuance to Alberta, Canada

As a result of being granted articles of continuance to Alberta, Canada, Patch will be deemed to have been incorporated in Alberta, Canada from that point onwards, and not to have been incorporated elsewhere.

Patch will be deemed to have a fiscal year-end immediately prior to continuance to Alberta, Canada.  For Canadian federal income tax purposes, Patch will generally be able to choose a new fiscal year end falling within the 12 months following the effective date of the continuance, in accordance with the provisions of the Act.

As a result of the continuance to Alberta, Canada, Patch will be deemed to have disposed of all of its assets for proceeds of disposition equal to the fair market value thereof immediately prior to such deemed fiscal year end, and to have reacquired such assets thereafter at a cost equal to such proceeds of disposition.  Gains arising on the deemed disposition of “taxable Canadian property” (if any) are taxable in Canada, subject to any relief offered under the provisions of the Canada-United States Income Tax Convention (1980) (the “Treaty”).  Such disposition will include all of the shares in the capital of, and indebtedness owing to Patch by Patch Energy Inc. (“PEI”).  No relief from Canadian taxation will arise in respect of the shares in PEI.

In general terms, pre-continuance accrued gains on a subsequent disposition by Patch are not subject to further Canadian tax.  Pre-continuance accrued losses may be available for future use in Canada, subject to the detailed provisions of the Act.  The effect of this provision is that Patch’s assets will be re-stated for Canadian income tax purposes as having a cost equal to their fair market value as at the time of continuance to Canada.
Patch will be deemed to have received from PEI, a dividend equal to the amount by which the fair market value of the shares in PEI held by Patch exceeds the total of (i) the paid up capital in respect of the shares; and (ii) the excess of the fair market value of such shares over their cost amount for purposes of the Act. It is not anticipated on the date hereof that such a deemed dividend will arise as a result of the continuance.

It is anticipated that the deemed disposition by Patch of its assets as described above will result in a decrease in the income tax cost of certain of its assets for purposes of the Act.  To the extent there is an adjustment in the income tax cost of Patch’s assets, a corresponding adjustment to the paid up capital of Patch’s shares may be made to ensure their paid up capital does not exceed the difference between the adjusted income tax cost of its assets (as adjusted by the deemed disposition) and its outstanding liabilities.  If a decrease in Patch’s paid up capital is implemented, such decrease is allocated pro-rata amongst Patch’s shares.

If an increase in the income tax cost of Patch’s asset values is realized, Patch may elect to increase the paid up capital of its shares prior to continuing to Canada, in which case if Patch makes such an election, it will be deemed to have paid a dividend to its stockholders. Patch may but does not anticipate making such election.

Consequences of Continuance to Canadian Stockholders

A stockholder who is resident or deemed to be resident in Canada for purposes of the Act, will not realize a taxable disposition of its Patch shares on the continuance to Alberta, Canada.  For Canadian income tax purposes, the adjusted cost base of its Patch shares will be equal to that of its Nevada shares.

In the event a stockholder is deemed to have received a dividend on continuance, such amount will be included in income in accordance with the detailed rules contained in the Act, including without limitation the rules normally applicable to taxable dividends received by individuals.  Stockholders are advised to consult their own Canadian tax advisors on the Canadian tax consequences of the taxation of dividends or deemed dividends.

Consequences of Continuance to Non-Resident Stockholders

This portion of the summary is only applicable to stockholders who, for purposes of the Act and at all relevant times, are not resident in Canada or deemed to be resident in Canada, do not carry on business in Canada, deal at arm’s length and are not affiliated with Patch, hold their Patch stock as capital property and are not deemed to use or hold their Patch stock in, or in the course of, carrying on a business in Canada (“Non-Resident Stockholder”).

On the continuance of Patch to Alberta, the income tax cost of a Non-Resident Stockholder’s Patch shares will generally be equal to the fair market value thereof at the time of continuance to Alberta, Canada.  A subsequent disposition of Patch shares by a Non-Resident Stockholder will generally not be subject to tax in Canada provided its shares are not “taxable Canadian property” for purposes of the Act.

To the extent Patch pays or is deemed to have paid a dividend to a Non-Resident Stockholder, such dividend will be subject to a 25% withholding tax, which may be reduced by an income tax treaty between Canada and the Non-Resident Stockholder’s country of residence.  Under the Treaty, most stockholders of Patch should be subject to a 15% withholding tax; and those that are corporations and that own 10% or more of Patch may be subject to a 5% withholding tax, to the extent and in the circumstances described in the Treaty.
Non-Resident Stockholders should consult their own Canadian tax advisors with respect to the holding and disposition of Patch stock.

COMPARATIVE RIGHTS OF STOCKHOLDERS

After the Continuation, the stockholders of the former Nevada corporation, organized under the Nevada Revised Statutes (“NRS”), will become the holders of shares in the capital of an Alberta corporation, organized under the Business Corporations Act (Alberta) (“ABCA”).  Differences between the NRS and the ABCA, will result in various changes in the rights of stockholders of our Company.  The following is a summary description of the more significant differences.  This summary description is qualified by reference to the NRS and the ABCA.

Subject Matter	Nevada	Alberta
Inspection of Books and Records
Under the NRS, any person who has been a stockholder of record of a corporation for at least six months immediately preceding his demand, or any person holding, or thereunto authorized in writing by the holders of, at least five percent of all of its outstanding shares, upon at least five days’ written demand is entitled to inspect in person or by agent or attorney, during usual business hours, a corporation’s records and make copies therefrom.

Under the ABCA, the shareholders of a corporation, their agents and legal representatives may examine the articles and the bylaws, all amendments to the articles and bylaws, a copy of any unanimous shareholder agreement and any amendment to a unanimous shareholder agreement, minutes of meetings and resolutions of shareholders, copies of all notices of directors filed with the Registrar of Corporations, the securities register, copies of the financial statements, reports and certain other financial information as set out in the ABCA, and a register of disclosures respecting director and officer interests as set out in the ABCA, during the usual business hours of the corporation free of charge. A shareholder of a corporation is entitled on request and without charge to one copy of the articles and bylaws and of any unanimous shareholder agreement, and amendments to them.

Notice and Call of Stockholder Meetings
Unless otherwise provided in the articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call annual and special meetings of the stockholders.  Additionally, a notice of the

The directors of a corporation shall call an annual meeting of shareholders to be held not later than 18 months after the date of its incorporation and subsequently not later than 15 months after holding the last preceding annual meeting, and

Subject Matter	Nevada	Alberta
	meeting of stockholders shall be given not less than 10 nor more than 60 days before the meeting.	may at any time call a special meeting of shareholders. A notice of the time and place of a meeting of shareholders shall be sent not less than 21 days and not more than 50 days before the meeting.
Qualification of Directors
A director must be a natural person who is at least 18 years of age.  A corporation must have at least one director.  Unless otherwise provided in the articles of incorporation of the corporation, directors need not be stockholders.

A director must be a natural person who is at least 18 years of age.  Directors must not have the status of bankrupt, and must not have been found to be of unsound mind by a court in Canada or elsewhere.  All ABCA corporations must have at least one director, and “distributing corporations” must have at least three directors, at least two of which must not be officers or employees of the corporation or its affiliates.  We are a “distributing corporation” because we are a reporting issuer in Alberta, Canada.  At least one quarter of the directors of a corporation must be resident Canadians.  Unless otherwise provided in the articles of the corporation, directors need not be shareholders.

Election and Removal of Directors
Directors are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election.  Any director, or the entire Board, may be removed with or without cause, but only by the vote of not less than two thirds of the issued and outstanding stock entitled to vote at a meeting called for that purpose.  The directors may fill vacancies on the board unless the bylaws provide otherwise.

Under the ABCA, directors are elected annually at the annual meeting of shareholders by ordinary resolution by a majority of the votes cast by the shareholders.  If the articles of the corporation so provide, the directors may between the annual general meetings, appoint one or more additional directors to serve until the next annual meeting but the number of additional directors shall not at any time, exceed one third of the number of directors who held office at the expiration of the last annual meeting of the corporation.  The articles of the corporation may also provide for cumulative voting for the election of directors. Subject to a unanimous shareholders agreement and cumulative voting powers, any director, or the entire Board, may be removed with or without cause, but only by a majority vote at a meeting of shareholders called for that purpose.  The directors may fill vacancies on the Board subject to the provisions of the articles of the corporation and the ABCA.

Inspection of Stockholders List
Under the NRS, any stockholder of record of a corporation who has held his shares for more than six months and stockholders holding at least 5% of all of its outstanding shares, is entitled to inspect, during normal business hours, the corporation’s stock ledger and make extracts therefrom.  It also provides that a Nevada corporation may condition such inspection right upon delivery of a written affidavit stating that inspection is not desired for any purpose not related to the stockholder’s interest in the corporation.

Under the ABCA, the shareholders of a corporation, their agents and legal representatives may examine the securities register of the corporation.  Where the corporation is a distributing corporation, as is the case with the Company, any person may, on payment of a reasonable fee, require a corporation to furnish a list setting out the names and addresses of the shareholders of a corporation and the number of shares held by each shareholder. In order to obtain such a list, a statutory declaration must also be provided confirming that the list will only be used

Subject Matter	Nevada	Alberta
in connection with an effort to influence voting of the shareholders, an offer to acquire securities of the corporation or any other matter relating to the affairs of the corporation.
Amendments to the Articles
In order to amend the articles of incorporation of a corporation, the board of directors must adopt a resolution setting forth the proposed amendment and call a meeting of the stockholders to vote on the amendment or direct that the proposed amendment be considered at the next annual meeting of the stockholders entitled to vote on the amendment.  If it appears upon the canvassing of the votes that stockholders holding shares entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes, or as may be required by the provisions of the articles of incorporation, have voted in favor of the amendment, then an officer of the corporation shall sign a certificate setting forth the amendment and the vote by which the amendment was adopted and cause such certificate to be filed with the secretary of state.  If any proposed amendment would adversely alter or change any preference or any other right given to any class of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class adversely affected by the amendment.

In order to amend its articles, the shareholders of an ABCA corporation must pass a special resolution approving the amendment.  A special resolution must be approved by two thirds of the votes cast on the resolution.  The holders of a class or series of shares are entitled to vote separately as a class on any proposed amendment which would increase or decrease any maximum number of authorized shares of that class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to those of such class or series; effect an exchange, reclassification or cancellation of all or part of the shares of that class; add, change or remove the rights, privileges, restrictions or conditions attached to the shares of that class; increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of that class; create a new class of shares equal or superior to the shares of that class; make any class of shares having rights or privileges inferior to the shares of that class equal or superior to the shares of that class; effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of that class; or constrain the issue, transfer or ownership of the shares of that class, or change or remove any such constraint.  The right of holders of a class of shares which would be affected in such a manner to vote separately as a class will apply whether or not that class of shares is otherwise entitled to vote.  If authorized by the shareholders in the special resolution amending the articles, the directors may revoke the resolution before it is acted on without further approval of the shareholders.  If the directors do not revoke the resolution, the articles of amendment must be filed with the Registrar of Corporations under the ABCA, and the Registrar of Corporations will then issue a certificate of amendment.

Transactions with Officers and Directors
Under the NRS, contracts or transactions in which a director or officer is financially interested are not automatically void or voidable if (i) the interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose, without counting the votes of the interested directors, or (ii) the contract or transaction, in good faith, is ratified or approved by the holders of a majority of the voting

Under the ABCA, a material contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and another entity in which a director or officer of the corporation is a director or officer, or in which the director or officer has a material interest in, is not invalid nor is the director or officer accountable to the corporation for any profit realized, if the director or officer has disclosed the nature and extent of his interest and

Subject Matter	Nevada	Alberta
	power of the corporation, (iii) the interest is not known to the director or officer at the time of the transaction is brought before the board of directors for action, or (iv) the contract or transaction is fair to the corporation at the time it is authorized or approved. Common or interested directors may be counted to determine presence of a quorum and if the votes of the common or interested directors are not counted at the meeting, then a majority of disinterested directors may authorize, approve or ratify a contract or transaction.	the contract or transaction was approved by the directors or the shareholders and it was reasonable and fair to the corporation at the time it was approved. Interested directors may be counted for the purpose of determining a quorum at a meeting of directors called to authorize the contract.
Stockholders’ Consent Without a Meeting
Unless otherwise provided in the articles of incorporation or the bylaws, any actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after taking the actions, a written consent is signed by the stockholders holding at least a majority of the voting power of the corporation.  However, if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consent is required.  In no instance where actions are authorized by written consent, need a meeting of the stockholders be called or notice given.
Any action required or permitted to be taken at a meeting of the shareholders may be taken by a written resolution signed by all the shareholders entitled to vote on such resolution.
Dividends
A corporation is prohibited from making a distribution to its stockholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities plus any amounts necessary to satisfy any preferential rights of stockholders arising upon dissolution that are superior to the rights of the stockholders receiving the distribution.

A corporation is prohibited from declaring or paying a dividend if there are reasonable grounds for believing that the corporation, is or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the corporation’s assets would be less than the total of its liabilities and stated capital of all classes.

Stockholder Voting Requirements
Unless the articles of incorporation or bylaws provide for different proportions, a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business.  In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.  Directors must be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the class or series that is present or represented by proxy, regardless of whether the proxy has authority to vote on all

Unless the by-laws otherwise provide, a quorum of shareholders is present for a meeting if the holder or holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy.  Except where the ABCA requires approval by a special resolution, requiring approval by a two-thirds majority of the votes cast by the shareholders who voted on a resolution, a simple majority of the votes cast by the shareholders who voted on a resolution is required to approve any resolution properly brought before the shareholders.  The holders of shares of a class or a series are entitled to vote separately as a class or series on a proposal to amend the articles in some circumstances.  A vote to approve any such amendment is passed if approved by a two-thirds majority of the votes cast by the holders of the shares of each class or series entitled to vote separately on the amendment as a class or series.

Subject Matter	Nevada	Alberta
matters, constitutes a quorum for the transaction of business. An act by the stockholders of each class or series is approved if a majority of the voting power of a quorum of the class or series votes for the actions.
Limitation on Liability of Directors; Indemnification of Officers and Directors
The NRS provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made either: (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to the NRS does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.  In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to

The ABCA provides that a corporation may indemnify a director or officer or former director or officer of the corporation against costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual, in respect of a proceeding to which such person was a party by reason of being or having been a director or officer, if the person: (i) acted honestly and in good faith with a view to the best interests of the corporation; and (ii) in the case of a criminal or administrative proceeding enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.  Where the indemnity is in respect of an action by or on behalf of the corporation to procure a judgment in its favor to which the director or officer is made party, such indemnity is only available if the director or officer fulfills above two conditions.

Subject Matter	Nevada	Alberta
the benefit of the heirs, executors and administrators of such a person.
Voting Rights with Respect to Extraordinary Corporate Transactions
Approval of mergers, conversions, amendments to the articles of incorporation, and sales, leases or exchanges of all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of stockholders of the corporation surviving a merger is necessary if: (i) the merger does not amend the articles of incorporation of the corporation; (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and (iv) the number of participating shares (i.e. shares that entitle their holders to participate without limitation in distribution) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

Approvals of amendments of articles, amalgamations (except amalgamations between a corporation and wholly owned subsidiaries), continuations into other jurisdictions, and sales, leases or exchanges of all or substantially all the property of a corporation, other than in the ordinary course of business of the corporation requires approval by the shareholders by a two-thirds majority vote at a duly called meeting.  The holders of a class or series of shares may be entitled to vote separately as a class or series if the class or series is affected in a manner different from other shares, or in the case of a series of shares, in a manner different from other shares in the same class.  All shares are entitled to vote, whether or not the class or series carries the right to vote.

Anti-Takeover Provisions
Nevada’s “Acquisition of Controlling Interest Statute” applies to Nevada corporations that have at least 200 stockholders, with at least 100 stockholders of record being Nevada residents, and that do business directly or indirectly in Nevada.  Where applicable, the statute prohibits an acquiror from voting shares of a target company’s stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested stockholders vote to restore the voting rights of the acquiror’s shares at a meeting called at the request and expense of the acquiror.  If the voting rights of such shares are restored, stockholders voting against such restoration may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the
There is no provision under the ABCA similar to the Nevada Acquisition of Controlling Interest Statute.

Subject Matter	Nevada	Alberta
stockholder to the statute). The NRS also restricts a “business combination” with “interested stockholders”, unless certain conditions are met, with respect to corporations which have at least 200 stockholders of record. A “combination” includes (i) any merger with an “interested stockholder,” or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, to an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets; an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or representing 10% or more of the earning power or net income of the corporation, (iii) any issuance or transfer of shares of the corporation or its subsidiaries, to the “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the “interested stockholder,” (v) certain transactions which would result in increasing the proportionate percentage of shares of the corporation owned by the “interested stockholder,” or (vi) the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation’s Voting Stock. A corporation to which this statute applies may not engage in a “combination” within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder’s acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three year period expires, the combination may be consummated if all applicable statutory requirements are met and either (a) the board of directors of the corporation approves, prior to such person becoming an “interested stockholder”, the combination or the purchase of shares by the “interested stockholder” or the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the “interested stockholder”

Subject Matter	Nevada	Alberta
at a meeting called no earlier than three years after the date the “interested stockholder” became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets certain minimum requirements set forth in the statutes and prior to the consummation of the “combination”, except in limited circumstances, the “interested stockholder” will not have become the beneficial owner of additional voting shares of the corporation.
Appraisal Rights; Dissenters’ Rights
For a description of dissenters’ rights under the NRS, see “Dissenters’ Rights” above.  Also, the NRS limits dissenters’ rights, when the shares of the corporation are listed on a national securities exchange, included in the National Market System established by the National Association of Securities Dealers, Inc. or are held by at least 2,000 stockholders of record, unless the stockholders are required to accept in exchange for their shares anything other than cash or shares in the surviving corporation if the surviving corporation is publicly listed on a national securities exchange or held by more than 2,000 stockholders; shares in another entity that is publicly listed on a national securities exchange or held by more than 2,000 stockholders; or any combination of cash or shares in an entity described above.  The NRS does not provide for dissenters’ rights in the case of a sale of assets that is less than all or substantially all of the corporation’s assets.

Under the ABCA, shareholders have rights of dissent where the corporation amends its articles to change any provisions restricting or constraining the issue or transfer of ownership of shares of a class, or to add, change or remove restrictions on the business or businesses the corporation may carry out. Shareholders also have dissent rights where a corporation proposes to amalgamate, other than with a wholly owned subsidiary corporation or where the corporation is amalgamating with another corporation, both of which are wholly-owned subsidiaries of the same holding body corporate, or add or remove an express statement establishing the unlimited liability of shareholders, or continue to another jurisdiction, or sell, lease or exchange all or substantially all of its property.

Statutory Oppression Remedy	There is no provision under the NRS similar to the Alberta Oppression Remedy Statute.
Under the ABCA, shareholders, creditors, officers, directors, former shareholders, officers or directors of a corporation or any other person, who, in the discretion of the court is a proper person to make such an application, may apply to a court for relief for acts or omissions by a corporation, directors, or other affiliates that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of such persons. The court may issue an order: restraining the conduct complained of; appointing a receiver; to regulate a corporation’s affairs by amending its articles or bylaws; declaring that any amendment made to the articles or bylaws pursuant to the above operates notwithstanding any unanimous shareholders agreement made before or after the date of the order, until the court otherwise orders; directing an issue or exchange of securities; appointing directors in place of or in addition to all or any of the directors then in office; directing a corporation subject to repurchase restrictions related to the solvency of the corporation, or any other person to purchase securities of a security holder; directing a corporation or any other person to pay to a security holder any part of the money paid by the security holder for securities; directing a corporation subject to dividend payment restrictions related to the solvency of the corporation, to pay a dividend to its shareholders or a class of its shareholders; varying or setting aside a transaction or contract to which a corporation is a party and compensating the corporation or any other party to the transaction or contract; requiring a corporation, within a time specified by the court, to produce to the court or an interested person financial statements in the form required to be produced at an annual shareholders’ meeting or an accounting in any other form the court may determine; compensating an aggrieved person; directing rectification of the registers or other records of a corporation; order the liquidation and dissolution of the corporation; directing an investigation to be made of the corporation or any of its affiliated corporations; requiring the trial of any issue; granting leave to the applicant to; allowing an action in the name and on behalf of the corporation or any of its subsidiaries; or allowing intervention in an action to which the corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the corporation or any of its subsidiaries.

Subject Matter	Nevada	Alberta
solvency of the corporation, or any other person to purchase securities of a security holder; directing a corporation or any other person to pay to a security holder any part of the money paid by the security holder for securities; directing a corporation subject to dividend payment restrictions related to the solvency of the corporation, to pay a dividend to its shareholders or a class of its shareholders; varying or setting aside a transaction or contract to which a corporation is a party and compensating the corporation or any other party to the transaction or contract; requiring a corporation, within a time specified by the court, to produce to the court or an interested person financial statements in the form required to be produced at an annual shareholders’ meeting or an accounting in any other form the court may determine; compensating an aggrieved person; directing rectification of the registers or other records of a corporation; order the liquidation and dissolution of the corporation; directing an investigation to be made of the corporation or any of its affiliated corporations; requiring the trial of any issue; granting leave to the applicant to; allowing an action in the name and on behalf of the corporation or any of its subsidiaries; or allowing intervention in an action to which the corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the corporation or any of its subsidiaries.
Stockholder Rights of Action
Under Nevada law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Nevada law expressly authorizes stockholder derivative suits on the condition that the stockholder either held the stock at the time of the transaction of which the stockholder complains, or acquired the stock thereafter by operation of law and continues to hold it throughout the duration of the suit.

Under the ABCA, shareholders, and any other person who the court considers to be an appropriate person to do so, can bring an oppression action (the right of a shareholder to apply to a court for relief on the grounds that the corporation is acting in a way that is unfairly prejudicial or oppressive to the shareholder) or a derivative action (the right of a person to commence legal action in the name of or on behalf of the corporation) or intervene in an action to which the corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the corporation or its subsidiary, with the permission of the court.

ACCOUNTING TREATMENT

For United States accounting purposes, the Continuation of our company from a Nevada corporation to an Alberta corporation represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control.  After the Continuation, all assets, liabilities, revenues and expenses will be reflected in our accounts based on existing carrying values as of the effective date of the Continuation.  Our historical comparative figures will be those of Patch International Inc. as a Nevada company.

We currently prepare our consolidated financial statements in accordance with GAAP in the United States. After our Continuation to Alberta, Canada, as a Canadian domestic issuer, we plan to prepare our annual and interim consolidated financial statements in accordance with Canadian GAAP.  For the purpose of our annual disclosure obligations in the United States, we anticipate that we will annually file consolidated financial statements prepared in accordance with Canadian GAAP together with a reconciliation to US GAAP.  We also anticipate that we will qualify as a foreign private issuer and, therefore, we will not have to file quarterly reports with the SEC after the Continuation.

APPLICATION OF SECURITIES LAWS

Upon the effective date of the Continuation we will continue to be subject to the securities laws of the provinces of Canada as those laws apply to Canadian domestic issuers.  We anticipate that we will qualify as a foreign private issuer in the United States and, as a foreign private issuer, our directors, officers and 10% stockholders will no longer be subject to Section 16(a) of the Exchange Act and we will not be subject to the proxy rules of Section 14 of the Exchange Act.  Furthermore, Regulation FD does not apply to non-United States companies and will not apply to us after the Continuation.

BUSINESS AND PROPERTIES

Forward-Looking Statements

This proxy statement/prospectus includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or similar terminology.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”) include, but are not limited to:
•	our ability to generate sufficient capital to complete planned acquisitions;
•	the lack of liquidity of our common stock;
•	the availability of capital;
•	the strength and financial resources of our competitors;
•	general economic conditions; and
•
the securities or capital markets and other factors disclosed under “Management’s Discussion and Analysis or Plan of Operation,” “Business and Properties” and elsewhere in this proxy statement/prospectus.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.

History and Overview

We were incorporated as Praxis Pharmaceuticals, Inc. on June 20, 1997 under the laws of the State of Nevada (“Praxis-Nevada”).  Our business was the development and commercialization of non-prescription therapeutics and nutraceuticals designed to prevent inflammation and their sequelae, and the development of cosmetics for skin conditions.  In June 1998, Praxis-Nevada engaged in a reverse acquisition transaction with Micronetics, Inc., a company incorporated in Utah on December 31, 1981, where the stockholders of Praxis-Nevada gained control over Micronetics.  Micronetics then changed its name to Praxis Pharmaceuticals Inc. (“Pharmaceuticals”).  Immediately after the reverse acquisition transaction, the stockholders of Praxis-Nevada held approximately 98% of the outstanding shares of Pharmaceuticals.  Praxis-Nevada was merged into Pharmaceuticals effective June 30, 2002, thereby eliminating Praxis-Nevada as a subsidiary of Pharmaceuticals.

Pharmaxis Ltd.  A wholly owned Australian subsidiary, Praxis Pharmaceuticals Australia Pty. Ltd. (ACN 082 811 630) was formed in May 1998 as a private company.  In October 1999, an equity investment was made in this subsidiary by Rothschild Bioscience Managers Limited (now known as GBS Venture Partners Ltd), which reduced Pharmaceuticals’ equity ownership to 35%.  The funds raised were used for the development of autoimmune disease research licensed from Anutech Pty Ltd, the development arm of the Australian National University.  Praxis-Australia changed its name to “Pharmaxis Ltd” in June 2002.  An additional equity investment was made in Pharmaxis in August 2002, which reduced Pharmaceuticals’ equity ownership to 19.6%.  Pharmaceuticals’ equity ownership was further reduced to 10.4% upon completion of an initial public offering by Pharmaxis in November 2003.  Pharmaxis is listed on the Australian Stock Exchange under the symbol “PXS.”  Pharmaxis is a specialist pharmaceutical company committed to the research, development and commercialization of human therapeutic products for chronic respiratory and autoimmune diseases and the development of an improved lung function test.  We have sold all of our shares in Pharmaxis to fund our business and the purchase of oil sands properties in Alberta, Canada, described below.

Patch Energy Inc.  We did not generate any revenues from product sales, royalties or license fees in our pharmaceutical business.  Due to our inability of to obtain funding and/or partners to pursue our pharmaceutical projects, we decided to seek other business opportunities.  On October 20, 2003, we entered into an arrangement agreement to acquire Patch Energy Inc., which at the time was a privately-held company existing under the Canada Business Corporations Act (“Energy”).  Energy’s principal business was the exploration, development and production of oil and natural gas reserves through participation in farmout arrangements.  Energy’s main focus had been on its assets located in the Kerrobert area in the Province of Saskatchewan, Canada.

As of March 15, 2004, we consummated the arrangement agreement with Energy under which we acquired Energy in a stock-for-stock transaction.  As a result of the acquisition, Energy became our wholly owned subsidiary.  On June 15, 2004, we changed our domicile to Nevada and changed our name to Patch International Inc.  The acquisition has been treated for accounting purposes as an acquisition by Energy of our net assets and liabilities.  Because Energy has been deemed to be the purchaser for accounting purposes, the consolidated financial statements are presented as a continuation of Energy and include the results of operations of Energy since incorporation on February 11, 2002, and our results of operations since the date of acquisition on March 15, 2004.

Patch Oilsands Ltd.  On February 3, 2006, we, through Energy, formed a wholly owned subsidiary, Patch Oilsands Ltd. (“Oilsands”) in the Province of British Columbia.  On February 27, 2006, we formed a Canadian limited partnership, Patch Oilsands Limited Partnership (the “Partnership”), of which we owned a 75% interest and Oilsands was the general partner.  The minority limited partners of the Partnership were Habanero Resources Inc. (“Habanero”), owning 20.833%, and Micron Enviro Systems (“Micron”), owning a 4.1667% interest.  The purpose of the Partnership was to pursue the acquisition, exploration and development of land or other property interests primarily in the Alberta Oil Sands area of Canada.  On March 8, 2007, we sold our interest in Oilsands and the Partnership to Great Northern Oilsands Inc.  For more discussion of the sale, see Sale of Properties to Great Northern below.

Damascus Energy Inc.  On December 15, 2006, we entered into a share exchange agreement with Damascus Energy Inc., a private Alberta corporation and related party (“Damascus”), the stockholders of Damascus, and Energy, providing for the acquisition of Damascus.  Damascus was a related party because Michael S. Vandale, our then President, Chief Executive Officer and a director, was the president of Damascus and was a director of

Energy.  We acquired all of the issued and outstanding common shares of Damascus in consideration for one share of our Class A Preferred Voting Stock and 9,426,489 shares of Series A Preferred Stock of Energy (the “Exchangeable Shares”).  The share of Class A Preferred Voting Stock entitles its holder to vote that number of shares of our common stock into which the Exchangeable Shares issued in conjunction with the preferred share and at that time outstanding are then exchangeable on any matter to be voted upon by the holders of our common stock.  The Exchangeable Shares are exchangeable without further consideration for 9,426,489 shares of our common stock.  As a result of the share exchange, we acquired Damascus as a wholly owned subsidiary.

By acquiring Damascus, we received the right to earn up to an 80% working interest in land located in the Fort McMurray area of central Alberta, Canada (the “Dover Oil Sands Project”) under a farmout agreement between Damascus and Bounty Developments Ltd. (“Bounty”).  The Dover Oil Sands Project consists of 32 contiguous square miles of land approximately 40 miles northwest of Fort McMurray, representing 20,840 acres.  We earned an initial 30% undivided working interest in the Dover Oil Sands Project in exchange for payment of $6,479,915 (CAD$7,581,500) to Bounty, reimbursement to Bounty for all expenditures made to date on the project totalling $522,650 (CAD $611,500), and issuance of 4,341,489 Exchangeable Shares to Bounty.  All of the shares were issued to Bounty.

Under the agreement, to earn an additional 50% in the project, we were required to spud 16 evaluation wells and complete of a 2D seismic program on or before March 31, 2007.  As of April 16, 2007, we satisfied all the conditions required under the farmout agreement, earning an 80% working interest in the Dover Oil Sands Project.

1289307 Alberta Ltd.  On January 16, 2007, we entered into a share exchange agreement with 1289307 Alberta Ltd. (“1289307”), a private corporation incorporated under the laws of Alberta, the stockholders of 1289307, and Energy, providing for the acquisition of 1289307.  We acquired all of the issued and outstanding common shares of 1289307 in consideration for one share of our Class B Preferred Voting Stock and 500,000 Exchangeable Shares.  The share of Class B Preferred Voting Stock entitles its holder to vote that number of shares of our common stock into which the Exchangeable Shares issued in conjunction with the preferred share and at that time outstanding are then exchangeable on any matter to be voted upon by the holders of our common stock.  The Exchangeable Shares are exchangeable without further consideration for 500,000 shares of our common stock.  We also assumed 1289307’s $1,000,000 promissory note payable to 1286664 Alberta Ltd., a related party.  In addition, under the terms of the Firebag Oil Sands agreement, 1289307 assumed an obligation of $4,393,140 (CAD$5,100,000).  Since 1289307 had an obligation for this payment prior to our acquisition, the costs have been recorded as part of the initial purchase price of 1289307.  As a result of the share exchange, we acquired 1289307 as a wholly owned subsidiary.

By acquiring 1289307, we received the right to earn up to a 75% working interest in 18 square miles of land, representing 11,520 acres, located in Townships 91-92, Range 2 W4M (the “Firebag Oil Sands Project”), in the Fort McMurray area of central Alberta, Canada, pursuant to a farmout agreement with Bounty.  We earned an initial 25% working interest in the Firebag Oil Sands Project by making payments to Bounty in the amount $4,393,140 (CAD$5,100,000).  Under the agreement we had the right to earn an additional 50% working interest by (i) spudding 8 evaluation wells and completing a 2D seismic program on the property on or before March 31, 2007, (ii) paying Bounty $2,153,500 (CAD$2,500,000) on or before April 1, 2007, (iii) spudding 4 additional evaluation wells on or before April 1, 2008, and (iv) and completing another 2D seismic program on the property on or before March 31, 2008.  We were able to spud 3 evaluation wells before March 31, 2007 and we paid Bounty the $2,153,500 (CAD$2,500,000).  We negotiated a compromise with Bounty and the remaining requirements to earn the additional 50% working interest were waived.  In exchange for the waiver of the remaining requirements under the farmout agreement, we agreed that Bounty’s 25% working interest in the Firebag Oil Sands Project would be a carried interest until we have spent an additional $1,500,000 on exploration (drilling and seismic evaluation) expenses.  As of April 16, 2007, we earned the full 75% working interest in the Firebag Oil Sands Project.

Effective June 1, 2007, Damascus and 1289307 were merged into Energy and ceased to exist as separate entities.

Sale of Properties to Great Northern.  On March 8, 2007, we executed an Asset Purchase Agreement (the “Agreement”) with Great Northern Oilsands Inc. (“Great Northern”), whereby we sold the majority of our inventory of conventional oil and gas assets (the “Assets”).

On March 8, 2007, prior to the execution of the Agreement, Oilsands, as general partner for the Partnership, executed an Assignment of Lease (the “Assignment”) in our favor.  Under the Assignment, the Partnership distributed three Crown oil sands leases in the Muskwa area of Alberta, comprising four sections (1,024 hectares) under a 15-year lease with annual rental payable to the Alberta Crown of CAD$3.50 per hectare and Crown royalties on production, to the Partnership’s members in proportion to their partnership interests.  As a result of the pro-rata distribution, we received our interest in the Muskwa property.

In connection with the Assignment, we entered into two Declarations of Trust with Habanero and Micron under which we hold the 20.833% and 4.167% interests in the Muskwa property held by Habanero and Micron, respectively, in trust for them.  We plan to continue to develop the Muskwa properties according to the plans for development that existed previously.

We received $86,510 (CAD$100,000) as a non-refundable deposit, $1,816,710 (CAD$2,100,000) (1,000,000 restricted shares) in Great Northern common stock, and $692,080 (CAD$800,000) on the closing date as payment from Great Northern pursuant to the Agreement.  The Agreement provided for adjustment of the sales price at June 30, 2007 for any of the following: (i) all revenues and expenses accrued prior to March 8, 2007 were paid to and borne by us; (ii) all revenues and expenses accrued after March 8, 2007 will paid to and borne by Great Northern; and (iii) all mineral taxes, surface and mineral lease rental payments, or similar payments made by us prior to March 8, 2007 were apportioned, according to the respective holding periods, between us and Great Northern as of March 8, 2007.  However, the dollar amount of the adjustment was determined to be insignificant and no adjustment was made.

The Agreement provided for the sale of the majority of our conventional petroleum and natural gas rights and all other tangible property and assets used in connection with these petroleum and natural gas rights, and other miscellaneous interests associated with the petroleum and natural gas rights.

The properties sold consisted of all of our holdings in the following areas:
•	Kerrobert, Saskatchewan, Canada;
•	Cecil, Alberta, Canada
•	Lloydminster, Alberta, Canada;
•	Medicine Hat, Alberta, Canada;
•	Eight Mile, British Columbia, Canada; and
•	Certain assets in the Leismer Area, Alberta, Canada.

We retained the following: (i) all petroleum substances produced by the Assets prior to the sale; (ii) all accounts receivables accruing or attributable to the activity of the Assets prior the sale; (iii) all assets held by our wholly owned subsidiaries, including the Dover Oil Sands Project and the Firebag Oil Sands Project; and (iv) the Muskwa property distributed to us, Habanero, and Micron prior to the closing of the Agreement.

Recent Financing Activity.  In December 2006, we completed a financing of 3,240,000 common shares at CAD$1.00 per share on a flow-through basis resulting in gross proceeds of approximately $2,798,400, and in February 2007, we completed a private placement of 8,302,000 Non-Flow-Through Special Warrants at $1.50 per Special Warrant and 4,653,750 Flow-Through Special Warrants at $1.65 per Flow-Through Special Warrant for gross proceeds of $20,131,687.  We used the proceeds to fund development of the Dover Oil Sands Project, Firebag Oil Sands Project, and the Muskwa Leases and intend to continue to develop those properties with the remaining funds.  We fulfilled our earning obligations and have an 80% working interest in the Dover Oil Sands Project and a 75% working interest in the Firebag Oil Sands Project.

In February 2007, we sold 4,653,750 “Flow-Through Special Warrants” and 8,302,000 “Non-Flow-Through Special Warrants.”  Each Flow-Through Special Warrant entitled the holder to acquire, for no additional consideration, one share of our common stock.  Each Non-Flow-Through Special Warrant entitled the holder to acquire, for no additional consideration, one Unit.  Each Unit consisted of one share of our common stock and one common share Bonus Warrant (the “Bonus Warrants”).  Each Bonus Warrant entitled the holder to receive, without additional consideration, up to 0.10 shares of our common stock, if we did not complete certain filings on or before

April 28, 2007 and we did not: (i) become a “reporting issuer” in any province or territory of Canada; (ii) have a registration statement declared effective in the United States; and (iii) have our common stock listed on the TSX Venture Exchange or Toronto Stock Exchange on or before September 25, 2007.  As of September 25, 2007, all Flow-Through Special Warrants, Non-Flow-Through Special Warrants and Bonus Warrants were exercised, without consideration, into 13,785,950 shares of our common stock.

Also in February 2007, we issued non-transferable warrants to purchase up to 762,645 shares of our common stock to our sales agents that participated in the sale of the Flow-Through Special Warrants and the Non-Flow-Through Special Warrants (the “Agents’ Warrants”).  The Agents’ Warrants are exercisable at $1.50 per share on the later of: (i) February 27, 2008; and (ii) six months from the date the securities issued under the private placement are free from trading restrictions in the United States and Canada but no later than February 27, 2009.

The Oil Sands Industry

Our main focus is on producing oil through oil sands leases, located in Alberta, Canada.  Oil sands are a geological formation in the Athabasca region of northern Alberta, Canada.  Oil sands are a viscous mixture of sand, bitumen, clay and water with the consistency of cold molasses and according to the Alberta Economic Development Authority in 2004, Alberta’s oil sands are believed to contain the equivalent of 315 billion barrels of oil, of which 175 billion have already been established as commercially viable using today’s extraction methods.  Alberta’s oil sands currently account for about 39% of Canada’s total petroleum production of approximately 1 million barrels per day and production is expected to grow to 4 million barrels per day by 2020.  Surface mining methods account for approximately two-thirds of current production in the oil sands region

Bitumen-bearing geologic formations, typically containing up to 18 percent bitumen saturation by weight, can be situated near the surface or hundreds of feet below.  Recovery of oil sands from formations up to 75 meters is by open-pit mining; for deeper formations, in-situ recovery techniques such as steam-assisted gravity drainage (“SAGD”) are used.  With SAGD, pairs of horizontal wells (an upper well and a lower well) are drilled into an oil sands formation and steam is injected continuously into the upper well.  As the steam heats the oil sands formation, the bitumen softens and drains into the lower well, from which it is produced to the surface.

Development in the oil sands industry in Canada to date has been focused primarily in Alberta.  The Alberta Energy Utilities Board estimates that there are 1.6 trillion barrels of bitumen resource in place in Alberta, of which 315 billion barrels are thought to be recoverable.  Exploration for commercially viable oil sands deposits has traditionally focused on Alberta, resulting in the establishment of mining and in-situ projects in the Athabasca oil sands region and in-situ projects in Cold Lake and Peace River deposits.  The lead-time for production from an oil sands project is generally a minimum of seven to ten years from initial exploration.

Fort McMurray Oil Sands Area

Our Fort McMurray oil sands area leases consist of 32 gross sections (25.6 net sections) in the Ells River area (formerly referred to as Dover) and 18 gross sections (13.5 net sections) in the Firebag Oil Sands Project.  The Ells River Oil Sands Project comprises three separate parcels:  Ells North (12 gross sections), Ells Central (15 gross sections), and Ells South (5 gross sections).  The Firebag Oil Sands Project comprises a single parcel.

During this past winter, we shot a collective 64 miles of seismic and drilled 19 holes in the Ells River area, consisting of 15 holes in Ells North, and 4 holes in Ells Central.  No exploration was done over the Ells South parcel.  In Firebag, 3 core holes were drilled.  Upon conclusion of the drilling and seismic program, we used the obtained data and engaged Kade Technologies to perform reservoir modeling to ascertain the feasibility of an SAGD project with the acquired geologic and reservoir data.  The results of the Kade Technologies reservoir model were considered in the course of completing our independent engineering appraisal performed by McDaniel & Associates Consultants Ltd.

We also concluded an environmental baseline study over a 6 square mile area to ascertain the current status of the water, vegetation, soil and air quality.  This study will be incorporated in our environmental impact discussion as part of our planned SAGD pilot application.

Going forward, we will continue to focus on the development of our oil sands lease within the Ells River area.  The activity will focus on further exploration, delineation and development of the Ells River land in preparation for a comprehensive SAGD pilot application to be submitted to the Alberta Energy and Utilities Board and Alberta Environment as early as summer 2008.  In addition to the exploration, we will also perform a series of tests to ascertain a viable source for water as part of the SAGD pilot application and development plans.

We require significant additional financing to fund our 2007-2008 contemplated operating and capital expenditures, which includes drilling of additional core holes and a 2D and/or 3D seismic program.  We believe that obtaining a listing on the TSX Venture exchange will increase the number of investors interested in investing in the our shares and accordingly our chances for obtaining additional financing.  We do not have any commitments for additional financing as of this date.

Firebag Oil Sands Area

Based on the results of the 2006 – 2007 exploration program for Firebag, we expensed a substantial portion of our investment in Firebag and we have no current plans for further exploration.  The project will be kept in inventory.

Muskwa Oil Sands Area

In townships 85/86 and ranges 24/25W4, we have 10 gross sections (7.5 net) of oil sands leases in the Muskwa area.  This property has not yet been assessed.  The bitumen viscosity here is lower and therefore “conventional” production technology may be amenable.  Operators to the southeast have had success utilizing horizontal wells and polymer-water flooding to produce the bitumen.  Five existing wells confirm the presence of bitumen-saturated sand on the lease.  Geoscience and reservoir engineering work will be conducted to assess the potential for development.  We intend to conduct further exploration of the Muskwa property, which may include drilling and testing oil samples for viscosity and pressure transient analysis.

Leismer Oil Sands Area

We have 2½ gross sections of land in Leismer area which is south of Fort McMurray.  The property has one core hole that has been drilled.  This property has not yet been assessed and we have no current plans for further exploration.  The project will be kept in inventory.

Principal Products and Distribution Methods

We were involved in exploration activities to locate natural gas and crude petroleum.  We produced light crude oil in Saskatchewan and Alberta, Canada for properties that were sold to Great Northern in March 2007.  Such products were generally sold at the wellhead to purchasers in the immediate area where the products are produced.

Currently, we are involved in oil sands development and oil production in Alberta, Canada.  We have not yet produced or sold any oil from our oil sands operations.

Company Reserve Estimates

No estimates of total, proved net oil or gas reserves have been filed with or included in reports to any federal authority or agency.

Volume, Prices and Operating Expenses

We generated a majority of our production from the properties sold to Great Northern.  As of May 31, 2007, we retained less than 15% of any active oil producing properties.  The following table presents information regarding the production volumes, average sales prices received, and average production costs associated with our sales of oil for the periods indicated:

	For the Years Ended May 31,
	2007	2006	2005
Oil production (Bbl)	2,275	3,515.5	3,558.4
Average sales price per Bbl	$50.68	$58.75	$45.34
Average production costs per Bbl	$20.50	$14.18	$12.76

We generated all of our production from the properties sold to Great Northern.

Oil and Gas Acreage

The following table sets forth the undeveloped and developed leasehold acreage, by area, held by us as of May 31, 2007.  The table does not include acreage in which we have a contractual right to acquire or to earn through drilling projects, or any other acreage for which we have not yet received leasehold assignments.

	Undeveloped Acres		Developed Acres
Area	Gross	Net	Gross	Net
Alberta	40,000	32,320	-	-

Previous Drilling Activity

Oil Sands Properties.  Drilling activity was concentrated at the Ells River area with the drilling of 15 new core holes on the Ells North parcel.  Based on the results of this data combined with recent land sale activity and drilling activity on adjacent lands, management believes early indications support the assertion that there is both adequate resource potential and a high probability for commercial development at Ells North.

Drilling at Ells Central consisted of 4 new core holes on this parcel.  Based on the preliminary oil sands observed in these core holes, management believes there is additional delineation and development potential in the 2007-2008 drilling program.

Properties Sold to Great Northern.  During the fiscal year ended May 31, 2005, we relinquished our rights to our working interest in the East Corning Project in California.  The test well in the Manahuilla Creek Project was shut-in as it was not commercially viable.

During fiscal year ended May 31, 2006, we participated in the Bear Canyon Project and McLeod Project in Alberta, Canada.  The Bear Canyon well was not economic.  One McLeod well entered production in October of 2005 and a second well was shut-in as it was not commercially viable.

During the fiscal year ended May 31, 2007, we participated in several projects that were drilled: the drilling and casing of a well back to a secondary target at Rich/Rumsey area of Alberta, Canada; the drilling and fracturing of a well at Halkirk, Alberta; the drilling of a well at Atlee-Buffalo and casing it back to a secondary target; the drilling and logging of a well in a Medicine Hat area of Alberta, Canada; the evaluation of a drilled core hole in the Leismer area of Alberta, Canada; and the drilling of two tight gas wells in the Eight Mile area of Alberta, Canada, the first of which was abandoned and second well was cased.

Present and Planned Activities

We intend to continue to focus on the oil sands lease development within the Ells River area as described above.  The activity will focus on further exploration, delineation and development of the Ells River asset in preparation for a comprehensive SAGD pilot plant application to the Alberta Energy and Utilities Board and Alberta Environment as early as summer 2008.  In addition to the exploration, we will also need to perform a series of tests to ascertain the viable source for water as part of the SAGD application and development plans.  Also, we intend to do exploration within the Muskwa property that may include drilling and testing of oil samples for viscosity and pressure transient analysis.

Competition

Oil sands exploration and acquisition of undeveloped properties is a highly competitive and speculative business.  We compete with a number of other companies, including major oil companies and other independent operators which are more experienced and which have greater financial resources.  We do not hold a significant competitive position in the oil and gas industry.

Governmental Approval, Regulation and Environmental Issues

Our oil and gas operations are subject to various federal, provincial and local governmental regulations.  Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation.  From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.  The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, provincial and local laws and regulations relating primarily to the protection of human health and the environment.  To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been significant in relation to our results of operations.  The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

In Alberta, oil sands activities are legislated under the Mines & Minerals Act that governs the management and disposition of rights in Crown owned mines and minerals, including the levying and collecting of bonuses, rental and royalties.  Future legislative changes pertaining to the royalty structure, under the Mines & Mineral Act, could have a material impact on the energy sector including oil sands companies.  The Oil Sands Conservation Act establishes a regulatory regime and scheme of approvals administered by the Alberta Energy Utilities Board for the development oil sands resources and related facilities in Alberta.  The Acts are supported by the following regulations:  Oil Sands Tenure Regulation, Oil Sands Royalty Regulation 1984, Oil Sands Royalty Regulation 1997, Experimental Oil Sands Royalty Regulation, Oil Sands Conservation Regulation, and Mines and Minerals Administration Regulation.  Each provincial jurisdiction also maintains specific royalty regimes that will be applied to all oil sands and oil shale development projects consistent with other resource developments.

We are subject to laws and regulations that control the discharge of materials into the environment, require removal and cleanup in certain circumstances, require the proper handling and disposal of waste materials or otherwise relate to the protection of the environment.  In operating and owning petroleum interests, we may be liable for damages and the costs of removing hydrocarbon spills for which we would be held responsible.  Laws relating to the protection of the environment have in many jurisdictions become more stringent in recent years and may, in certain circumstances, impose strict liability, rendering us liable for environmental damage without regard to actual negligence or fault.  Such laws and regulations may expose us to liability for the conduct of, or conditions caused by, others or for our own acts.  We believe that we have complied in all material respects with applicable environmental laws and regulations.

Employees

As of May 31, 2007, we had 5 full-time employees.  At March 20, 2008, we had 2 full-time employees.

Our opportunity for success depends largely upon the efforts, abilities, and decision-making of our directors and executive officers.  The loss any of our key personnel could, to varying degrees, have an adverse effect on our operations and research and development efforts.  The loss of any one of them would have a material adverse effect on our business and us.  We do not currently maintain “key-man” life insurance on our executive officers.

Office Space

We have entered into a lease arrangement for office space to June 2009.  The future minimum lease payments for the year ended May 31, 2008 are $123,697, May 31, 2009 - $247,002 and May 31, 2010 $20,584 for a total lease obligation of $391,283.

Legal Proceedings

There are no legal proceedings pending and, to the best of our knowledge, there are no legal proceedings contemplated or threatened that are deemed material to our business or us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with the financial statements and the related notes included in this proxy statement/prospectus.  This proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ significantly from those projected in the forward-looking statements as a result of many factors, including those discussed in “Risk Factors,” “Business and Properties” and elsewhere in this proxy statement/prospectus.

Plan of Operation

We require significant additional financing to continue with our future discretionary capital program, which will likely include the drilling of additional core holes and a seismic program which may consist of a combination of 2D and 3D.  We do not have any commitments for additional financing as of this date.

We have received, from the TSX Venture Exchange (the “Exchange”) conditional approval for the listing of our common shares on the Exchange.  The listing of the shares is conditional on us fulfilling certain requirements.

Going forward, our mandate is to continue to focus on the oil sands lease development within the Ells River area.  The activity will focus on further exploration, delineation and development of the Ells River asset in preparation for a comprehensive SAGD pilot plant application to the Alberta Energy and Utilities Board and Alberta Environment.  In addition to the exploration, we will also need to perform a series of tests to ascertain the viable source for water as part of the SAGD application and development plans.

Within the Muskwa property, exploration activities may include drilling and testing of oil samples for viscosity and pressure transient analysis.

As part of our focus, we have disposed of the majority of our working interests in properties holding conventional oil and gas assets.  These conventional assets were sold to Great Northern Oilsands Inc. in March 2007, as we believe the greater return on investment can be realized on our oil sands properties.

Based on the results of the 2006 – 2007 exploration program for Firebag we have no current plans for further exploration.  The project will be kept in inventory.

Summary of Significant Accounting Policies

Basis of Presentation.  Our consolidated financial statements include the accounts of the Company and our subsidiaries.  All significant intercompany balances and transactions have been eliminated.  These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars.  Our fiscal year-end is May 31.

Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures.  Although these estimates are based on management’s best knowledge of current events and actions we may undertake in the future, actual results may differ from the estimates.

Financial Instruments.  The carrying amounts of financial instruments including cash, accounts receivable, investments, accounts payable and accrued liabilities, income taxes payable and amounts due to related parties, approximated fair value at May 31, 2007 and 2006.

Investments.  We report investments in debt and marketable equity securities at fair value based on quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with credit quality and maturity of the investment.  All investment securities are designated as available for sale with unrealized gains and losses included in stockholders’ equity.  We regularly review investment securities for impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related market value, the duration of the market decline, our ability to hold to recovery and the financial strength and specific prospects of the issuer of the security.  Unrealized losses that are other than temporary are recognized in earnings.  Realized gains and losses are accounted for on the specific identification method.

We periodically review these investments for other-than-temporary declines in fair value based on the specific identification method and write down investments to their fair value when an other-than-temporary decline has occurred.  When determining whether a decline is other-than-temporary, we examine (i) the length of time and the extent to which the fair value of an investment has been lower than its carrying value; (ii) the financial condition and near-term prospects of the investee, including any specific events that may influence the operations of the investee such as changes in technology that may impair the earnings potential of the investee; and (iii) our intent and ability to retain the investment in the investee for a sufficient period of time to allow for any anticipated recovery in market value.

Property and Equipment.  Property and equipment consists of computer hardware and is recorded at cost.  Amortization is calculated at the rate of 30% per annum using the declining balance method.

Oil and Gas Interests.  We follow the successful efforts method of accounting for our oil and gas producing activities.  Under this method, all costs associated with productive exploratory wells and productive or non-productive development wells are capitalized while the costs of non-productive exploratory wells are expensed.  If an exploratory well finds oil and gas reserves, but a determination that such reserves can be classified as proved is not made after one year following completion of drilling, the costs of drilling are charged to operations.  Indirect exploratory expenditures, including geophysical costs and annual lease rentals, are expensed as incurred.  Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance.  Capitalized costs of producing oil and gas properties and related support equipment, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized.  On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.  On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually.  If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.  In joint ventured oil and gas exploration and production activities, the accounts reflect only our proportionate interest in such activities.

Asset Retirement Obligations.  We account for asset retirement obligations in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 143, “Accounting for Asset Retirement Obligations.”  SFAS No. 143 requires us to record the fair value of an asset retirement obligation as a liability in the period in which we incur a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets.

Long-lived Assets.  In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment.  We recognize an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset.  Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Foreign Currency Translation.  Our functional and reporting currency is the United States dollar.  Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation,” using the exchange rate prevailing at the balance sheet date.  Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income.  The functional currency of our Canadian subsidiaries is the Canadian dollar.  Their financial statements are translated to United States dollars under the current rate method in accordance with SFAS No. 52.  Assets and liabilities are translated into U.S. dollars at rates of exchange in effect at the balance sheet date.  Average rates for the year are used to translate revenues and expenses.  The cumulative translation adjustment is reported as a component of accumulated other comprehensive income.

Comprehensive Income.  SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements.  As at May 31, 2007 and 2006, the components of comprehensive income included unrealized holding gains and losses on available-for-sale securities and foreign currency translation adjustments.

Minority Interest.  On February 3, 2006, we formed a new subsidiary, Patch Oilsands Ltd. (“Oilsands”), and on February 27, 2006, we formed Patch Oilsands Limited Partnership (“Partnership”), in which we owned 75% of the Partnership units, with Habanero Resources Inc. owning 20.8333% and Micron Enviro Systems Inc. owning 4.1667%.  Under the terms of the Partnership Agreement, we subscribed for units, where proceeds were for other than the purchase of our stock by the Partnership for consideration in transactions undertaken by the Partnership, at a preferential price compared to the two minority limited partners.  The two limited partners paid a multiple of our subscription price of 1.28571 for Partnership units, up to the earlier of $4,359,000 (CAD$5,000,000) in capital contributions or the introduction of a third party limited partner.  Oilsands managed the Partnership in its capacity as General Partner.

We consolidated our investment in Partnership.  We recorded a gain on dilution, which is the difference between our contribution to the Partnership (70%) and our equity interest (75%).  For the year ended May 31, 2006 this gain totalled $101,664 (May 31, 2007- Nil).  Non-controlling interest on the consolidated balance sheet at May 31, 2006 represents the 25% minority interest in the net loss and 25% of the net assets of the Partnership.  On March 8, 2007, the Company sold its entire interest in the Partnership, as part of the disposition of assets to Great Northern Oilsands Inc, therefore there is no minority interest or non-controlling interest recorded for the year ended May 31, 2007.

Revenue Recognition.  We recognize oil and gas revenue when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectibility of the revenue is probable.

Income Taxes.  We use the liability method to account for income taxes.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance when, based upon currently available information, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Flow-Through Shares.  A portion of our exploration activities has been financed through the issue of flow-through common shares.  Under the terms of the flow-through share issuance, the related resource expenditure deductions are renounced to the stockholder in accordance with Canadian income tax legislation.  Upon issuance of the flow-through shares, the proceeds are allocated between the offering of shares and the sale of tax benefits to investors.  The allocation is made based on the difference between the quoted price of our shares and the amount received for the flow-through shares, with a liability being recognized for the difference.  The liability is reversed when tax benefits are renounced and a deferred tax liability is recognized at that time.  Income tax expense is recognized for the difference between the amount of the deferred tax liability and the liability recognized on issuance.

Stock-Based Compensation.  Effective June 1, 2006, we account for stock based compensation arrangements in accordance with SFAS No. 123(R) “Share-Based Payment” using the modified prospective transition method.  Under the modified prospective transition method, compensation cost recognized for the year ended May 31, 2007, includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of June 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 “Accounting for Stock-Based Compensation”, and (ii) compensation cost for all share-based payments granted after June 1, 2006, based on the grant date fair value estimated in accordance with SFAS No. 123(R).  In accordance with the modified prospective transition method, results for prior periods have not been restated.

Basic and Diluted Income (Loss) Per Share.  We compute income (loss) per share in accordance with SFAS No. 128 – “Earnings Per Share.”  Under the provisions of SFAS No. 128, basic income (loss) per share is computed using the weighted average number of common stock outstanding during the periods.  Diluted income (loss) per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period.  As we generated net losses in the years ended May 31, 2007, the basic and diluted loss per share are the same for that year as any exercise of options or warrants would be anti-dilutive.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS 141R, “Business Combinations” and SFAS 160, “Non-Controlling Interests in Consolidated Financial Statements”.  The new statements require most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require non-controlling interests to be reported as a component of equity, which changes the accounting or transactions with non-controlling interest holders.  The new statements are a joint project with the IASB.  Both statements are effective for periods beginning on or after December 15, 2008. Management is in the process of reviewing the requirements of this recent statement.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115.”  This pronouncement permits entities to use the fair value method to measure certain financial assets and liabilities by electing an irrevocable option to use the fair value method at specified election dates.  After election of the option, subsequent changes in fair value would result in the recognition of unrealized gains or losses as period costs during the period the change occurred.  SFAS No. 159 becomes effective as of the beginning of the first fiscal year that begins after November 15, 2007, with early adoption permitted.  However, entities may not retroactively apply the provisions of SFAS No. 159 to fiscal years preceding the date of adoption.  We are currently evaluating the impact that SFAS No. 159 may have on our financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R).”  This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization.  This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006.  The adoption of this statement is not expected to have a material effect on our future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.  The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007.  The adoption of this statement is not expected to have a material effect on our future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109.”  FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements.  FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The adoption of this statement is not expected to have a material effect on our future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140.  The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs.  SFAS No. 156 is effective for an entity’s first fiscal year beginning after September 15, 2006.  The adoption of this statement is not expected to have a material effect on our future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments.  SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis.  SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed.  The adoption of this statement is not expected to have a material effect on our future reported financial position or results of operations.

Controls and Procedures

We have adopted an internal control system that is designed to provide reasonable assurance to management and the board of directors that the financial statements present fairly its financial position and activities.  The system was designed by management, which is responsible for establishing and maintaining adequate internal controls over the Company’s financial reporting.

The Company’s Chief Operating Officer and Chief Financial Officer evaluated the overall design of internal control procedures during the period ended November 30, 2007, and concluded that, because of its recent growth and the inherent complexity of the accounting for some of its transactions, the Company does not have sufficient specialized knowledge to address certain technical and complicated accounting issues.  During the period the Company has from time-to-time utilized the services of consultants which have provided specialized financial reporting and taxation skills (who are independent of management and the Company’s auditors) to assist the Company with its financial reporting of complex accounting issues and with its tax provision calculations.  We have identified conditions that we believe are material weaknesses in internal controls due to a lack of segregation of duties in accounting and financial reporting activities as a result of the limited number of Company employees engaged in the authorization, recording, processing and reporting of transactions.  As a remedy to these deficiencies the Chief Operating Officer and Chief Financial Officer perform periodic reviews of financial information to ensure that transactions are properly recorded.  During the period we have continued to implement a number of steps to establish a stronger control environment which will reduce the opportunity to override internal controls.  Dual signatures are now required for all checks issued and we have implemented a more formal process for the approval of all disbursements.  The implementation of these internal controls, combined with our recently strengthened management and employee base has resulted in improved internal control over financial reporting for the Company.

Under the supervision and with the participation of our management, including our Principal Executive Officer and Principal Financial Officer, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of November 30, 2007 (the “Evaluation Date”).  Based on this evaluation, our Principal Executive Officer and Principal Financial Officer concluded as of the Evaluation Date that our disclosure controls and procedures were adequate and effective to ensure that our management is alerted to material information required to be included in our periodic filings.  Our management has determined that all matters to be disclosed in this report have been fully and accurately reported.

As of December 31, 2007, our Chief Financial Officer resigned.  However, our Chief Financial Officer will continue in a consulting capacity for a transition period in order to fulfill our financial accounting and reporting obligations.  Furthermore, we plan to continue our use of consultants to provide specialized accounting and reporting skills in order to strengthen our internal and disclosure controls and procedures.

Results of Operations

Six Months Ended November 30, 2007.  We continue to hold one minor producing property, at MacLeod, Alberta, Canada, and during the six month period ended November 30, 2007, this property generated revenue of $8,132 and incurred oil and gas production and royalty expense of $44,571 for a net operating loss of $36,439.  This compared to net operating income of $1,701 during the six month period ended November 30, 2006.  The properties which were included in the disposition to Great Northern Oilsands Inc. generated operating income of $43,004 during the six month period ended November 30, 2006.

General and administrative costs for the six month period ended November 30, 2007 totaled $2,047,012 compared to $1,626,741 during the same period of 2006.  The increase in general and administrative costs relates to a combination of non-cash charges and our increased activity level.  The non-cash component related to stock-based compensation of the total general and administrative costs totaled $771,136 compared to $554,643 during the same period the previous year.  The balance of the increase in general and administrative costs is attributed to increased activity levels associated with the acquisition and development of the assets acquired in the Damascus and 1289307 transactions.

Depletion, depreciation, accretion and impairment of oil and gas property, dry hole costs and geological and geophysical costs totaled $650,504 during the six months ended November 30, 2007 compared to $28,703 during the six month period ended November 30, 2006.  In accordance with the guidelines surrounding successful efforts method of accounting we have expensed all geological and geophysical costs incurred and dry hole costs (primarily associated with the Firebag Oil Sands Project).

We earned interest and other income of $99,294 in 2007 compared to $150,746 during the same six month period in 2006.  Interest income was earned primarily through the short-term investment of available cash balances.

We recorded financing costs of $640,622 during the six months ended November 30, 2007.  These costs are associated with the amortization of the Black-Scholes value of the Agents’ Warrants issued in connection with the private placement of Special Warrants and Flow-through Special Warrants.

We recorded a holding gain of $18,178,828 resulting from the difference between the fair market value of the Exchangeable Shares, Special Warrants, Flow-through Special Warrants, Agents’ Warrants, and Bonus Warrants at September 14, 2007 and the recorded values at May 31, 2007.

We recorded a holding loss on marketable securities of $672,750 relating to the shares that we hold in Great Northern Oilsands Inc. (as described in Note 5 of the Consolidated Financial Statements for the six months ended November 30, 2007).

We recorded a gain on foreign exchange of $2,913,315 during the six month period ended November 30, 2007 as a result of the appreciation in the value of the Canadian dollar in comparison to the United States dollar.

During the six month period ended November 30, 2006 we recorded a gain before applicable taxes of $7,609,599 on the sale of 4,000,000 Pharmaxis Ltd. shares.  As of May 31, 2007 we did not own any shares of Pharmaxis Ltd. and we were not involved in any transactions during the three month period ended November 30, 2007 which involved Pharmaxis Ltd. shares.

A foreign exchange loss of $189,502 was recorded for the six month period ended November 30, 2007, relating to the Australian taxes payable on the prior year gain from the sale of the Pharmaxis Ltd. shares.

Net income for the period was $16,511,301 ($0.54 per share basic and $0.37 per share diluted) compared to $3,871,105 ($0.25 per share basic and $0.24 per share diluted) for the six months ended November 30, 2006.

Other comprehensive income comprised a foreign currency translation adjustment gain of $103,085 in 2007, as compared to a loss of $2,589,699 in 2006.

Comprehensive income for the six months ended November 30, 2007 is $16,614,386 as compared to $1,281,406 during the six month period ended November 30, 2006.

Year Ended May 31, 2007.  On March 8, 2007, we sold the majority of our conventional oil and gas properties.  As a result, net operating revenue derived from the properties disposed of in this transaction were reclassified into Discontinued Operations.  We retained one minor producing property, at Macleod, Alberta, Canada, and, during the fiscal year ended May 31, 2007, this property generated revenue of $15,581 and incurred oil and gas production, royalties and other expenditures of $30,179 for a net operating loss of $14,598.  This compared to net operating income of $24,192 in the fiscal year ended May 31, 2006.

General and administrative costs for the fiscal year ended May 31, 2007 totaled $6,621,338 compared to $1,967,210 for the fiscal year ended May 31, 2006.  The increase in general and administrative costs primarily related to non-cash charges, increased activity levels and severance charges.  The non-cash component of the total general and administrative costs totaled $3,796,343 for fiscal year ended May 31, 2007 relative to $787,310 for fiscal year ended May 31, 2006.  Of this amount, we recorded stock-based compensation charges of $3,136,343 for the fiscal year ended May 31, 2007 compared to $787,310 during the year ended May 31, 2006.  At May 31, 2007, we have a total of 3,225,000 stock options issued and outstanding with a weighted average exercise price of $1.40 and a weighted average remaining contractual life of 4.7 years.  At May 31, 2007, none of the issued and outstanding stock options had vested.  The balance of the increase in general and administrative costs is attributed to increased activity levels associated with the acquisition and development of the assets acquired in the Damascus and 1289307 transactions, combined with one-time severance costs of $415,000 which were paid to previous management of the company, contributed to the increase in general and administrative expenses for the year.

Interest expense during the fiscal year ended May 31, 2007 amounted to $53,038 compared to Nil during the fiscal year ended May 31, 2006.

Depletion, depreciation and impairment of oil and gas property, dry hole costs and geological and geophysical costs totaled $13,220,687 for the fiscal year ended May 31, 2007 compared with $196,646 during the fiscal year ended May 31, 2006.  In accordance with the guidelines surrounding successful efforts method of accounting (as described above) we have expensed all geological and geophysical costs incurred and dry hole costs (primarily associated with the Firebag Oil Sands Project).  In addition, all unproved properties were assessed for impairment as at the balance sheet date with an impairment allowance of $5,036,371 recorded as part of depletion, depreciation and impairment of oil and gas property.

We earned interest and other income of $206,749 in 2007 as compared to $83,557 in 2006.  Interest income was earned primarily through the short-term investment of available cash balances.

We recorded a holding loss of $14,161,373 resulting from the difference between the values of the Exchangeable Shares ($1.32 per share), the Flow Through Special Warrants ($1.65 per share) and the Non Flow-Through Special Warrants ($1.50 per share) at the time of the transactions and the fair market value of these securities at May 31, 2007 ($2.03 per Exchangeable Share and Non-Flow-Through Special Warrant and $2.23 per Flow-Through Special Warrant).

We recorded a gain on foreign exchange of $2,620,571 during the year ended May 31, 2007 as a result of the appreciation in the value of the Canadian dollar in comparison to the United States dollar.

As a result of the previously described sale of properties to Great Northern Oilsands Inc., we recorded a gain on sale of $612,937.

We realized a gain, before applicable taxes, of $13,684,318 from the sale of 6,791,937 Pharmaxis shares in 2007.  At May 31, 2007, we do not hold any shares of Pharmaxis.  During 2006, we recorded a gain, before applicable taxes, of $6,962,937 from the sale of 4,408,063 Pharmaxis shares.

Loss before taxes for the year ended May 31, 2007, after including the loss from discontinued operations of $424,379 from the disposal of the properties included in the sales transaction with Great Northern Oilsands Inc. and the holding loss on fair valuing the Exchangeable Shares, Flow-Through Special Warrants and Non-Flow-Through Special Warrants, was $19,050,022.  This compares to net income before tax of $5,093,355 for the year ended May 31, 2006.

A current income tax expense of $2,785,763 was recorded for the year ended May 31, 2007 as compared to $2,406,243 for the prior year.  The current tax payable is a result of the gain from the sale of the Pharmaxis shares during both 2007 and 2006.

A deferred income tax reduction of $3,213,573 has been recorded for the year ended May 31, 2007 (compared to Nil in 2006).

Net loss for the year ended May 31, 2007 was $18,622,212 ($1.05 per share basic and diluted) compared to net income for the year ended May 31, 2006 of $2,687,112 ($0.19 per share basic and diluted).

Other comprehensive loss in 2007 was comprised of a decrease in unrealized gain on available for sale Pharmaxis securities of $7,240,999.  In 2006, we recorded other comprehensive income of $1,234,000, comprised of a decrease in unrealized gain on available for sale Pharmaxis securities of $2,364,217 and a holding gain of $3,598,217 associated with the remaining shares of Pharmaxis held at May 31, 2006.

Comprehensive loss for the current year was $25,136,900 compared to comprehensive income for the prior year of $4,032,672.

Liquidity and Financial Condition

November 30, 2007.  For the six months ended November 30, 2007, we used cash of $3,520,586 compared to $594,410 during the same period in 2006 for our operating activities.  Investing activities during 2007 include the purchase of equipment for $38,132 and an investment in our oil and gas properties totaling $1,561,253 ($931,056 plus dry hole costs and geological and geophysical costs).  This compares to an investment of $2,660,480 in our oil and gas properties for the six month period ended November 30, 2006.  Also in 2006 we realized gross proceeds on the sale of available-for-sale Pharmaxis securities of $7,609,600 compared to Nil in 2007.

There were Nil funds generated from the issuance of common stock in 2007 as compared to $203,000 in 2006.  We used $6,309 to acquire shares of our common stock under our stock repurchase plan in 2006 compared to Nil in 2007.

On September 14, 2007, the shareholders of the Company approved the increase in the authorized capital stock of the Company.  As a result the Special Warrants, Flow-through Special Warrants and Bonus Warrants were converted, for no additional consideration, into 13,785,950 common shares of the Company.  As of November 30, 2007 the Company has a total of 34,025,724 common shares issued and outstanding.  In addition, the 9,926,489 Exchangeable Shares of the Company which were issued on the acquisition of Damascus Energy Inc. and 1289307 Alberta Ltd. were reclassified on the balance sheet to Stockholders’ Equity.  These shares are exchangeable into common stock of the Company, for no additional consideration, upon direction by the exchangeable shareholder.

At November 30, 2007, we had a working capital deficiency of $1,578,462 as compared to a surplus of $1,148,501 as of May 31, 2007.  During fiscal 2007, we have not generated any revenue from the sale of oil.  We no longer own any shares of Pharmaxis Ltd., as these were all sold prior to May 31, 2007.  We hold 50,000,000 shares of Great Northern Oilsands Inc. with a market value at November 30, 2007 of $225,000.

May 31, 2007.  For the fiscal year ended May 31, 2007, we used cash of $24,290,924 from our operating activities as compared to $1,526,196 used during the comparable fiscal year ended May 31, 2006.  Investing activities provided cash of $3,937,470 in 2007 as compared to $4,526,232 provided by investing activities in 2006.  We expended $10,123,071 on our oil and gas interests in 2007 as compared to $2,436,705 in 2006.  We realized gross proceeds on the sale of available-for-sale Pharmaxis securities of $13,684,318 in 2007 as compared to $6,962,937 in 2006.

Financing activities, net of expenses, provided $22,368,080 from the sale of special warrants and common stock in 2007 as compared to $743,750 in 2006.  We used $6,309 to acquire shares of our common stock under our stock repurchase plan in 2007 compared to $111,077 in 2006.

At May 31, 2007, we had working capital of $1,148,501as compared to $2,089,735 as at May 31, 2006.  The remainder of our Pharmaxis Ltd. shares were sold prior to May 31, 2007.

Additional financing will be required to fund future capital expenditures and to pay our corporate obligations over the next 12 months.

The financial statements have been prepared on a going concern basis.  However, the ultimate development of the Company’s oil and gas projects, if proven commercial, will require significant additional funding.  The Company’s future operations are dependent upon its ability to obtain additional funding and ultimately achieve profitable operations.  The Company intends to explore the availability of obtaining additional funding and the magnitude of its discretionary capital expenditure program will be dependent on the availability of funds.  The outcome of these matters cannot be predicted with certainty at this time.  As of the date of this report, the Company does not have any arrangements for additional financing.  The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to secure additional funding or obtain profitable operations.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On March 5, 2007, we appointed KPMG LLP (“KPMG”) in Calgary, Canada as our registered independent public accountant for the fiscal year ended May 31, 2007.  On March 5, 2007, we dismissed Morgan & Company  (“Morgan”) as our registered independent public accountant.  The decisions to appoint KPMG and dismiss Morgan were approved by our Board of Directors on March 5, 2007.

During the fiscal years ended May 31, 2006 and 2005 and through the subsequent interim period up through the date of dismissal (March 5, 2007), there were no disagreements with Morgan on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Morgan, would have caused Morgan to make reference thereto in its report on our financial statements for such years.  Further, there were no reportable events as described in Item 304(a)(1)(iv)(B) of Regulation S-B occurring within our two most recent fiscal years and the subsequent interim period up through the date of dismissal (March 5, 2007).

The audit report of Morgan for Patch’s financial statements as of May 31, 2005, contained a separate paragraph stating:

“These financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, unless the Company attains future profitable operations and/or obtains additional financing, there is substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are discussed in Note 1.  The financial statements do not include any adjustments that might result from the outcome of the uncertainty.”

During our two most recent fiscal years and the subsequent interim period up through the date of engagement of KPMG (March 5, 2007), neither we nor anyone on our behalf consulted KPMG regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements.  Further, KPMG has not provided us with written or oral advice that was an important factor that we considered in reaching a decision as to any accounting, auditing or financial reporting issues.

Morgan furnished us with a letter addressed to the SEC stating that it agreed with the above statements.  A copy of the letter furnished in response to that was filed as an exhibit to our Form 8-K dated March 5, 2007.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the OTC Bulletin Board since July 23, 1998, except for two periods during which the stock was traded on the “Pink Sheets”:  March 9, 2000 to November 21, 2000 and June 3, 2003 to January 8, 2004.  The trading symbol was changed from “PTII” to “PTCH” effective March 28, 2006.  The following table sets forth the range of high and low bid quotations for each fiscal quarter for the fiscal years ended May 31, 2006 and 2007 and for the first two fiscal quarters of the current fiscal year.  These quotations reflect inter-dealer prices without retail mark-up, markdown, or commissions and may not necessarily represent actual transactions.

	Bid Prices ($)
	High	Low
2006 Fiscal Year:
August 31, 2005	$0.70	$0.02
November 30, 2005	$0.69	$0.32
February 28, 2006	$1.67	$0.38
May 31, 2006	$2.58	$0.46

2007 Fiscal Year:
August 31, 2006	$1.85	$0.81
November 30, 2006	$1.02	$0.58
February 28, 2007	$2.74	$0.84
May 31, 2007	$2.56	$1.50

2008 Fiscal Year:
August 31, 2007	$2.48	$1.12
November 30, 2008	$1.36	$0.68

On March 19, 2008, the closing bid price for the common stock was $0.45.  The number of record holders of our common stock, as of February 20, 2008, was 494 according to our transfer agent.

Dividend Policy

Holders of shares of common stock are entitled to dividends when, and if, declared by the board of directors out of funds legally available therefor.  To date, we have not declared or paid any dividends on our common stock.  We do not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board of directors deems relevant.

MANAGEMENT

Officers, Directors and Key Employees

Our executive officers and directors are as follows:

Name	Age	Position
Michael S. Vandale	48	Chairman of the Board of Directors
Jason G. Dagenais	36	Chief Operating Officer, Interim Chief Financial Officer
Terry R. Buchanan	55	Vice President of Exploration, Geoscience and Reservoir
Donald B. Edwards	48	Corporate Secretary
Greg L. Belzberg	38	Director
Mark L. Bentsen	47	Director
Roderick D. Maxwell	44	Director

The term of office of each director ends at the next special meeting of our stockholders or when such director’s successor is elected and qualifies.  The term of office of each officer ends at the next special meeting of our board of directors, expected to take place immediately after the next special meeting of stockholders, or when such officer’s successor is elected and qualifies.

There are no family relationships between any of our directors and officers.  During the last five years, none of the officers or directors have (i) had any bankruptcy petition filed by or against any business of which such person was an officer; (ii) had any conviction in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

The last special meeting was held on September 14, 2007, in Vancouver, British Columbia.

Michael S. Vandale has been a director since December 2006.  Mr. Vandale served as our President and Chief Executive Officer from December 2006 to May 2007.  He has been an officer and director of Patch Energy since May 2006.  Mr. Vandale has been the Chairman, and a director of Arsenal Energy Inc., a public energy corporation listed on the TSX and Frankfurt Stock Exchange, since January 2001.  Mr. Vandale was President and Chief Executive Officer of Arsenal Energy Inc. from January 2001 to April 2006.  He was President of Sundance Resources Inc. listed on the Toronto Stock Exchange, and was a director of its successor company, True Energy Inc. listed on the Toronto Stock Exchange from June 1997 until the fall of 2002 when he started Arsenal Energy Inc.  From 1997 to 1999, Mr. Vandale was a director and major stockholder of Mutual Fund Direct Inc. until it was sold to Altamira Investment Services Inc.  Mr. Vandale is a founding stockholder and has been a director of Cold Creek Capital Inc., listed on the TSX Venture Exchange, since February 2006.  Mr. Vandale was a founding stockholder and has been a director of Sahara Energy Ltd. (formerly Battleford Capital Inc.), listed on the TSX Venture Exchange, since January 2005.  Mr. Vandale has more than 20 years experience in upstream oil and gas exploration and midstream operations in Canada, the United States and South America.

Jason G. Dagenais joined Patch International on January 3, 2007 as the Vice President, Operations.  Effective May 17, 2007, Mr. Dagenais was appointed Chief Operating Officer and on January 11, 2008, he was appointed Interim Chief Financial Officer.  From May 2004 to August 2006, he was President and CEO of Dyno Energy Ltd, a private oil and gas in Calgary, Alberta.  From August 2001 to January 2004, Mr. Dagenais was a senior engineer at Delphi Energy Corp., an oil and gas company traded on the Toronto Stock Exchange.  Previously, he has also held positions with Schlumberger, Ulster Petroleum, Pinnacle Resources and McAllister Petroleum.  He

is a member of the Association of Professional Engineers, Geologists, and Geophysicists of Alberta.  Mr. Dagenais is a graduate of the University of Regina with a degree in Industrial Systems Engineering in 1995.

Terry Buchanan has been our Vice President of Exploration, Geoscience and Reservoir since January 2007.  He was employed with Imperial Oil Limited from January 1983 to December 2006, most recently he was the Geoscience Advisor, conducting geotechnical and reservoir engineering studies of mature to conceptual plays for prospect generation, assessment, development and productivity enhancement.  He is a member of the Association of Professional Engineers, Geologists, and Geophysicists of Alberta, the Canadian Society of Petroleum Geologists and the Canadian Well Logging Society.  Mr. Buchanan graduated from the University of Alberta in 1974 with a Bachelor of Science in Electrical Engineering.

Donald B. Edwards has been our Corporate Secretary since the acquisition of Damascus in December 2006.  He is a partner with the law firm of Borden Ladner Gervais LLP in Calgary, Alberta and practices in the areas of securities, corporate finance, commercial transactions, natural resources and mergers and acquisitions.  Mr. Edwards was a lawyer and subsequently a partner of Armstrong Perkins Hudson LLP, and its predecessors, from 1994 until July 2002 when the firm merged with Borden Ladner Gervais LLP.  Mr. Edwards has practiced in the areas of securities, corporate finance and venture capital matters since 1990 and has acted for a broad range of domestic and foreign issuers, investment banks and securities dealers, with a particular emphasis on venture capital and mergers and acquisitions and both domestic and cross border transactions.  He has served as the corporate secretary for Cold Creek Capital Inc., a company whose stock is listed on the TSX Venture Exchange, since February 2006, and for Arsenal Energy Inc. since January 2003.  From May 1996 to May 2004, he was a director of Deloro Resources Ltd., a company whose stock was listed on the TSX Venture Exchange.  He also served as corporate secretary for Sahara Energy Ltd. (formerly Battleford Capital Inc.), a TSX Venture Exchange-listed company, from January 2005 to February 2006.  Mr. Edwards is a member of the Law Society of Alberta and the Canadian Bar Association.

Greggory Belzberg, age 38.  Mr. Belzberg has been a director since January 2007.  Since June 2003, he has worked for Veritas Real Estate Investments, a real estate development and investment company, located in Los Angeles, California.  Mr. Belzberg is currently a director and member of the Audit Committee of Arsenal Energy Inc., a resource company listed on the TSX Exchange under the symbol AEI and has served as a member of the board of directors of a number of other private and public companies.  Mr. Belzberg is an independent businessman.  From August 2001 to June 2003, Mr. Belzberg was the Chief Operating Officer of Richter Furniture Manufacturing (a furniture manufacturing company) based in Vernon, California.  He is a graduate from Georgetown University with a B.A. in Business Administration.

Mark L. Bentsen, age 47.  Mr. Bentsen has been a director since January 2007.  Since 1998, he has been the Founder, President and CEO of Cathedral Energy Services Income Trust, a drilling services company that has grown to a market capitalization over CAD$300 million, revenues over CAD$100 Million and over 650 employees.  Mr. Bentsen was the Vice-President of Corporate Development for Akita Drilling from 1993 to 1998 and has over 20 years of oilfield experience.

Rod Maxwell, age 44.  Mr. Maxwell has been a director since January 2007.  Since January 1997, he has been with StoneBridge Merchant Capital Corp., most recently as Managing Director.  StoneBridge Merchant Capital Corp. is a private equity investment firm, located in Calgary, Alberta, that invests in both growing private companies and private or public companies interested in pursuing a corporate restructuring.  Mr. Maxwell is actively involved in a number of the StoneBridge investee companies.  Mr. Maxwell is currently the lead Trustee of Cathedral Energy Services Income Trust, a director of Cathedral Energy Services Ltd. and has served as a member of the board of directors of a number of other private and public companies.  Since January 2007, Mr. Maxwell has also been the interim President and CEO of KDC Energy Ltd., an energy exploration, development and services corporation.  Since June 2007, Mr. Maxwell has also been the interim President and CEO of SND Energy Ltd., an energy exploration, development and services corporation.  Mr. Maxwell holds a Bachelor of Commerce degree from the University of Calgary and is a Chartered Accountant and is a member of both the Alberta and Canadian Institute of Chartered Accountants.  In addition Mr. Maxwell is a Chartered Business Valuator and is a member of the Canadian Institute of Chartered Business Valuators.

Director Independence Determinations

The Board has evaluated the independence of the members of the Board under the independence standards promulgated in the NASDAQ listing standards.  In conducting this evaluation, the Board considered transactions and relationships between each director nominee or his immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such director nominee is independent.  Based upon that evaluation, the Board determined that Messrs. Belzberg, Bentsen, and Maxwell have no material relationship with the Company and, thus, are independent.

Board Meetings and Committees

During the fiscal year ended May 31, 2007, the Board held four regularly scheduled meetings and eight special meetings via teleconference.  Each director participated in at least 75% of the aggregate total number of meetings held by the Board and all committees of which he was a member that were held during the period in which he served.

The Board has an Audit Committee, Corporate Governance Committee, and Reserves Committee.  All of the members of these committees are non-employee, independent directors in accordance with the NASDAQ listing standards.

Audit Committee

The current members of the Audit Committee are Roderick D. Maxwell, Mark L. Bentsen and Greggory L. Belzberg.  The Board has determined that Mr. Maxwell is the audit committee financial expert, as defined by SEC rules and has accounting or related financial management expertise under the NASDAQ rules.  All of the members of the Audit Committee are independent under the SEC rules pertaining to audit committee members.  The Audit Committee met four times in during the fiscal year ended May 31, 2007.

The Audit Committee is responsible for (i) making recommendations to the Board concerning the engagement of the Company’s independent public accountants, (ii) consulting with the independent public accountants with regard to the audit plan, (iii) consulting with the Company’s principal financial and accounting officers on any matter the Audit Committee or the principal financial and accounting officers deem appropriate in connection with carrying out the audit, (iv) reviewing the results of audits of the Company by its independent public accountants, (v) reviewing all related party transactions and all other potential conflict of interest situations, (vi) discussing audit recommendations with management and reporting the results of its reviews to the Board and (vii) performing such other functions as may be prescribed by the Board.

Audit Committee Report

The Audit Committee is comprised of three members of our Board of Directors, each of whom is independent as defined in the NASD listing standards.  The Audit Committee has: (i) reviewed and discussed our audited financial statements for the fiscal year ended May 31, 2007 with our management, (ii) discussed with KPMG LLP (“KPMG”), our independent auditor for fiscal year 2007, the matters required to be discussed by Statement on Auditing Standards No. 61 and Statement on Auditing Standards No. 90, and (iii) received and discussed the written disclosures and the letter from KPMG required by Independence Standards Board Statement No. 1 and has discussed with KPMG their independence from the Company.  Based on such review and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended May 31, 2007 for filing with the SEC.
The Audit Committee

Roderick Maxwell, Chairman
Mark Bentsen
Greggory Belzberg

Corporate Governance Committee

The Corporate Governance Committee was formed in March 2007.  The current members of the Corporate Governance Committee are Mark L. Bentsen and Greggory L. Belzberg.

The Corporate Governance Committee is responsible for (i) making recommendations to the Board about appropriate composition of the Board and its committees, (ii) advising the Board on corporate governance practices and policies, (iii) overseeing the evaluation of the Board and management of the Company, and (iv) performing such other functions as may be prescribed by the Board.

Director Compensation

Directors of the Company are not compensated in cash, other than reimbursement of expenses.  Directors are granted stock options from time to time, which vest over a three-year period and are exercisable for five years at the market price as of the date of grant.

Director Indemnification

Under the corporate laws of the State of Nevada and the registrant’s Articles of Incorporation, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  The registrant’s Bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Nevada law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Michael S. Vandale

At the time of the acquisition of Damascus, Michael Vandale, the president and director of Damascus, was a director of Energy.  In connection with the acquisition transaction, Mr. Vandale received $244,840.

In connection with our private placement of 3,240,000 flow-through common stock completed in January 2007, we paid finder’s fees equal to 7% of the amount raised.  Michael Vandale received $114,428 in this regard.

On December 12, 2006, 1286664 Alberta Ltd. (“1286664”), a private Alberta corporation wholly owned by Michael Vandale, entered into a Farmout Agreement with Bounty Developments Ltd relating to the Petroleum and Natural Gas Rights of the Firebag Oil Sands Project.  On December 21, 2006, under the general conveyance agreement, 1286664 conveyed all rights, title and interest in the Firebag Oil Sands Project farmout agreement to 1289307, who issued a promissory note in the amount of $1,000,000 to 1286664.  On December 21, 2006, pursuant to the acquisition of 1289307, we assumed the promissory note issued by 1289307 to 1286664.

In addition, as of November 30, 2007, Mr. Vandale owes the Company a net amount of $7,611, which includes a payable to Mr. Vandale of $1,000,000 and a receivable from Mr. Vandale of $1,000,000.

David Stadnyk

David Stadnyk and/or companies under his control have advanced sums to us from time to time for working capital needs.  Mr. Stadnyk was formerly one of our officers and directors.  Interest did not accrue and there was no date established for repayment.  At May 31, 2006 and 2005, $86,878 and $342,813, respectively, were owed to directly or indirectly to Mr. Stadnyk.  We paid Mr. Stadnyk in equal installments of $10,594 per month during the fiscal year ending May 31, 2006.  The balance due at May 31, 2006 was paid in three installments of $15,794, $21,864 and $49,220.  The last installment was paid as part of the closing conditions of the Damascus acquisition.

As a condition to closing the acquisition of Damascus, we were required to terminate our management agreement with David Stadnyk.  We paid $175,000 to Mr. Stadnyk as a result of such termination.  We also paid Mr. Stadnyk $49,220 of management fees due and owing at the time of such termination.

At May 31, 2007, David Stadnyk owed the Company $1,075 for miscellaneous items.

Future Transactions

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party.  A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information as of February 28, 2008 as to the officers and directors, individually and as a group, and the holders of more than 5% of the common stock after giving effect to the issuances of common stock upon conversion or exercise of the Exchangeable Shares.

Name and address of owner	Shares beneficially owned (1)	Percent beneficially owned (1)
Bounty Developments Ltd. 1250, 340-12th Avenue SW Calgary, Alberta, Canada T2R 1L5	4,778,989 (2)	10.9%
Investors Group Trust Co. 447 Portage Avenue Winnipeg, Manitoba, Canada R3C 3B6	4,125,000 (3)	9.4%
Citadel Equity Fund Ltd 131 S. Dearborn Street Chicago Illinois, 60603	3,667,400	8.3%
Michael S. Vandale Suite 300, 441 – 5th Avenue S.W. Calgary, Alberta, Canada T2P 2V1	2,341,667 (4)	5.3%
Mark L. Bentsen Suite 300, 441 – 5th Avenue S.W. Calgary, Alberta, Canada T2P 2V1	863,633 (5)	2.0%
Greg Belzberg Suite 300, 441 – 5th Avenue S.W. Calgary, Alberta, Canada T2P 2V1	633,333 (6)	1.4%
Roderick D. Maxwell Suite 300, 441 – 5th Avenue S.W. Calgary, Alberta, Canada T2P 2V1	480,333 (7)	1.1%
Terry Buchanan Suite 300, 441 – 5th Avenue S.W. Calgary, Alberta, Canada T2P 2V1	286,667 (8)	0.7%
Donald B. Edwards Suite 300, 441 – 5th Avenue S.W. Calgary, Alberta, Canada T2P 2V1	236,667 (9)	0.5%
Jason G. Dagenais Suite 300, 441 – 5th Avenue S.W. Calgary, Alberta, Canada T2P 2V1	185,533 (10)	0.4%
Officers and directors as a group (7 persons)	5,027,833 (11)	11.4%
________________
(1)
Where persons listed on this table have the right to obtain additional shares of common stock through the exercise or conversion of other securities within 60 days from February 28, 2008, these additional shares are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Percentages are based on 43,952,213 shares of common stock that may be outstanding after conversion or exercise, without further consideration, of the Exchangeable Shares.
(2)	Includes 4,341,489 Exchangeable Shares.
(3)	Includes common stock held by Investors Group Corporate Class Inc. For Investor Mergers & Acquisitions Class and Investors Group Trust Co. Ltd As Trustee For Investors Mergers & Acquisitions Fund.
(4)	Includes 2,075,000 Exchangeable Shares and 166,667 vested Stock Options.
(5)	Includes 250,000 Exchangeable Shares, 83,333 vested Stock Options, and 330,300 common shares owned by Teresa Bentsen.
(6)	Includes 250,000 Exchangeable Shares, 83,333 vested Stock Options, and 200,000 common shares owned by Bel Cal Holdings Ltd.
(7)	Includes 250,000 Exchangeable Shares, 83,333 vested Stock Options, and 50,000 common shares owned by 707106 Alberta Ltd.
(8)	Includes 116,667 vested Stock Options.
(9)	Includes 150,000 Exchangeable Shares and 66,667 vested Stock Options.
(10)	Includes 83,333 vested Stock Options.
(11)	Includes 2,975,000 Exchangeable Shares and 683,333 vested Stock Options.

Changes in Control

As a result of the acquisition of Damascus Energy Inc. (“Damascus”) and 1289307 Alberta Ltd. (“1289307”), the stockholders of Damascus and 1289307 acquired voting control as to 33.3%, of which 31.6% is attributable to Damascus and 1.7% to 1289307, of the then outstanding Voting Stock through the issuance of the Class A and Class B Preferred Voting Stock.

Prior to the acquisition of Damascus and 1289307, Winston Cabell resigned as a director of the Company.  Upon the closing of the Damascus acquisition, John P. Thornton resigned as a director and appointed Michael S. Vandale, to serve as a director of the Company.  Pursuant to the acquisition of 1289307, Michael S. Vandale appointed Rod Maxwell, Mark L. Bentsen, and Greg Belzberg to the Board of Directors.

Except as disclosed above with respect to the appointment of officers and directors, there are no arrangements or understandings among members of the former officers and directors and their associates and the new officers and directors and their associates with respect any matter.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year, May 31, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	-0-	-0-	-0-
Equity compensation plans not approved by security holders	3,225,000	$1.40	1,103,805
Total	3,225,000	$1.40	1,103,805

2004 Stock Option Plan.  On October 29, 2004, our Board of Directors adopted a 2004 Stock Option Plan under which incentive stock options and non-qualified stock options to purchase a total of 3,000,000 shares may be granted to employees, and non-employees, such as directors and officers.

The board of directors administers the Stock Option Plan.  Options may be granted for up to 10 years at not less than the fair market value at the time of grant, except that the term may not exceed five years and the price must be 110% of fair market value for any person who at the time of grant owns more than 10% of the total voting power of the Company.  Unless otherwise specified in an optionee’s agreement, options granted under the Plan shall vest in full immediately.  The Plan will remain in effect until the board of directors terminates it, except that no incentive stock option, as defined in Section 422 of the Internal Revenue Code, may be granted after October 29, 2014.

Options may be exercised by payment of the option price (i) in cash, (ii) by tender of shares of Company common stock which have a fair market value equal to the option price, or (iii) by such other consideration as the board of directors may approve at the time the option is granted.

2005 Stock Option Plan.  On August 22, 2005, our Board of Directors adopted a 2005 Stock Option Plan under which incentive stock options and non-qualified stock options to purchase a total of 2,250,000 shares may be granted to employees, and non-employees, such as directors and officers.

The board of directors administers the Stock Option Plan.  Options may be granted for up to 10 years at not less than the fair market value at the time of grant, except that the term may not exceed five years and the price must be 110% of fair market value for any person who at the time of grant owns more than 10% of the total voting power of the Company.  Unless otherwise specified in an optionee’s agreement, options granted under the Plan shall vest in full immediately.  The Plan will remain in effect until the board of directors terminates it, except that no incentive stock option, as defined in Section 422 of the Internal Revenue Code, may be granted after August 22, 2015.

Options may be exercised by payment of the option price (i) in cash, (ii) by tender of shares of Company common stock which have a fair market value equal to the option price, or (iii) by such other consideration as the board of directors may approve at the time the option is granted.

2006 Stock Option Plan.  On May 15, 2006, our Board of Directors adopted a 2006 Stock Option Plan under which incentive stock options and non-qualified stock options to purchase a total of 1,500,000 shares may be granted to employees, and non-employees, such as directors and officers.

The board of directors administers the Stock Option Plan.  Options may be granted for up to 10 years at not less than the fair market value at the time of grant, except that the term may not exceed five years and the price must be 110% of fair market value for any person who at the time of grant owns more than 10% of the total voting power of the Company.  Unless otherwise specified in an optionee’s agreement, options granted under the Plan shall vest in full immediately.  The Plan will remain in effect until the board of directors terminates it, except that no incentive stock option, as defined in Section 422 of the Internal Revenue Code, may be granted after May 15, 2016.

Options may be exercised by payment of the option price (i) in cash, (ii) by tender of shares of Company common stock which have a fair market value equal to the option price, or (iii) by such other consideration as the board of directors may approve at the time the option is granted.

2007 Stock Option Plan.  On July 17, 2007, our Board of Directors adopted a 2007 Stock Option Plan under which incentive stock options and non-qualified stock options to purchase an adjustable number of shares equal to 10% of the issued and outstanding shares of common stock may be granted to employees, directors, officers, and non-employees.

The board of directors administers the Stock Option Plan.  Options may be granted for up to 10 years at not less than the fair market value at the time of grant.  Options granted under the Plan shall vest in according to the terms established by the board of directors.  The Plan will remain in effect until the board of directors terminates it.

Options may only be exercised by payment of the option price in cash or certified funds for the full exercise price.

EXECUTIVE COMPENSATION

The following table sets forth information regarding the remuneration of our executive officers that earned in excess of $100,000 per annum during any part of the last two completed fiscal years:

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
Jason G. Dagenais (2)	2007	$66,036	-	$152,252	-	$218,288
Chief Operating Officer, Interim Chief Financial Officer	2006	-	-	-	-	-
Terry R. Buchanan (3)	2007	$74,841	-	$212,494	-	$287,335
VP of Exploration, Geoscience and Reservoir	2006	-	-	-	-	-
Donald B. Edwards (4)	2007	-	-	$212,239	-	$212,239
Corporate Secretary	2006	-	-	-	-	-
Michael S. Vandale (5)	2007	-	-	$1,173,208	$359,268	$1,532,476
Chairman of Board of Directors	2006	-	-	-	-	-
John Thornton (6)	2007	$120,000	-	$12,500	-	$132,500
	2006	$10,000	-	$49,750	-	$59,750
David Stadnyk (7)	2007	$224,220	-	$25,000	-	$249,220
	2006	$175,000	-	$625,500	-	$800,500
______________
(1)	All options were valued using the Black-Scholes option pricing model using various assumptions as listed in the footnotes to the Outstanding Equity Awards at 2007 Fiscal Year-End Table.
(2)	Mr. Dagenais has been the Chief Operating Officer since May 17, 2007.
(3)	Mr. Buchanan was appointed Vice President of Exploration, Geoscience and Reservoir on January 1, 2007.
(4)	Mr. Edwards has been the Corporate Secretary since December 15, 2006.
(5)	Mr. Vandale was the President from December 15, 2006 through May 17, 2007.
(6)	Mr. Thornton was the interim President effective April 8, 2006 through December 15, 2006.
(7)	Mr. Stadnyk was the President from August 31, 2002 to April 7, 2006.

As of May 31, 2006, we had a management services agreement with David Stadnyk.  The agreement was for a term of five years, ending April 30, 2010.  We agreed to pay Mr. Stadnyk $175,000 per annum for his services.  We also had a change of control agreement that provided Mr. Stadnyk the greater of (i) the remaining base compensation due to him for the remaining term of the management services agreement or (ii) $175,000 in the event of a change of control.  Under the agreement, change of control was defined as:
•	the acquisition of 20% or more of the voting power;
•	a consolidation or merger with or into any person whereby our outstanding shares are changed in any way (other than a transaction which has been approved our board of directors);
•	a change in a majority of our board of directors; or
•	the resignation or removal of a majority of our board of directors other than a transaction or series of transactions which involves a sale of our securities or assets with which Mr. Stadnyk is involved as a purchaser in any manner.

During the fiscal year ended May 31, 2007, we completed the Damascus and 1289307 acquisitions, which effected a change of control, as defined above.  Prior to the acquisition of Damascus and 1289307, Winston Cabell resigned as a director.  Upon the closing of the Damascus acquisition, John P. Thornton resigned as a director and appointed Michael S. Vandale, to serve as a our sole director.  Pursuant to the acquisition of 1289307, Michael S. Vandale appointed Rod Maxwell, Mark L. Bentsen, and Greg Belzberg to the Board of Directors.  As a result of the change of control, we paid $525,298 in severance and management fees to former directors and officers of the Company as follows:

Name	Severance	Management Fees
David Stadnyk	$175,000	$49,220
John Thornton	$75,000	$45,000
George Tsafalas	$75,000	-
David Clark	$30,000	-
Winston Cabell	$60,000	$16,078

Also, in connection with the Damascus and 1289307 acquisitions, Michael Vandale received payment of $244,840, and we assumed a $1,000,000 debt owed to Mr. Vandale’s company when we acquired 1289307.  Mr. Vandale also received $114,428 as finder’s fees pursuant to our private placement offering of 3,240,000 shares of common stock completed in December 2006.

As at May 31, 2007, there were no formal employment agreements with the current executive officers.

During the fiscal year ended May 31, 2007, we repriced 485,000 stock options from an exercise price $1.54 per share to $0.90 per share.  We recognized $121,250 of compensation expense in relation to the fair value of the repriced options.  Mr. Thornton’s 100,000 options and Mr. Stadnyk’s 50,000 options exercisable at $1.54 per share were repriced to $0.90 per share resulting in $25,000 and $12,500 of compensation expense attributed to Mr. Thornton and Mr. Stadnyk, respectively.  These options were valued using the following assumptions: expected option life: 0.75 years; risk-free interest rate: 4.93%; annual rate of quarterly dividends: 0.00%; and volatility: 117%.

On December 15, 2006, we initially granted 2,850,000 options exercisable at $1.20 per share to various individuals including our new officers and directors.  The options were exercisable for 5 years and vested 6 months after the date of grant.  The following table sets forth the options granted to our officers and directors on December 15, 2006:
Name	Number of Options
Michael S. Vandale	1,250,000
Terry Buchanan	350,000
Jason Dagenais	250,000
Rod Maxwell	250,000
Mark Bentsen	250,000
Don Edwards	200,000

On May 17, 2007, 750,000 options, initially granted on December 15, 2006, were cancelled and 50,000 were forfeited from various individuals including a director and the vesting time period was adjusted to equally vest over 3 years on the anniversary date.  In addition, 1,175,000 new options exercisable at $1.75 per share were granted to officers, directors and employees that are exercisable over 5 years and vest equally over 3 years on the anniversary date.  The following table summarizes the total options granted to our officers and directors as of May 31, 2007, reflecting the cancellation and issuance described above:

Name	Number of Options	Value of Options (1)
Terry Buchanan	600,000	$212,494
Michael S. Vandale	500,000	$1,173,208
Jason Dagenais	450,000	$152,252
Tom Rouse	350,000	$7,697
Rod Maxwell	350,000	$150,053
Mark Bentsen	350,000	$150,053
Greg Belzberg	350,000	$150,053
______________
(1)         These options were valued using the Black-Scholes option pricing model with the following assumptions: expected option life: 4.7 years; risk-free interest rate: 4.60%; annual rate of quarterly dividends: 0.00%; and volatility: 148%

The following table sets forth information concerning unexercised options and equity incentive plan awards on a grant by grant basis for our executive officers that earned in excess of $100,000 per annum as of the end of the last completed fiscal year:

The following table sets forth information concerning unexercised options and equity incentive plan awards on a grant by grant basis for our executive officers that earned in excess of $100,000 per annum as of the end of the last completed fiscal year:

Outstanding Equity Awards at 2007 Fiscal Year-End Table
Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jason G. Dagenais	200,000	-	-	$1.75	5/17/2012
	250,000	-	-	$1.20	12/15/2011
Terry R. Buchanan	250,000	-	-	$1.75	5/17/2012
	350,000	-	-	$1.20	12/15/2011
Michael S. Vandale	500,000	-	-	$1.20	12/15/2011
Donald B. Edwards	200,000	-	-	$1.20	12/15/2011

The following table sets forth information regarding the remuneration of our directors, other than those already mentioned in the Summary Compensation Table, during the last completed fiscal year:

Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark L. Bentsen	-	-	$150,053 (1)	-	-	-	$150,053
Roderick D. Maxwell	-	-	$150,053 (1)	-	-	-	$150,053
Greg L. Belzberg	-	-	$150,053 (1)	-	-	-	$150,053
Winston Cabell	$76,078	-	$27,000	-	-	-	$103,078
______________
(1)           These options granted to Mark Bentsen, Roderick Maxwell, and Greg Belzberg were valued using the following assumptions: expected option life: 4.7 years; risk-free interest rate: 4.60%; annual rate of quarterly dividends: 0.00%; and volatility: 148%.

During the fiscal year ended May 31, 2007, we granted Winston Cabell an option to purchase 50,000 shares of our common stock for $0.90 per share exercisable until July 1, 2008.  The fair value of the option grant was $27,000.  Also, as disclosed above, Mr. Cabell received $76,078 as severance and management fees in relation to the Damascus and 1289307 acquisitions.  These options were valued using the Black-Scholes option pricing model with the following assumptions: expected option life: 2 years; risk-free interest rate: 4.45%; annual rate of quarterly dividends: 0.00%; and volatility: 138%.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 300,000,000 shares of common stock, $0.001 par value per share.  As of February 20, 2008, there were 34,025,724 shares of common stock outstanding, which were held of record by 494 stockholders.  The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.  We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors.  Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the stockholders.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities.  Holders of common stock have no preemptive or other subscription of conversion rights.  There are no redemption or sinking fund provisions applicable to the common stock.

Upon completion of the Continuation to Alberta, Canada, we will have three classes of common stock: Class “A” Common Stock, Class “B” Common Stock, and Class “C” Non-voting Common Stock.

Class “A” Common Stock.  Upon completion of the Continuation, we will be authorized to issue an unlimited number of Class “A” Common Stock and we will have approximately 34,025,724 shares of Class “A” Common Stock outstanding, which will be held of record by approximately 494 record stockholders.  The holders of Class “A” Common Stock will be entitled to (i) receive notice of and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote; (ii) receive any dividend declared on this class of shares; (iii) receive the remaining property of the Corporation upon dissolution in equal rank with the holders of all other common shares; and (iv) the rights, privileges and restrictions normally attached to common shares.

Class “B” Common Stock.  Upon completion of the Continuation, we will be authorized to issue an unlimited number of Class “B” Common Stock.  No such shares will be issued and outstanding at the time of the completion of the Continuation.  The holders of Class “B” Common Stock will be entitled to (i) receive notice of and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote; (ii) receive any dividend declared on this class of shares; (iii) receive the remaining property of the Corporation upon dissolution in equal rank with the holders of all other common shares; and (iv) the rights, privileges and restrictions normally attached to common shares.

Class “C” Non-voting Common Stock.  Upon completion of the Continuation, we will be authorized to issue an unlimited number of Class “C” Non-voting Common Stock.  No such shares will be issued and outstanding at the time of the completion of the Continuation.  The holders of Class “C” Non-voting Common Stock will be entitled to (i) receive any dividend declared on this class of shares; and (ii) receive the remaining property of the Corporation upon dissolution in equal rank with the holders of all other common shares.

Preferred Stock

We are authorized to issue up to 1,000,000 shares of preferred stock, $0.01 par value per share.  Our board of directors has the power to fix and determine the designations, rights, preferences, or other variations of each class or series within each class of capital stock of the Company.

Currently, we have designated one share of Class A Preferred Voting Stock, of which one share is issued and outstanding.  The Class A Preferred Voting Stock has no dividend, or liquidation preferences over common stock holders.  This Class A Preferred Voting Share entitles 1286664 Alberta Ltd., as the trustee under the Exchange and Voting Trust Agreement and registered holder thereof, to attend and vote at all meetings of holders of shares of our common stock on behalf of the former stockholders of Damascus.  The maximum number of votes attached to this Class A Preferred Voting Share is that number of shares of Patch common stock into which the Exchangeable Shares issued in conjunction with the Class A Preferred Voting Share and at that time outstanding are then exchangeable, which is 9,426,489 as of the date of this proxy statement/prospectus.  The Class A Preferred Voting Share may be voted by proxy on all matters that may properly come before a meeting of our common stockholders.

Prior to delivering a Class A Preferred Voting Share proxy, the trustee of the Class A Preferred Voting Share shall be obligated to determine the manner in which the holders of the then outstanding Exchangeable Shares issued in conjunction with the Class A Preferred Voting Share would vote on each matter put before the meeting of common stockholders.  The holder of the Class A Preferred Voting Share is then obligated to complete the Class A Preferred Voting Share proxy and record as votes in favor of the matter that number of votes equal to the number of common shares into which the Exchangeable Shares which voted in favor of the matter are then exchangeable and record as votes against the matter that number of votes equal to the number of the common shares into which the Exchangeable Shares which voted against the matter are then exchangeable.

We have also designated 10,000 shares of Class B Preferred Voting Stock, of which one share is issued and outstanding.  The Class B Preferred Voting Stock has no dividend, or liquidation preferences over common stock holders.  This Class B Preferred Voting Share entitles 1286664 Alberta Ltd., as the trustee under the Exchange and Voting Trust Agreement and registered holder thereof, to attend and vote at all meetings of holders of shares of our common stock on behalf of the stockholders of 1289307 Alberta Ltd., referred to elsewhere in this proxy statement/prospectus as “Holdco.”  The maximum number of votes attached to this Class B Preferred Voting Share is that number of shares of Patch common stock into which the Exchangeable Shares issued in conjunction with the Class B Preferred Voting Share and at that time outstanding are then exchangeable, which is 500,000 as of the date of this proxy statement/prospectus.  Except for the number of votes, the Class B Preferred Voting Stock is identical to the Class A Preferred Voting Stock.

Upon completion of the Continuation to Alberta, Canada, we will have three classes of preferred stock: Class “A” Preferred Voting Stock, Class “B” Preferred Voting Stock, and Class “C” Preferred Stock.

Class “A” Preferred Voting Stock.  Upon completion of the Continuation, we will be authorized to issue an unlimited number of Class “A” Preferred Voting Stock and we will have one share of such stock outstanding.  The holder of the Class “A” Preferred Voting Stock the right to (i) attend and vote at all meetings of holders of common voting shares; and (ii) vote, in the manner described above, the number of votes determined by that number of Class “A” Common Stock into which the exchangeable shares of Patch Energy Inc. (“Exchangeable Shares”) issued in conjunction with the Class “A” Preferred Voting share and at that time outstanding are then exchangeable.  The Class “A” Preferred Voting Stock has no other rights in the Corporation.  The holder of the Class “A” Preferred Voting share is entitled to vote the equivalent of 9,426,489 shares of Class “A” Common Stock as of the date of this proxy statement/prospectus.

Class “B” Preferred Voting Stock.  Upon completion of the Continuation, we will be authorized to issue an unlimited number of Class “B” Preferred Voting Stock and we will have one share of such stock outstanding.  Except for the number of votes, the Class “B” Preferred Voting Stock is identical to the Class “A” Preferred Voting Stock.  The holder of the Class “B” Preferred Voting share is entitled to vote the equivalent of 500,000 shares of Class “A” Common Stock as of the date of this proxy statement/prospectus.

Class “C” Preferred Stock.  Upon completion of the Continuation, we will be authorized to issue an unlimited number of Class “C” Preferred Stock, none of which will be outstanding.  Our board of directors has the power to fix and determine the designations, rights, preferences, or other variations of the Class “C” Preferred Stock, in one or more series.

Warrants

In February 2007, we sold 4,653,750 Flow-Through Special Warrants and 8,302,000 Non-Flow-Through Special Warrants.  Each Flow-Through Special Warrant entitled the holder to acquire, for no additional consideration, one share of our common stock.  Each Non-Flow-Through Special Warrant entitled the holder to acquire, for no additional consideration, one Unit.  Each Unit consisted of one share of our common stock and one common share Bonus Warrant.  Each Bonus Warrant entitled the holder to receive, without additional consideration, up to 0.10 shares of our common stock, if we did not complete certain filings on or before April 28, 2007 and we did not: (i) become a “reporting issuer” in any province or territory of Canada; (ii) have a registration statement declared effective in the United States; and (iii) have our common stock listed on the TSX Venture Exchange or Toronto Stock Exchange on or before September 25, 2007.  As of September 25, 2007, all Flow-Through Special Warrants,

Non-Flow-Through Special Warrants and Bonus Warrants were exercised, without consideration, into 13,785,950 shares of our common stock.

Also in February 2007, we issued non-transferable warrants to purchase up to 762,645 shares of our common stock to our sales agents that participated in the sale of the Flow-Through Special Warrants and the Non-Flow-Through Special Warrants (the “Agents’ Warrants”).  The Agents’ Warrants are exercisable at $1.50 per share on the later of: (i) February 27, 2008; and (ii) six months from the date the securities issued under the private placement are free from trading restrictions in the United States and Canada but no later than February 27, 2009.

Upon completion of the Continuation to Alberta, Canada, all outstanding warrants will be exercisable upon their terms into shares of our Class “A” Common Stock.

Stock Options

From time to time, we have issued incentive stock options and non-qualified stock options to purchase a total of shares our common stock to employees, and non-employees, such as directors, officers, and consultants.  As of February 28, 2008, we currently have 4,250,000 stock options outstanding that are exercisable at varying prices into shares of our common stock.  Upon completion of the Continuation, all outstanding stock options will be exercisable upon their terms into shares of our Class “A” Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Registrar & Transfer Co.  Its address is 342 East 900 South, Salt Lake City, Utah 84111, its telephone number is (801) 363-9065, and its facsimile number is (801) 363-9066.

OTHER MATTERS

Stockholder Proposals

Any stockholder who wishes to submit a proposal for inclusion in the proxy material for our 2008 Annual Meeting of Stockholders must comply with Rule 14a-8 under the Securities Exchange Act of 1934.  Under Rule 14a-8, such proposal must be submitted to the Secretary of Patch at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than July 3, 2008.  However, if the date of the 2008 Annual Meeting of Stockholders is more than 30 days from December 13, 2008, the deadline is a reasonable time prior to our printing of the proxy materials, which deadline will be communicated to the stockholders in our public filings.

Experts

The financial statements for the year ended May 31, 2007 included in this proxy statement/prospectus and registration statement have been audited by KPMG LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements for the year ended May 31, 2006 included in this proxy statement/prospectus and registration statement have been audited by Morgan & Company, an independent registered public accounting firm, to the extent and for the periods indicated in their report, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The results of the engineering appraisal relied upon in this proxy statement/prospectus and registration statement was provided by McDaniel & Associates Consultants Ltd., an independent engineering firm, and are included upon the authority of such firm as experts in engineering and appraisal.

Legal Matters

Borden Ladner Gervais LLP has given an opinion on the validity of the securities to be issued upon execution of the Continuation.

Reports to Stockholders and Additional Information

We are subject to certain filing and reporting requirements of the Exchange Act.  As a result, we file annual, quarterly and current reports, proxy statements, and other information with the SEC.  Included in the information available are our audited consolidated financial statements of the Company as of May 31, 2007 and 2006, which are contained in our Form 10-KSB for the fiscal year ended May 31, 2007.  Here are ways you can reach and obtain copies of this information:

WHAT IS AVAILABLE	WHERE TO GET IT
Paper copies of information	SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549

On-line information, free of charge	SEC’s Internet website at http://www.sec.gov
Information about the SEC’s Public Reference Rooms	Call the SEC at 1-800-SEC-0330

This proxy statement/prospectus is part of a Registration Statement on Form S-4 we filed with the SEC.  This proxy statement/prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  Statements made in this proxy statement/prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete.  You should review the copy of such contract or document filed with the registration statement.  You can get a copy of the registration statement from the sources listed above.

INDEX TO FINANCIAL STATEMENTS

OF
PATCH INTERNATIONAL INC.

Patch International Inc.
Consolidated Balance Sheets
(Unaudited)
	November 30,	May 31,
(U.S. Dollars)	2007	2007
ASSETS
Current Assets
Cash and cash equivalents	$2,401,924	$6,590,466
Accounts receivable	299,992	18,966
Due from related parties (Note 4)	1,007,611	1,009,697
Prepaid expenses and other	290,336	71,480
Total Current Assets	3,999,863	7,690,609

Marketable securities (Note 5)	225,000	850,000
Joint venture receivable (Note 6)	349,681	323,394
Property and equipment	128,355	98,916
Oil and gas interests (successful efforts method) (Note 7)	41,296,807	37,658,925
Total Assets	$45,999,706	$46,621,844
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,603,060	$2,756,345
Income tax payable	2,975,265	2,785,763
Due to related parties (Note 4)	1,000,000	1,000,000
Total Current Liabilities	5,578,325	6,542,108
Exchangeable shares (Note 8)	-	20,150,772
Special warrants (Note 9)	-	26,505,862
Asset retirement obligations (Note 10)	144,322	129,959
Deferred income taxes	1,141,370	-
Total Liabilities	6,864,017	53,328,701
STOCKHOLDERS' EQUITY
Class A Preferred Voting Stock	-	-
1 share authorized with par value of $0.01 per share;
1 share issued and outstanding
Class B Preferred Voting Stock	-	-
10,000 shares authorized with par value of $0.01 per share;
1 share issued and outstanding
Common Stock	34,026	20,240
300,000,000 common shares authorized with par value of $0.001 per share
34,025,724 shares issued and outstanding (May 31, 2007 - 20,239,774 shares)
(excludes 2,000 shares held in treasury)
Exchangeable shares (Note 8)	12,507,376	-
Additional paid-in capital	26,780,005	10,111,507
Stock subscriptions receivable	-	(38,500)
Accumulated other comprehensive income	940,955	837,870
Retained earnings (deficit)	(1,126,673)	(17,637,974)
Total Stockholders' Equity	39,135,689	(6,706,857)
Total Liabilities and Shareholders' Equity	$45,999,706	$46,621,844

Future operations (Note 2)
Commitments (Note 14)

The accompanying notes are an integral part of these consolidated financial statements

Patch International Inc.
Consolidated Statements of Operations
(Unaudited)	Three Months Ended		Six Months Ended
	November 30		November 30
(U.S. Dollars)	2007	2006	2007	2006
Revenue
Oil and gas	$3,069	$2,577	$8,132	$6,883
Expenses
Oil and gas production and royalties	23,340	3,607	44,571	5,182
General and administrative	1,046,084	908,725	2,047,012	1,626,741
Depletion, depreciation and accretion	11,193	13,968	20,307	28,703
Dry hole costs	431,433	-	528,482	-
Geological and geophysical costs	65,286	-	101,715	-
Total operating expenses	1,577,336	926,300	2,742,087	1,660,626
Other income (expenses)
Interest and other	41,087	110,440	99,294	150,746
Financing costs (Note 9)	(320,311)	-	(640,622)	-
Holding gain on exchangeable shares and special warrants (Notes 8 and 9)	971,157	-	18,178,828	-
Holding loss on marketable securities (Note 5)	(209,978)	-	(672,750)	-
Gain on foreign exchange	2,187,576	-	2,913,315	-
Loss on foreign exchange relating to current income taxes payable	(228,230)	-	(189,502)	-
Gain on sale of marketable securities	-	6,640,000	-	7,609,599
Total other income	2,441,301	6,750,440	19,688,563	7,760,345
Income before income taxes and discontinued operations	867,034	5,826,717	16,954,608	6,106,602
Provision for income taxes
Current	-	1,987,092	-	2,278,501
Deferred	443,307	-	443,307	-
	443,307	1,987,092	443,307	2,278,501
Income before discontinued operations	423,727	3,839,625	16,511,301	3,828,101
Discontinued operations (Note 12)	-	12,796	-	43,004
Net income	423,727	3,852,421	16,511,301	3,871,105
Other comprehensive income (loss) (Note 13)
Marketable securities:
Reclassification to realized gain	-	(3,877,486)	-	(4,623,768)
Holding gain	-	1,431,486	-	2,094,768
Increase (decrease) in unrealized gain on marketable securities	-	(2,446,000)	-	(2,529,000)
Foreign currency translation adjustment	163,560	(93,227)	103,085	(60,699)
Other comprehensive income (loss) (Note 13)	163,560	(2,539,227)	103,085	(2,589,699)
Comprehensive income	$587,287	$1,313,194	$16,614,386	$1,281,406

Net income per share
Basic	$0.01	$0.24	$0.54	$0.25
Diluted	$0.01	$0.24	$0.37	$0.24
Weighted average number of common shares outstanding
Basic	40,484,439	15,778,916	30,306,793	15,665,042
Diluted	43,952,213	16,193,512	44,317,283	16,079,638

The accompanying notes are an integral part of these consolidated financial statements

Patch International Inc.
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended		Six Months Ended
(U.S. Dollars)	November 30		November 30
	2007	2006	2007	2006
Operating Activities
Net income	$423,727	$3,852,421	$16,511,301	$3,871,105
Adjustment of items not involving cash
Depletion, depreciation and accretion	11,193	13,968	20,307	28,703
General and administrative	-	146,171	-	211,095
Stock-based compensation	376,349	341,182	771,136	554,643
Financing costs	320,311	-	640,622	-
Holding gain on exchangeable shares and special warrants	(971,157)	-	(18,178,828)	-
Gain on sale of marketable securities	-	(6,640,000)	-	(7,609,599)
Holding loss on marketable securities	209,978	-	672,750	-
Gain on foreign exchange	(2,187,576)	-	(2,913,315)	-
Non-controlling interest in net loss	-	(12,005)	-	(19,765)
Deferred income taxes	443,307	-	443,307	-
(Increase) decrease in accounts receivable	17,772	5,039	(307,313)	19,621
Increase in prepaid expenses and other	(217,728)	(20,816)	(218,856)	(30,946)
Decrease in due from related parties	3,234	-	2,086	-
Increase (decrease) in accounts payable and accrued liabilities	268,212	21,750	(1,153,285)	69,980
Increase in income taxes payable	228,230	2,007,508	189,502	2,298,917
Net cash used in continuing operations	(1,074,148)	(284,782)	(3,520,586)	(606,246)
Discontinued operations	-	24,497	-	11,836
Net cash used in operating activities	(1,074,148)	(260,285)	(3,520,586)	(594,410)
Investing Activities
Purchase of equipment	(28,226)	-	(38,132)	-
Oil and gas interests	(742,985)	(1,301,064)	(931,056)	(2,660,480)
Proceeds on sale of marketable securities	-	6,640,001	-	7,609,600
Net cash provided by (used in) investing activities	(771,211)	5,338,937	(969,188)	4,949,120
Financing Activities
Repayments to related parties	-	(37,268)	-	(37,268)
Proceeds from common stock	-	-	-	203,000
Acquisition of treasury stock	-	(1,554)	-	(6,309)
Net cash provided by (used in) financing activities	-	(38,822)	-	159,423
Effect of exchange rate changes on cash	203,875	(19,646)	301,232	(22,069)
Change in cash and cash equivalents for the period	(1,641,484)	5,020,184	(4,188,542)	4,492,064
Cash and cash equivalents, beginning of period	4,043,408	3,945,324	6,590,466	4,473,444
Cash and cash equivalents, end of period	$2,401,924	$8,965,508	$2,401,924	$8,965,508
CASH AND CASH EQUIVALENTS CONSISTS OF:
Cash in bank	3,844	2,183,610	3,844	2,183,610
Term deposits	2,398,080	6,781,898	2,398,080	6,781,898
	$2,401,924	$8,965,508	$2,401,924	$8,965,508
SUPPLEMENTAL CASH FLOW INFORMATION
Taxes paid	$-	$-	$-	$-
Interest paid	$-	$(12,631)	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

Patch International Inc.
Consolidated Statements of Stockholders’ Equity (Deficit)
(Unaudited)

								Accumulated
						Additional	Stock	Other	Retained	Total
	Preferred Stock		Common Stock		Exchangeable	Paid-in	Subscriptions	Comprehensive	Earnings	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Capital	Receivable	Income (Loss)	(Deficit)	Equity
Balance, May 31, 2006	-	$-	15,163,112	$15,163	$-	$3,335,380	$-	$7,352,558	$987,862	$11,690,963
Stock options exercised for cash	-	$-	1,590,000	$1,590	$-	$1,144,410	$(38,500)	$-	$-	$1,107,500
Common stock issued by private placement	-	$-	3,240,000	$3,240	$-	$2,601,229	$-	$-	$-	$2,604,469
Acquisition of common stock, subsequently cancelled	-	$-	(3,588)	$(3)	$-	$(1,127)	$-	$-	$(3,624)	$(4,754)
Acquisition of common stock	-	$-	(2,000)	$(2)	$-	$(1,553)	$-	$-	$-	$(1,555)
Share issuance costs	-	$-	-	$-	$-	$(102,922)	$-	$-	$-	$(102,922)
Stock-based compensation	-	$-	252,250	$252	$-	$3,136,090	$-	$-	$-	$3,136,342
Accumulated other comprehensive income	-	$-	-	$-	$-	$-	$-	$(6,514,688)	$-	$(6,514,688)
Net loss for the year	-	$-	-	$-	$-	$-	$-	$-	$(18,622,212)	$(18,622,212)
Balance, May 31, 2007	-	$-	20,239,774	$20,240	$-	$10,111,507	$(38,500)	$837,870	$(17,637,974)	$(6,706,857)
Conversion of special warrants - Sept.14, 2007 (note 9)	-	$-	13,121,790	$13,122	$-	$15,629,382	$-	$-	$-	$15,642,504
Conversion of bonus warrants - Sept.25, 2007 (note 9)	-	$-	664,160	$664	$-	$-	$-	$-	$-	$664
Reclassify exchangeable shares to equity (note 8)	-	$-	-	$-	$12,507,376	$-	$-	$-	$-	$12,507,376
Recovery of stock subscriptons receivable	-	$-	-	$-	$-	$-	$38,500	$-	$-	$38,500
Share issuance costs	-	$-	-	$-	$-	$(1,841)	$-	$-	$-	$(1,841)
Stock-based compensation	-	$-	-	$-	$-	$1,040,957	$-	$-	$-	$1,040,957
Accumulated other comprehensive income	-	$-	-	$-	$-	$-	$-	$103,085	$-	$103,085
Net income for the period	-	$-	-	$-	$-	$-	$-	$-	$16,511,301	$16,511,301
Balance, November 30, 2007	-	$-	34,025,724	$34,026	$12,507,376	$26,780,005	$-	$940,955	$(1,126,673)	$39,135,689

The accompanying notes are an integral part of these consolidated financial statements

Patch International Inc.
Notes to the Consolidated Financial Statements
November 30, 2007 (unaudited)

1.          BASIS OF PRESENTATION

The unaudited consolidated financial information furnished herein reflects all adjustments, which in the opinion of management, are necessary to fairly state the Company’s consolidated financial position and the results of its consolidated operations for the periods presented.  This report on Form 10-QSB should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s Form 10-KSB for the fiscal year ended May 31, 2007.  The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context.  Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in the Company’s Form 10-KSB for the fiscal year ended May 31, 2007, has been omitted.  The results of operations for the six months ended November 30, 2007 are not necessarily indicative of results that may be expected for the fiscal year ending May 31, 2008.  These unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

2.            FUTURE OPERATIONS

The financial statements have been prepared on a going concern basis.  As at November 30, 2007, the Company reported a deficit of $1.1 million and a working capital deficiency of $1.6 million.  Additional funding will be required to cover the administrative costs of the Company for the upcoming year and for expenditures connected with the acquisition, exploration and appraisal of new and existing oil and gas projects.

The ultimate development of the Company’s oil and gas projects, if proven commercial, will require additional funding.  The Company’s future operations are dependent upon its ability to obtain additional funding and ultimately achieve profitable operations.  The Company intends to explore the availability of obtaining additional funding and the magnitude of its discretionary capital expenditure program will be dependent on such funding.  The outcome of these matters cannot be predicted with certainty at this time.  The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to secure additional funding or achieve profitable operations.

3.            RECENT PRONOUNCEMENTS

In December 2007, the FASB issued SFAS 141R, "Business Combinations" and SFAS 160, "NonControlling Interests in Consolidated Financial Statements". The new statements require most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at "full fair value" and require noncontrolling interests to be reported as a component of equity, which changes the accounting or transactions with noncontrolling interest holders. The new statements are a joint project with the IASB. Both statements are effective for periods beginning on or after December 15, 2008. Management is in the process of reviewing the requirements of this recent statement.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115.”  This pronouncement permits entities to use the fair value method to measure certain financial assets and liabilities by electing an irrevocable option to use the fair value method at specified election dates.  After election of the option, subsequent changes in fair value would result in the recognition of unrealized gains or losses as period costs during the period the change occurred.  SFAS No. 159 becomes effective as of the beginning of the first fiscal year that begins after November 15, 2007, with early adoption permitted.  However, entities may not retroactively apply the provisions of SFAS No. 159 to fiscal years preceding the date of adoption.  The Company is currently evaluating the impact that SFAS No. 159 may have on the financial position, results of operations and cash flows of the Company.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

Patch International Inc.
Notes to the Consolidated Financial Statements
November 30, 2007 (unaudited)

4.            DUE TO/FROM RELATED PARTIES

a)
Related parties include former and current directors and officers and companies with common management and directorships. Related party accounts are unsecured with no fixed terms of interest. At November 30, 2007, $1,007,611 (May 31, 2007 - $1,009,697) was due from a current director of the Company.

b)
An officer and the then sole director of the Company earned a fee of $1,000,000 for the facilitation of the acquisition of the Firebag Oil Sands Project owned by in 1289307 Alberta Ltd. (as disclosed in Note 8(b)) by the Company. These properties were previously owned by a company controlled by this officer who was at the time the sole director of the Company. The timing of this payment is subject to certain conditions as set out in an agreement between the parties.

The above transactions have been measured in these financial statements at the exchange amount which is the amount of consideration established and agreed to by the related parties.

5.            MARKETABLE SECURITIES

As a part of its sale of assets to Great Northern Oilsands Inc. (“GNOS”) (Note 12), the Company received 1,000,000 Rule 144 restricted common shares of GNOS with a value of $1,956,990 (CAD$2,100,000).  Effective April 16, 2007, GNOS announced the forward split of its common stock on a 50 to 1 basis.  As a result, the Company holds 50,000,000 shares of GNOS at November 30, 2007 with a market value for the shares at November 30, 2007 of $225,000.The holding loss for the six month period ended November 30, 2007 is $672,750.  These shares are held in trust for the Company and have been classified as marketable securities.

Market Value
November 30, 2007
50,000,000 ordinary shares -- Great Northern Oilsands Inc.	$225,000

6.            JOINT VENTURE RECEIVABLE

Pursuant to the terms of the Farmout Agreement on the Dover (Ells) property, the Company has earned an 80% working interest in the joint lands by drilling 16 evaluation wells on the property.  Subsequent to meeting its earning requirements the Company drilled an additional 3 evaluation wells on the property.  The Company is responsible for its 80% share of the costs of these 3 additional evaluation wells and pursuant to the terms of the Farmout Agreement the Company will finance its joint venture partner for its 20% share of the costs of these 3 additional evaluation wells.  The joint venture partner’s share of the additional well costs will be repaid upon the earlier of the sale of the Company’s interest in the property or 10 years from the abandonment of these 3 additional wells.  Interest shall accrue on the outstanding amount at the Bank of Canada’s prime rate plus 1% until the amount is repaid.  At November 30, 2007, the amount owing to the Company is $349,681.

7.            OIL AND GAS INTERESTS

	November 30,	May 31,
OIL AND GAS INTERESTS -- SUCCESSFUL EFFORTS METHOD	2007	2007
Balance beginning of the period	$37,658,925	$2,964,017
Expenditures and acquisitions	1,561,253	48,457,902
Foreign currency translation adjustment	2,706,826	2,108,970
Dispositions	-	(2,651,277)
Depletion, depreciation and impairment of oil and gas property	-	(5,087,858)
Dry well and abandoned interests	(528,482)	(5,664,773)
Geological and geophysical costs	(101,715)	(2,468,056)
Balance end of the period	$41,296,807	$37,658,925

Effective December 15, 2006, the Company acquired Damascus Energy Inc. (Note 8(a)) for total share consideration of $12,442,965.  The Oil and Gas Interests acquired in this transaction were valued at $23,475,628 with the majority of this value attributable to the Dover (Ells) Oil Sands Project.  Through additional drilling and seismic activity, the Company has earned an 80% working interest on the Dover (Ells) lands.  Effective January 16, 2007, the Company acquired 1289307 Alberta Ltd. (Note 8(b)).  The Oil and Gas Interests acquired in this transaction were valued at $5,417,197, all attributable to the Firebag Oil Sands Project.

Patch International Inc.
Notes to the Consolidated Financial Statements
November 30, 2007 (unaudited)

7.            OIL AND GAS INTERESTS (Continued)

Additional drilling and seismic activity has earned the Company a 75% working interest on the Firebag lands.

During the year ended May 31, 2007, the Company disposed of the majority of its non-core conventional oil and gas asset base in the transaction with Great Northern Oilsands Inc. (Note 12).  All properties retained by the Company are classified as unproved properties as no proven reserves exist.  All activity relating to Oil and Gas Interests by the Company is located in Canada.

In accordance with successful efforts accounting for oil and gas interests the Company has expensed all geological and geophysical costs incurred and the drilling costs associated with the Firebag properties as the drilling results on the property did not support recoverability of these costs.

8.            ACQUISITIONS

a)
The Company entered into a Share Exchange Agreement dated December 1, 2006, with Damascus Energy Inc. (“Damascus”), whereby the Company would acquire 100% of the issued and outstanding share capital of Damascus.  The transaction closed on December 15, 2006, and is accounted for using the purchase method.  By acquiring Damascus, the Company received the right to earn up to an 80% working interest in the Dover Oil Sands Project.  Under the terms of the Share Exchange Agreement, because the Company did not have enough authorized shares to effect the transaction, Patch Energy Inc. (“Energy”) acquired all of the issued and outstanding common shares of Damascus (18,852,978 common shares) in consideration for one share of Class A Preferred Voting Stock of the Company and 9,426,489 shares of Series A Preferred Stock of Energy (the “Exchangeable Shares”) that are exchangeable for 9,426,489 shares of the Company’s common stock.  The Exchangeable Shares may be exchanged when the Company has increased its authorized common stock, however, no recourse exists should approval not be received by the Company allowing for the conversion of the Exchangeable Shares into the Company’s common stock.  The shares were valued at $1.32 per share based upon the market price of the Company’s common shares at the closing date of the transaction.  During the current fiscal year, adjustments may be made to finalize the purchase price equation.  The president of Damascus, who was also a director of Energy prior to the acquisition, was appointed to serve as a director of the Company.  During the year ended May 31, 2007, a director of Energy received $244,840 (CAD$283,019) in connection with the acquisition.

The purchase price was allocated to the following assets and liabilities:

Accounts receivable	$279,368
Oil and gas interests	23,475,628
Accounts payable and accrued liabilities	(7,597,054)
Other current liabilities	(427,871)
Asset retirement obligations	(73,534)
Deferred income taxes	(3,213,572)

Paid by issuance of 9,426,489 shares of Series A preferred stock of Patch Energy Inc., and 1 share of Class A preferred voting stock of Patch International Inc.	$12,442,965

b)
The Company entered into a Share Exchange Agreement dated December 21, 2006 with 1289307 Alberta Ltd. (“1289307”), whereby the Company would acquire 100% of the issued and outstanding share capital of 1289307.  The transaction closed on January 16, 2007 and is accounted for using the purchase method.  By acquiring 1289307 the Company received the right to earn up to a 75% working interest in the Firebag Oil Sands Project.  Under the terms of the Share Exchange Agreement, since the Company did not have enough authorized shares to effect the transaction, Energy acquired all of the issued and outstanding common shares of 1289307 (500,000 common shares) in consideration for one share of Class B Preferred Voting Stock of the Company and 500,000 shares of Energy that are exchangeable for 500,000 shares of the Company’s common stock.  The Exchangeable Shares will be exchanged when the Company has increased its authorized common stock, however no recourse exists should approval not be received by the Company allowing for the conversion of the Exchangeable Shares into the Company’s common stock.  The shares were valued at $1.32 per share, based upon the market price of the Company’s common shares at the closing date of the transaction.

Patch International Inc.
Notes to the Consolidated Financial Statements
November 30, 2007 (unaudited)

8.	ACQUISITIONS (Continued)

The purchase price was allocated to the following assets and liabilities:

Accounts receivable	$1
Oil and gas interests	5,417,197
Other current liabilities	(4,417,197)
Promissory note payable -- Note 4(b)	(1,000,000)

Purchase price	$1

The holders of the Series A Preferred shares of Patch Energy Inc. do not have any voting or economic interest in the operations and assets of Patch Energy Inc.

The purchase price, represented by the Series A Preferred Stock of Energy which is exchangeable into common stock of the Company, as disclosed in both Notes 8 (a) and (b) totals $12,507,376 (May 31, 2007 - $20,150,772) and is based on the market price of $1.26 per share on September 14, 2007.  In accordance with EITF-00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”, the Company determined that share settlement was not within the control of the Company prior to September 14, 2007 as shareholder approval was required.  As a result of receiving shareholder approval to increase the authorized capital stock of the Company, at the Special Meeting of Stockholders held on September 14, 2007, the balance at this date has been reclassified to stockholder’s equity.

	Issued	Issue Price	$

Exchangeable shares:
Issued on acquisition of Damascus (Note 8(a))	9,426,489	$1.32	12,442,965
Issued in conjunction with the acquisition of 1289307 (Note 8(b))	500,000	$1.32	660,000
	9,926,489		13,102,965
Fair value adjustment	-		7,047,807
Balance, May 31, 2007	9,926,489		20,150,772
Fair value adjustment (to September 14, 2007)	-		(7,643,396)
Balance - reclassified to stockholder's equity	9,926,489		12,507,376

9.            SPECIAL WARRANTS AND FLOW-THROUGH SPECIAL WARRANTS

On February 27, 2007, the Company completed a private placement of 8,302,000 Special Warrants at $1.50 per Special Warrant, and 4,653,750 Flow-through Special Warrants at $1.65 per Flow-through Special Warrant for total gross proceeds of $20,131,687.  Net proceeds of $18,759,033 were received, after commissions and professional fees paid. Of the Flow-through Special Warrants, 4,408,750 were issued on a brokered basis, and 245,000 were issued on a non-brokered basis.

Each Special Warrant entitled the holder to acquire one Unit of the Company, for no additional consideration.  Each Unit consisted of one share of the Company’s common stock, subject to the Company increasing its authorized number of shares of common stock and one common share Bonus Warrant.  Each Bonus Warrant entitled the holder to receive, without additional consideration, up to 0.10 shares or 830,200 of the Company’s common stock, subject to the Company not completing certain filings on or before April 28, 2007 and not, (i) becoming a “reporting issuer” in any province or territory of Canada; (ii) having a registration statement declared effective in the United States; and (iii) having its common stock listed on the TSX Venture Exchange or Toronto Stock Exchange on or before September 25, 2007.  Financing costs of $298,872 have been recorded for the year ended May 31, 2007 (May 31, 2006 – Nil) which represents the market value of the Company’s common stock issued to satisfy the exercise of the Bonus Warrants at the date the Bonus Warrants became exercisable.

Patch International Inc.
Notes to the Consolidated Financial Statements
November 30, 2007 (unaudited)

9.            SPECIAL WARRANTS AND FLOW-THROUGH SPECIAL WARRANTS (Continued)

Each Flow-through Special Warrant entitled the holder to acquire, for no additional consideration, one share of the Company’s common stock upon the Company increasing its authorized number of shares of the Company’s common stock.

On September 14, 2007, the Company received shareholder approval to increase its authorized capital stock and the Special Warrants, Flow-through Special Warrants and the 166,040 Bonus Warrants which were issuable as the result of the Company not meeting its April 28, 2007 filing deadlines, as described above, were converted into 13,121,790 common shares of the Company.  An additional 664,160 Bonus Warrants were converted into 664,160 shares of the Company’s common stock, without additional consideration, as the September 25, 2007 filing deadlines were also not met by the Company.

The Company paid $1,183,646 in cash commissions to the agents and issued non-transferable agents’ warrants to purchase up to 762,645 shares of the Company’s common stock at an exercise price of $1.50 per share on the later of:  (i) February 27, 2008; and (ii) six months from the date the securities issued under the private placement are free from trading restrictions in the United States and Canada, but no later than February 27, 2009.  The fair value of the Agents’ warrants of $1,281,244 was estimated using the Black-Scholes option pricing model using the following weighted-average assumptions: a dividend yield of 0.0%; expected volatility of 138%; risk free interest rate of 4.54%; and expected life of 2 years.  For the six months ended November 30, 2007, $640,622 has been determined to be the fair value representing the vested portion of the Agents’ warrants and has been included in financing costs.

Prior to September 14, 2007, the Company had accounted for the net proceeds received from the sale of the Special Warrants and the Flow-through Special Warrants and the value of the Bonus Warrants as a liability on the face of the balance sheet.  In accordance with EITF–00-19, the Company determined that share settlement of the Special Warrants, Flow-through Special Warrants and Bonus Warrants was not within the control of the Company, as shareholder approval was required, and therefore, the value of these instruments was classified as a liability and was fair valued at September 14, 2007, using the market price of $1.26 per share.  Upon receipt of the required approvals, this amount was reclassified to stockholder’s equity.

	Issued	Issue Price	$

Special Warrants	8,302,000	$1.50	12,453,000
Flow-through Special Warrants	4,653,750	$1.65	7,678,687
			20,131,687
Less: Commissions and professional fees	-		(1,372,654)
Net proceeds			18,759,033
Agent's Warrants	762,645		334,391
Bonus warrants	166,040		298,872
	13,884,435		19,392,296
Fair value adjustments:
Special Warrants and Flow-through Special Warrants	-		7,113,196
Agent's Warrants	-		(37,819)
Bonus Warrants	-		38,189
Balance, May 31, 2007	13,884,435		26,505,862

Agent's warrants	-		370,137
Fair value adjustments:
Special Warrants and Flow-through Special Warrants	-		(10,920,639)
Agent's Warrants	-		(127,850)
Bonus Warrants	-		(185,006)
Balance, September 14, 2007	13,884,435		15,642,504

Patch International Inc.
Notes to the Consolidated Financial Statements
November 30, 2007 (unaudited)

10.            ASSET RETIREMENT OBLIGATIONS

The total future asset retirement obligation was estimated by management based on the Company’s net ownership in wells and facilities, estimated costs to reclaim and abandon wells and facilities and the estimated timing of the costs to be incurred in future periods.  At November 30, 2007, the total undiscounted value of the total asset retirement obligation is estimated to be $166,835.  These payments are expected to be made over the next 3 years.  The Company’s credit adjusted risk free rate of 6.5 percent and an inflation rate of 3.0 percent were used to calculate the present value of the asset retirement obligation.

The following table reconciles the Company’s asset retirement obligations:

	For the six	For the year
	months ended	ended
	November 30, 2007	May 31, 2007
Beginning Asset Retirement Obligations	$129,959	$34,379
Liabilities acquired	-	73,534
Revisions	9,483	20,858
Accretion	4,880	1,188
Total Asset Retirement Obligations	$144,322	$129,959

11.            STOCK-BASED COMPENSATION

A summary of the Company’s stock option activity is as follows:

	For the six months ended		For the year ended
	November 30, 2007		May 31, 2007
		Weighted		Weighted
Stock Options	Number of	Average	Number of	Average
	Options	Exercise Price	Options	Exercise Price
Balance, beginning of period	3,225,000	$1.40	2,272,500	$0.75
Granted	40,000	2.32	4,265,000	1.33
Expired	-	-	(300,000)	0.39
Forfeited	(75,000)	1.75	(672,500)	0.60
Cancelled	-	-	(750,000)	1.20
Exercised	-	-	(1,590,000)	0.72
Balance, end of period	3,190,000	$1.40	3,225,000	$1.40

As at November 30, 2007, the weighted average remaining contractual life of the outstanding options is 4.17 years.

During the six months ended November 30, 2007, stock-based compensation amounting to $771,136 (November 30, 2006 - $554,643) was recorded.

The weighted average fair value of the options granted during the year ended May 31, 2007 was $1.73 and was estimated using the Black-Scholes option pricing model using the following weighted-average assumptions: a dividend yield of 0.0%; expected volatility of 148%; risk free interest rate of 4.59%; and expected life of 5.0 years.  The 3,190,000 outstanding options at November 30, 2007 are non-vested and will vest one-third on each of the first, second and third anniversaries from the date the option is granted.

12.            DISCONTINUED OPERATIONS

On March 8, 2007, the Company completed a disposition of the majority of the Company’s conventional oil and gas properties in Western Canada to Great Northern Oilsands Inc.  The Company received cash, before transaction costs, of $778,590 (CAD$900,000) and 1,000,000 Rule 144 restricted shares of Great Northern Oilsands Inc.  The shares received were valued at $1,816,710 (CAD$2,100,000) at the date of the transaction, for total consideration of $2,595,300 (CAD$3,000,000).

Patch International Inc.
Notes to the Consolidated Financial Statements
November 30, 2007 (unaudited)

12.            DISCONTINUED OPERATIONS (Continued)

The results of discontinued operations are summarized as follows:

	Six Months Ended
	November 30,
	2007		2006
	$		$
Revenue:
Oil and Gas		-		58,726
Expenses		-		15,722
Net operating income from discontinued operations		-		43,004

13.            OTHER COMPREHENSIVE INCOME / (LOSS)

Components of other comprehensive income (loss) are as follows:

	For the six months ended
	November 30, 2007
	Before Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign currency translation adjustment	$103,085	$-	$103,085
Other comprehensive income	$103,085	$-	$103,085

	For the six months ended
	November 30, 2006
	Before Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Marketable securities:
Decrease in unrealized gain on marketable securities	$(6,605,383)	$1,981,615	$(4,623,768)
Holding gain	2,992,526	(897,758)	2,094,768
(Decrease) in unrealized gain on marketable securities	(3,612,857)	1,083,857	(2,529,000)
comprehensive income
Foreign currency translation adjustment	(60,699)	-	(60,699)
Other comprehensive income (loss)	$(3,673,556)	$1,083,857	$(2,589,699)

14.            COMMITMENTS

The Company has entered into lease arrangements for office space to June 2009.  The future minimum lease payments total $391,283.

For the year ended May 31,
2008	2009	2010
$123,697	$247,002	$20,584

Independent Auditors’ Report

The Board of Directors

Patch International Inc.

We have audited the accompanying consolidated balance sheet of Patch International Inc. as of May 31, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Patch International Inc. as at May 31, 2006 and for the year ended May 31, 2006 were audited by other auditors whose report dated July 28, 2006 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patch International Inc. as of May 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 13 to the consolidated financial statements, as of June 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

KPMG LLP
Calgary, Canada
September 21, 2007

[LETTERHEAD OF MORGAN & COMPANY]

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders of
Patch International Inc.

We have audited the accompanying consolidated balance sheets of Patch International Inc. as of May 31, 2006, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the year ended May 31, 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patch International Inc. as of May 31, 2006, and the results of their operations and their cash flows for the year ended May 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

Vancouver, B.C.                                                                                                                   /s/ Morgan & Company

July 28, 2006                                                                                                                       Chartered Accountants

PATCH INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	May 31, 2007	May 31, 2006
	$	$
ASSETS
Current Assets
Cash and cash equivalents	6,590,466	4,473,444
Accounts receivable	18,966	29,260
Due from related parties (Note 5)	1,009,697	-
Prepaid expenses and other	71,480	70,603

Total Current Assets	7,690,609	4,573,307
Marketable securities (Note 6)	850,000	7,241,000
Joint venture receivable (Note 7)	323,394	-
Property and equipment	98,916	1,452
Oil and gas interests (successful efforts method) (Note 8)	37,658,925	2,964,017

Total Assets	46,621,844	14,779,776

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	2,756,345	215,694
Income taxes payable (Note 15)	2,785,763	2,181,000
Due to related parties (Note 5)	1,000,000	86,878

Total Current Liabilities	6,542,108	2,483,572
Exchangeable shares (Note 9)	20,150,772	-
Special warrants (Note 10)	26,505,862	-
Asset retirement obligations (Note 11)	129,959	34,379

Total Liabilities	53,328,701	2,517,951

Non-controlling Interest	-	570,862

STOCKHOLDERS’ EQUITY
Class A Preferred Voting Stock (Note 12): 1 share authorized with par value of $0.01 per share; 1 share issued and outstanding	-	-

Class B Preferred Voting Stock (Note 12): 10,000 shares authorized with par value of $0.01 per share; 1 share issued and outstanding	-	-

Common Stock: 25,000,000 common shares authorized with par value of $0.001 per share (Note 20) 20,239,774 shares issued and outstanding (May 31, 2006 – 15,163,112 shares) (excludes 2,000 shares held in treasury (Note 13))	20,240	15,163
Additional paid-in capital	10,111,507	3,335,380
Stock subscriptions receivable	(38,500)	-
Accumulated other comprehensive (loss) income	837,870	7,352,558
Retained earnings (deficit)	(17,637,974)	987,862

Total Stockholders’ Equity	(6,706,857)	11,690,963

Total Liabilities and Stockholders’ Equity	46,621,844	14,779,776

Future Operations (Note 2)
Commitments (Note 17)
Contingent Liabilities (Note 19)

Subsequent event (Note 20)

The accompanying notes are an integral part of these consolidated financial statements

PATCH INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

	For the Year Ended May 31
	2007	2006
	$	$
Revenue
Oil and gas	15,581	43,668

Expenses
Oil and gas production and royalties	30,179	19,476
General and administrative	6,621,338	1,967,210
Interest	53,038	-
Depletion, depreciation, accretion and impairment of oil and gas property	5,087,858	196,646
Dry hole costs	5,664,773	-
Geological and geophysical costs	2,468,056	-

Total operating expenses	19,925,242	2,183,332

Other income (expenses)

Interest and other	206,749	83,557
Gain on dilution	-	101,664
Financing costs (Note 10)	(633,263)	-
Holding loss on exchangeable shares and special warrants (Notes 9 & 10)	(14,161,373)	-
Holding loss on marketable securities (Note 6)	(1,045,921)	-
Gain on foreign exchange	2,620,571	42,820
Gain on sale of marketable securities	13,684,318	6,962,937

Total other income (loss)	671,081	7,190,978

Net income (loss) before discontinued operations	(19,238,580)	5,051,314

Discontinued operations (Note 14)	(424,379)	42,041
Gain on sale of investment and oil and gas assets (Note 14)	612,937	-

Income (loss) before income taxes	(19,050,022)	5,093,355

Provision for income taxes (Note 15)
Current	2,785,763	2,406,243
Deferred (reduction)	(3,213,573)	-
	(427,810)	2,406,243
Net income (loss)	(18,622,212)	2,687,112

Other comprehensive income (loss) (Note 16)

Marketable securities:
Reclassification to realized gain	(7,240,999)	(2,364,217)
Holding gain (loss)	-	3,598,217
Increase (decrease) in unrealized gain on marketable securities	(7,240,999)	1,234,000

Foreign currency translation adjustment	726,311	111,560

Other comprehensive income (loss)	(6,514,688)	1,345,560

Comprehensive income (loss)	(25,136,900)	4,032,672

Net income (loss) per share
Basic	$(1.05)	$0.19
Diluted	$(1.05)	$0.19
Weighted average number of common shares outstanding
Basic	17,698,000	13,854,000
Diluted	17,698,000	14,508,000

The accompanying notes are an integral part of these consolidated financial statements

PATCH INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)
	For the Year Ended May 31
	2007	2006
	$	$
Operating Activities
Net income (loss)	(18,622,212)	2,687,112
Adjustments for items not involving cash:
Depletion, depreciation, accretion and impairment of oil and gas property	5,087,858	265,756
General and administrative	660,000
Stock-based compensation	3,136,343	787,310
Financing costs	633,263	-
Holding loss on exchangeable shares and special warrants	14,161,373	-
Gain on sale of marketable securities	(13,684,318)	(6,962,937)
Holding loss on marketable securities	1,045,921
Gain on sale of investment in oil and gas assets	(612,937)	-
Gain on foreign exchange	(2,620,571)	-
Deferred taxes	(3,213,573)	-
Gain on dilution	-	(101,664)
Non-controlling interest in net loss	-	(13,600)
Increase in accounts receivable	(5,087)	(7,506)
(Increase) decrease in prepaid expenses and other	2,671	(69,373)
Increase in due to related parties	(95,379)	(255,935)
Increase in accounts payable and accrued liabilities	(10,762,151)	(82,313)
Increase in income taxes payable	604,763	2,181,000
Net cash used in continuing operations	(24,284,036)	(1,572,149)
Discontinued operations	(6,888)	45,953
Net cash used in operating activities	(24,290,924)	(1,526,196)
Investing Activities
Capital contribution to limited partnership	(306,901)	-
Purchase of equipment	(88,619)	-
Net proceeds on sale of subsidiary and limited partnership	771,742	-
Oil and gas interests, net of dispositions	(10,123,071)	(2,436,705)
Proceeds on sale of marketable securities	13,684,319	6,962,937
Net cash provided by investing activities	3,937,470	4,526,232
Financing Activities
Third party contribution to limited partnership	-	666,996
Proceeds from special warrants	18,759,033	-
Proceeds from common stock	3,609,047	743,750
Acquisition of treasury stock	(6,309)	(111,077)
Net cash provided by financing activities	22,361,771	1,299,669
Effect of exchange rate changes on cash	108,705	44,867
Change in cash and cash equivalents for the period	2,117,022	4,344,572
Cash and cash equivalents, beginning of period	4,473,444	128,872

Cash and cash equivalents, end of period	6,590,466	4,473,444

CASH AND CASH EQUIVALENTS CONSIST OF:
Cash in bank	304,821	1,183,931
Term deposits	6,285,645	3,289,513
	6,590,466	4,473,444
NON-CASH ITEMS
Shares received for sale of assets	1,956,990	-
Common stock issued for working interest in oil sands property	-	472,500
Common shares issued on the acquisition of Damascus Energy Inc. (Note 9(a))	12,442,965	-

SUPPLEMENTAL CASH FLOW INFORMATION
Taxes paid	2,256,649	225,243
Interest paid	49,525	36,560

The accompanying notes are an integral part of these consolidated financial statements

PATCH INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(Stated in U.S. Dollars)

							Accumulated
					Additional	Stock	Other	Retained	Total
	Preferred Stock		Common Stock		Paid-in	Subscriptions	Comprehensive	Earnings	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Income (Loss)	(Deficit)	Equity

Balance, May 31, 2005	-	$-	12,753,410	$12,753	$1,410,837	$(4,000)	$6,006,999	$(1,660,780)	$5,765,809
Stock adjustments due to reverse and forward stock splits	-	-	653	-	-	-	-	-	-
Stock options exercised for cash	-	-	1,832,500	1,833	737,917	-	-	-	739,750
Common stock issued for working interest in oil sands property	-	-	437,500	438	472,062	-	-	-	472,500
Common stock issued for consulting and investor relations services	-	-	337,799	338	266,162	-	-	-	266,500
Stock options issued for consulting services	-	-	-	-	520,810	-	-	-	520,810
Stock subscriptions received	-	-	-	-	-	4,000	-	-	4,000
Acquisition of treasury stock	-	-	(198,750)	(199)	(72,408)	-	-	(38,470)	(111,077)
Accumulated other comprehensive income	-	-	-	-	-	-	1,345,559	-	1,345,559
Net income for the year	-	-	-	-	-	-	-	2,687,112	2,687,112
Balance, May 31, 2006	-	$-	15,163,112	$15,163	$3,335,380	$-	$7,352,558	$987,862	$11,690,963
Stock options exercised for cash	-	-	1,590,000	1,590	1,144,410	(38,500)	-	-	1,107,500
Common stock issued by private placement	-	-	3,240,000	3,240	2,601,229	-	-	-	2,604,469
Acquisition of treasury stock and cancelled	-	-	(3,588)	(3)	(1,127)	-	-	(3,624)	(4,754)
Acquisition of treasury stock			(2,000)	(2)	(1,553)	-	-	-	(1,555)
Acquisition of Damascus Energy Inc.	1	-	-	-	-	-	-	-	-
Acquisition of 1289307 Alberta Ltd.	1	-	-	-	-	-	-	-	-
Share issuance costs					(102,922)				(102,922)
Stock-based compensation	-	-	252,250	252	3,136,090	-	-	-	3,136,342
Accumulated other comprehensive income	-	-	-	-	-	-	(6,514,688)	-	(6,514,688)
Net loss for the year	-	-	-	-	-	-	-	(18,622,212)	(18,622,212)
Balance, May 31, 2007	2	$-	20,239,774	$20,240	$10,111,507	$(38,500)	$837,870	$(17,637,974)	$(6,706,857)

All per share amounts have been retroactively restated to reflect the 1 for 10 reverse common stock split on

July 25, 2005 and the 2.5 for 1 forward common stock split on March 27, 2006.

The accompanying notes are an integral part of these consolidated financial statements

1.	ORGANIZATION AND NATURE OF OPERATIONS

Patch International, Inc. (the “Company”) was incorporated in the State of Nevada on June 20, 1997.  Effective June 15, 2004, the Company changed its domicile from Utah to Nevada.  Effective March 15, 2004, the Company acquired all the issued and outstanding common stock of Patch Energy Inc. (“Energy”), a private company incorporated in British Columbia, Canada, which is involved in the exploration, development and production of oil and natural gas. Prior to the acquisition, the Company was a non-operating corporation with nominal net assets. The acquisition is a capital transaction in substance and therefore has been accounted for as a recapitalization of the Company. Accordingly, because Energy is deemed to be the purchaser for accounting purposes, these consolidated financial statements are presented as a continuation of Energy and include the results of operations of Energy since incorporation on February 11, 2002, and the results of operations of the Company since the date of acquisition on March 15, 2004.

On February 3, 2006, the Company, through its subsidiary Energy, incorporated a wholly-owned subsidiary, Patch Oilsands Ltd. (“Oilsands”) in British Columbia, Canada.  On February 27, 2006, the Company formed Patch Oilsands Limited Partnership (the “Partnership”), a Canadian limited partnership, of which Energy owned a 75% interest and Oilsands was the general partner.  On March 8, 2007, Energy sold its interest in both Oilsands and Partnership as a part of a sale of assets to Great Northern Oilsands Inc. (Note 14).

On December 15, 2006, the Company acquired 100% of the issued and outstanding share capital of Damascus Energy Inc. in consideration for one share of Class A Preferred Voting Stock of the Company and 9,426,489 shares of Series A Preferred Stock of Patch Energy Inc. that are exchangeable for 9,426,489 shares of the Company’s common stock. Refer to Note 9(a).

On January 16, 2007, the Company acquired 100% of the issued and outstanding share capital of 1289307 Alberta Ltd. in consideration for one share of Class B Preferred Voting Stock of the Company and 500,000 shares of Series A Preferred Stock of Patch Energy Inc. that are exchangeable for 500,000 shares of the Company’s common stock. Refer to Note 9(b).

Effective June 1, 2007, both Damascus Energy Inc. and 1289307 Alberta Ltd. were merged with Patch Energy Inc. and ceased to exist as separate entities.

2.       FUTURE OPERATIONS

The financial statements have been prepared on a going concern basis.  The Company incurred a net loss of $18.6 million for the year ended May 31, 2007, had an accumulated deficit of $17.6 million and positive working capital of $1.1 million.  In addition, the Company has a $7.7 million flow-through share commitment, which if not met by January 2009, will require the Company to reimburse the subscribers for any tax payable as a result of its failure to meet its flow-through share commitment.  The Company currently anticipates spending its existing funds in the current fiscal year to maintain operations and additional funding will be required to meet the flow-through share commitment and for expenditures connected with the acquisition, exploration and appraisal of new and existing oil and gas projects.

The ultimate development of the Company’s oil and gas projects, if proven commercial, will require additional funding.  The Company’s future operations are dependent upon its ability to obtain additional funding and ultimately achieve profitable operations.  The outcome of these matters cannot be predicted with certainty at this time.  The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to secure additional funding or obtain profitable operations.

3.         SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of Presentation

These consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated. These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars.  The Company’s fiscal year-end is May 31.

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

b)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures.  Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results may differ from the estimates.

c)	Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, marketable securities, accounts payable and accrued liabilities and amounts due to/from related parties, approximated fair value at May 31, 2007 and 2006.

d)	Marketable Securities

The Company reports investments in debt and marketable equity securities at fair value based on quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with credit quality and maturity of the investment. All investment securities are designated as available for sale with unrealized gains and losses included in stockholders' equity. The Company regularly reviews investment securities for impairment based on criteria that include the extent to which the investment's carrying value exceeds its related market value, the duration of the market decline, the Company’s ability to hold to recovery and the financial strength and specific prospects of the issuer of the security. Unrealized losses that are other than temporary are recognized in earnings. Realized gains and losses are accounted for on the specific identification method.

The Company periodically reviews these investments for other-than-temporary declines in fair value based on the specific identification method and writes down investments to their fair value when an other-than-temporary decline has occurred. When determining whether a decline is other-than-temporary, the Company examines (i) the length of time and the extent to which the fair value of an investment has been lower than its carrying value: (ii) the financial condition and near-term prospects of the investee, including any specific events that may influence the operations of the investee such as changes in technology that may impair the earnings potential of the investee: and (iii) the Company’s intent and ability to retain its investment in the investee for a sufficient period of time to allow for any anticipated recovery in market value.

e)	Property and Equipment

Property and equipment consists of office furniture and computer hardware and software and is recorded at cost.  Amortization is calculated at the rate of 30% per annum using the declining balance method.

f)	Oil and Gas Interests

The Company follows the successful efforts method of accounting for its oil and gas producing activities.  Under this method, all costs associated with productive exploratory wells and productive or non-productive development wells are capitalized while the costs of non-productive exploratory wells are expensed.  If an exploratory well finds oil and gas reserves, but a determination that such reserves can be classified as proved is not made after one year following completion of drilling, the costs of drilling are charged to operations.  Indirect exploratory expenditures, including geophysical costs and annual lease rentals, are expensed as incurred.  Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance.  Capitalized costs of producing oil and gas properties and related support equipment, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized.  On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated deprecation, depletion, and amortization with a resulting gain or loss recognized in income. On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually.  If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained. In joint ventured oil and gas exploration and production activities, the accounts reflect only the Company’s proportionate interest in such activities.

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

g)	Flow-through Shares

A portion of the Company’s exploration activities have been financed through the issue of flow-through common shares and flow-through Special Warrants.  Under the terms of these issuances, the related resource expenditure deductions are renounced to the shareholder in accordance with income tax legislation in Canada.  Upon issue of the flow-through shares/warrants, the proceeds are allocated between the offering of shares and the sale of tax benefits to investors.  The allocation is made based on the difference between the quoted price of the Company’s shares and the amount received for the flow-through shares, with a liability being recognized for the difference.  The liability is reversed when tax benefits are renounced and a deferred tax liability is recognized at that time.  Income tax expense is recognized for the difference between the amount of the deferred tax liability recognized on issuance.

           h)           Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 143 “Accounting for Asset Retirement Obligations”.  SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets.

            i)           Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

j)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. The functional currency of the Company’s Canadian subsidiaries is the Canadian dollar. Their financial statements are translated to United States dollars under the current rate method in accordance with SFAS No. 52. Assets and liabilities are translated into U.S. dollars at rates of exchange in effect at the balance sheet date. Average rates for the year are used to translate revenues and expenses. The cumulative translation adjustment is reported as a component of accumulated other comprehensive income.

k)	Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As at May 31, 2007 and 2006 the components of comprehensive income included unrealized holding gains and losses on available-for-sale securities and foreign currency translation adjustments.

l)	Minority Interest

The Company consolidated its investment in Patch Oilsands Limited Partnership (the “Partnership”). The Company recorded a gain on dilution, which is the difference between Energy’s contribution to the Partnership (70%) and its equity interest (75%). For the year ended May 31, 2006 this gain totalled $101,664 (May 31, 2007 – Nil).  Non-controlling interest on the consolidated balance sheet at May 31, 2006 represents the 25% minority interest in the net loss and 25% of the net assets of the Partnership.  On March 8, 2007 the Company sold its entire interest in the Partnership, as part of the disposition of assets to Great Northern Oilsands Inc. (Note 14), therefore there is no minority interest or non-controlling interest recorded for the year ended May 31, 2007.

m)	Revenue Recognition

The Company recognizes oil and gas revenue when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectibility of the revenue is probable.

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

n)	Income Taxes

The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, based upon currently available information, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

o)	Stock-Based Compensation

Prior to June 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” using the intrinsic value method of accounting. Effective June 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified prospective transition method. Under that transition method, compensation cost is recognized for all stock-based payments granted prior to, but not yet vested as of June 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all stock-based payments granted subsequent to June 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated.

p)	Basic and Diluted Income (Loss) Per Share

The Company computes income (loss) per share in accordance with SFAS No. 128 – “Earnings Per Share”.  Under the provisions of SFAS No. 128, basic income (loss) per share is computed using the weighted average number of common stock outstanding during the periods.  Diluted income (loss) per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period.  As the Company generated a net loss in the year ended May 31, 2007, the basic and diluted loss per share is the same for that year as any exercise of options or warrants would be anti-dilutive.

4.	RECENT PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115.”  This pronouncement permits entities to use the fair value method to measure certain financial assets and liabilities by electing an irrevocable option to use the fair value method at specified election dates.  After election of the option, subsequent changes in fair value would result in the recognition of unrealized gains or losses as period costs during the period the change occurred.  SFAS No. 159 becomes effective as of the beginning of the first fiscal year that begins after November 15, 2007, with early adoption permitted. However, entities may not retroactively apply the provisions of SFAS No. 159 to fiscal years preceding the date of adoption.  The Company is currently evaluating the impact that SFAS No. 159 may have on the financial position, results of operations and cash flows of the Company.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization.  This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement will not have a material effect on the Company's future reported financial position or results of operations.

4.	RECENT PRONOUNCEMENTS (Continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109.”  FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The adoption of this statement is not expected to have a material effect on our future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140.  The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs.  SFAS No. 156 is effective for an entity’s first fiscal year beginning after September 15, 2006.  The adoption of this statement is not expected to have a material effect on our future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments.  SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis.  SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed.  The adoption of this statement is not expected to have a material effect on our future reported financial position or results of operations.

5.         DUE TO/FROM RELATED PARTIES

a)
Related parties include former and current directors and officers and companies with common management and directorships.  Related party accounts are unsecured with no fixed terms of interest or repayment.  At May 31, 2007, $1,009,697 (May 31, 2006 - $86,878 owing to related parties) was due from related parties, of which $1,005,729 is due from a current director of the Company.

b)
At the time of acquisition of Damascus Energy Inc. the president of Damascus was also a director of Patch Energy Inc.  In conjunction with this acquisition (as disclosed in Note 9(a)) a director of the Company received $244,840 (CAD$283,019).

c)
An officer and the then sole director of the Company earned a fee of $1,000,000 for the facilitation of the acquisition of the Firebag Oil Sands Project contained in 1289307 Alberta Ltd. (as disclosed in Note 9(b)) by the Company.  These properties were previously owned by a company controlled by this officer who was at the time the sole director of the Company.  The timing of this  payment is subject to certain conditions as set out in an agreement between the parties.

d)
During the year ended May 31, 2007, the Company paid $525,298 (2006 - $198,677) in management fees to former directors and officers of the Company, of which $415,000 related to severance pay to former directors and officers.

e)
A finders’ fee of $114,428 (CAD$132,300) was paid to an officer and the then sole director of the Company in connection with the flow-through private placement as described in Note 13.

The above transactions have been measured in these financial statements at the exchange amount which is the amount of consideration established and agreed to by the related parties.

6.	MARKETABLE SECURITIES

During the year ended May 31, 2007, the Company sold 6,791,937 Pharmaxis Ltd. (“Pharmaxis”) shares, an Australian company listed on the Australian Stock Exchange, for gross proceeds of $13,684,319, and realized a gain of $13,684,318, before applicable taxes.  The Company recorded the ordinary shares of Pharmaxis at market value, net of tax.  At May 31, 2007, the Company owns no ordinary shares (May 31, 2006 – 6,791,937) of Pharmaxis.

The Company paid Australian taxes of $2,256,649 (AUS$2,861,657) (Note 15) on sales of Pharmaxis’ shares up to May 31, 2006, on December 1, 2006.  The Company has accrued an estimate of Australian taxes of $2,785,763 (AUS$3,367,702) on the sale of its remaining Pharmaxis’ shares during the year ended May 31, 2007.

As a part of its sale of assets to Great Northern Oilsands Inc. (“GNOS”) (Note 13), the Company received 1,000,000 Rule 144 restricted common shares of GNOS with a value of $1,956,990 (CAD$2,100,000) at May 31, 2007.  Effective April 16, 2007 GNOS announced the forward split of its common stock on a 50 to 1 basis.  As a result, the Company holds 50,000,000 shares of GNOS at May 31, 2007 with a market value for the shares at May 31, 2007 of $850,000.  These shares are held in trust for the Company and have been classified as marketable securities.

Market Value
May 31, 2007

50,000,000 ordinary shares – Great Northern Oilsands Inc.	$ 850,000

Market Value
May 31, 2006

6,791,937 ordinary shares – Pharmaxis Ltd.	$ 7,241,000

7.	JOINT VENTURE RECEIVABLE

Pursuant to the terms of the Farmout Agreement on the Dover (Ells) property, the Company has earned an 80% working interest in the joint lands by drilling 16 evaluation wells on the property.  Subsequent to meeting its earning requirements the Company drilled an additional 3 evaluation wells on the property.  The Company is responsible for its 80% share of the costs of these 3 additional evaluation wells and pursuant to the terms of the Farmout Agreement the Company will finance its joint venture partner for its 20% share of the costs of these 3 additional evaluation wells.  The joint venture partner’s share of the additional well costs will be repaid upon the earlier of the sale of the Company’s interest in the property or 10 years from the abandonment of these 3 additional wells.  Interest shall accrue on the outstanding amount at the Bank of Canada’s prime rate plus 1% until the amount is repaid.  At May 31, 2007 the amount owing to the Company is $323,394.

8.	OIL AND GAS INTERESTS

	May 31, 2007	May 31, 2006

OIL AND GAS INTERESTS – SUCCESSFUL EFFORTS METHOD

Balance beginning of the year	$2,964,017	$198,284
Expenditures and acquisitions	50,566,872	3,029,321
Dispositions	(2,651,277)	-
Depletion, depreciation and impairment of oil and gas property	(5,087,858)	(193,888)
Dry well and abandoned interests	(5,664,773)	(69,700)
Geological and geophysical costs	(2,468,056)	-

Balance end of the year	$37,658,925	$2,964,017

Effective December 15, 2006 the Company acquired Damascus Energy Inc. (Note 9(a)) for total share consideration of $12,442,965.  The Oil and Gas Interests acquired in this transaction were valued at $23,475,628 with the majority of this value attributable to the Dover Oil Sands Project.  Additional drilling and seismic activity, which earned the Company an 80% working interest on the Dover lands during the period from December 15, 2006 to May 31, 2007 totalled approximately $11.8 million.  Effective January 16, 2007 the Company acquired 1289307 Alberta Ltd. (Note 9(b)).  The Oil and Gas Interests acquired in this transaction were valued at $5,417,197, all attributable to the Firebag Oil Sands Project.

8.	OIL AND GAS INTERESTS (Continued)

Additional drilling and seismic activity, which earned the Company a 75% working interest, on the Firebag lands during the period from January 16, 2007 to May 31, 2007 totalled approximately $5.5 million. The remainder of the expenditures and acquisitions during the year relate primarily to drilling activity on the Company’s non-core conventional asset base, of which the majority was disposed of in the transaction with Great Northern Oilsands Inc. (Note 14).  All properties are classified as unproved properties as no proven reserves exist.  All activity relating to Oil and Gas Interests by the Company is located in Canada.

In accordance with successful efforts accounting for oil and gas interests the Company has expensed all geological and geophysical costs incurred.  The drilling costs associated with the Firebag properties have been expensed in the year as the drilling results on the property did not support recoverability of these costs.  In addition, the Company has charged to earnings approximately $5.0 million of the carrying value of its costs in acquiring its interests in the Firebag property.

9.	ACQUISITIONS

a)
The Company entered into a Share Exchange Agreement dated December 1, 2006 with Damascus Energy Inc. (“Damascus”), whereby the Company would acquire 100% of the issued and outstanding share capital of Damascus.  The transaction closed on December 15, 2006, and is accounted for using the purchase method.  By acquiring Damascus the Company received the right to earn up to an 80% working interest in the Dover Oil Sands Project.  The consolidated statements of operations for the Company includes the operating results of Damascus from the date the transaction closed to May 31, 2007.  Under the terms of the Share Exchange Agreement, because the Company did not have enough authorized shares to effect the transaction, Energy acquired all of the issued and outstanding common shares of Damascus (18,852,978 common shares) in consideration for one share of Class A Preferred Voting Stock of the Company and 9,426,489 shares of Series A Preferred Stock of Energy (the “Exchangeable Shares”) that are exchangeable for 9,426,489 shares of the Company’s common stock. Refer to Note 12.  The Exchangeable Shares will be exchanged when the Company has increased its authorized common stock, however no recourse exists should approval not be received by the Company allowing for the conversion of the Exchangeable Shares into the Company’s common stock.  The shares were valued at $1.32, based upon the market price of the Company’s common shares at the closing date of the transaction.  During the next fiscal year adjustments may be made to finalize the purchase price equation.  The president of Damascus, who was also a director of Energy prior to the acquisition, was appointed to serve as a director of the Company.  A director of Energy received $244,840 (CAD$283,019) in connection with the acquisition.

The purchase price was allocated to the following assets and liabilities:

Accounts receivable	$279,368
Oil and gas interests	23,475,628
Accounts payable and accrued liabilities	(7,597,054)
Other current liabilities	(427,871)
Asset retirement obligation	(73,534)
Deferred income taxes	(3,213,572)

Paid by issuance of 9,426,489 shares of Series A preferred stock of Patch Energy Inc., and 1 share of Class A preferred voting stock of Patch International Inc.	$12,442,965

Pro Forma Results (unaudited):

The pro forma data of the Company set forth below gives effect to the purchase transactions completed in fiscal 2007 as if they had occurred at the beginning of fiscal 2007 and at the beginning of fiscal 2006.  The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations of the Company.

9.       ACQUISITIONS (Continued)

	June 1, 2006 to May 31,	June 1, 2005 to May 31,
	2007	2006
	$	$

Pro Forma Revenue	24,644	43,668

Pro Forma Net Income (Loss)	(19,367,854)	2,679,581

Pro Forma Net Income (Loss) Per Share – Basic and Diluted	(1.09)	0.19

b)
The Company entered into a Share Exchange Agreement dated December 21, 2006 with 1289307 Alberta Ltd. (“1289307”), whereby the Company would acquire 100% of the issued and outstanding share capital of 1289307.  The transaction closed on January 16, 2007, and is accounted for using the purchase method.  By acquiring 1289307 the Company received the right to earn up to a 75% working interest in the Firebag Oil Sands Project.  The consolidated statements of operations for the Company includes the operating results of 1289307 from the date the transaction closed to May 31, 2007.  Under the terms of the Share Exchange Agreement, because the Company did not have enough authorized shares to effect the transaction, Energy acquired all of the issued and outstanding common shares of 1289307 (500,000 common shares) in consideration for one share of Class B Preferred Voting Stock of the Company and 500,000 shares of Energy that are exchangeable for 500,000 shares of the Company’s common stock. Refer to Note 12.  The Exchangeable Shares will be exchanged when the Company has increased its authorized common stock, however no recourse exists should approval not be received by the Company allowing for the conversion of the Exchangeable Shares into the Company’s common stock.  The shares were valued at $1.32, based upon the market price of the Company’s common shares at the closing date of the transaction.  During the next fiscal year adjustments may be made to finalize the purchase price equation.  A private Alberta company controlled by an officer of the Company was repaid $1,000,000 for a promissory note in connection with the acquisition.

The purchase price was allocated to the following assets and liabilities:

Accounts receivable	$1
Oil and gas interests	5,417,197
Other current liabilities	(4,417,197)
Promissory note payable – Note 4(c)	(1,000,000)

Purchase price	$1

As this acquisition was part of a series of sequential transactions which reflect the acquisition of 1289307 by the Company the purchase price allocation presented above differs from that presented at February 28, 2007 as follows:

i)
Under the terms of the Firebag Oil Sands Project agreement, dated December 21, 2006, 1289307 assumed an obligation of $4,393,140 (CAD$5,100,000).  At February 28, 2007 this cash payment was recorded by the Company as a capital expenditure subsequent to the acquisition of 1289307.  However, since 1289307 had an obligation for this payment prior to its acquisition by the Company the costs have been reclassified and included as part of the initial purchase price of 1289307.

ii)
At February 28, 2007, the 500,000 Exchangeable Shares which were issued by the Company in conjunction with the acquisition of 1289307 was included in the purchase price.  These Exchangeable Shares, with a value of $660,000 based upon the market price of the Company’s common stock at the closing date of the transaction, have now been excluded from the purchase price of 1289307.  The $660,000 has been charged to net income in the current year as a fee paid by the Company to two individuals who were the shareholders of 1289307 and subsequently became directors of the Company.

9.        ACQUISITIONS (Continued)

The holders of the Series A Preferred shares of Patch Energy Inc. do not have any voting or economic interest in the operations and assets of Patch
Energy Inc.

The value of the purchase price, represented by the Series A Preferred Stock of Energy which is exchangeable into common stock of the Company, as disclosed in both Notes 9(a) and (b) totals $20,150,772 and has been presented as a liability on the face of the balance sheet as at May 31, 2007.  In accordance with EITF – 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”, the Company determined that, at the classification assessment date, share settlement was not within the control of the Company, as shareholder approval was required, and therefore the value of the exchangeable shares is classified as a liability and is fair valued as at May 31, 2007, using a market price of $2.03 per share.  As of September 11, 2007 the share price was $1.06 per share.  The balance will be reclassified to stockholder’s equity once the Company has increased its authorized number of shares (Note 20).

	Issued	Issue Price	$

Exchangeable Shares:
Issued on acquisition of Damascus (Note 9(a))	9,426,489	$1.32	12,442,965
Issued in conjunction with the acquisition of 1289307 (Note 9(b))	500,000	$1.32	660,000
	9,926,489		13,102,965
Fair value adjustment – Exchangeable Shares	-		7,047,807
	9,926,489		20,150,772

10.	SPECIAL WARRANTS AND FLOW-THROUGH SPECIAL WARRANTS

On February 27, 2007, the Company completed a private placement of 8,302,000 Special Warrants at $1.50 per Special Warrant, and 4,653,750 Flow-through Special Warrants at $1.65 per Flow-through Special Warrant for total gross proceeds of $20,131,687. Net proceeds of $18,759,033 were received, after commissions and professional fees paid. Of the Flow-through Special Warrants, 4,408,750 were issued on a brokered basis, and 245,000 were issued on a non-brokered basis.

Each Special Warrant entitles the holder to acquire one Unit of the Company, for no additional consideration.  Each Unit consists of one share of the Company’s common stock, subject to the Company increasing its authorized number of shares of common stock and one common share Bonus Warrant.  Each Bonus Warrant entitles the holder to receive, without additional consideration, up to 0.10 shares or 830,200 of the Company’s common stock, subject to the Company not completing certain filings on or before April 28, 2007 and not, (i) becoming a “reporting issuer” in any province or territory of Canada; (ii) having a registration statement declared effective in the United States; and (iii) having its common stock listed on the TSX Venture Exchange or Toronto Stock Exchange on or before September 25, 2007.  As at May 31, 2007, the Bonus Warrants can be converted into 166,040 shares of the Company’s common stock, without additional consideration, as the April 28, 2007 filing deadlines described above were not met.  Financing costs of $298,872 has been recorded for the year ended May 31, 2007 (May 31, 2006 – Nil) which represents the market value of the Company’s common stock at the date the Bonus Warrants became exercisable.

Each Flow-through Special Warrant entitles the holder to acquire, for no additional consideration, one share of the Company’s common stock upon the Company increasing its authorized number of share of the Company’s common stock.

The Company paid $1,183,646 in cash commissions to the agents and issued non-transferable agents’ warrants to purchase up to 762,645 shares of the Company’s common stock at an exercise price of $1.50 per share on the later of: (i) February 27, 2008; and (ii) six months from the date the securities issued under the private placement are free from trading restrictions in the United States and Canada, but no later than February 27, 2009.  The fair value of the Agents’ warrants of $1,281,244 was estimated using the Black-Scholes option pricing model using the following weighted-average assumptions: a dividend yield of 0.0%; expected volatility of 138%; risk free interest rate of 4.54%; and expected life of 2 years.  For the year ended May 31, 2007, $334,391 has been determined to be the fair value representing the vested portion of the Agents’ warrants and has been included in financing costs.

The Company has accounted for the net proceeds received from the sale of the Special Warrants and the Flow-through Special Warrants and the value of the Bonus Warrants as a liability on the face of the balance sheet.  In accordance with EITF – 00-19, the Company determined that share settlement of the Special Warrants, Flow-through Special Warrants and Bonus Warrants is not within the control of the Company, as shareholder approval is required, and therefore, the value of these instruments is classified as a liability and is fair valued at May 31, 2007, using a price of $2.03 per share.  The balance will be reclassified to stockholder’s equity once the Company has increased it authorized number of shares (Note 20).

10.	SPECIAL WARRANTS AND FLOW-THROUGH SPECIAL WARRANTS (Continued)

	Issued	Issue Price	$

Special Warrants	8,302,000	$1.50	12,453,000
Flow-through Special Warrants	4,653,750	$1.65	7,678,687
			20,131,687
Less: Commissions and professional fees			(1,372,654)
Net proceeds			18,759,033
Agent’s Warrants	762,645		334,391
Bonus warrants	166,040		298,872
	13,884,435		19,392,296
Fair value adjustments:
Special Warrants and Flow-through Special Warrants			7,113,196
Agent’s Warrants			(37,819)
Bonus Warrants			38,189
	13,884,435		26,505,862

11.	ASSET RETIREMENT OBLIGATIONS

The total future asset retirement obligation was estimated by management based on the Company’s net ownership in wells and facilities, estimated costs to reclaim and abandon wells and facilities and the estimated timing of the costs to be incurred in future periods.  At May 31, 2007 the total undiscounted value of the total asset retirement obligation is estimated to be $166,835.  These payments are expected to be made over the next 3 years.  The Company’s credit adjusted risk free rate of 6.5 percent and an inflation rate of 3.0 percent were used to calculate the present value of the asset retirement obligation.

The following table reconciles the Company’s asset retirement obligations:

	For the Year Ended May 31
	2007	2006

Beginning asset retirement obligations	$ 34,379	$ -
Liabilities incurred	-	32,834
Liabilities acquired	73,534	-
Revisions	20,858	-
Accretion	1,188	1,545

Total asset retirement obligations	$ 129,959	$ 34,379

12.	PREFERRED STOCK

The Company authorized two classes of preferred voting stock during the year ended May 31, 2007 as follows: one share of Class A Preferred Voting Stock, par value of $0.01 per share, and 10,000 shares of Class B Preferred Voting Stock, par value of $0.01 per share.  Refer to Notes 9(a) and (b).

The Class A Preferred Voting Stock has no dividend, or liquidation preferences over common stock holders.  This Class A Preferred Voting Share entitles 1286664 Alberta Ltd., as the trustee under the Exchange and Voting Trust Agreement and registered holder thereof, to attend and vote at all meetings of holders of shares of the Company’s common stock on behalf of the former shareholders of Damascus.  The maximum number of votes attached to this Class A Preferred Voting Share is that number of shares of the Company’s common stock into which the Exchangeable Shares issued in conjunction with the Class A Preferred Voting Share and at that time outstanding are then exchangeable, which is 9,426,489 as of the date of this financial statement.  The Class A Preferred Voting Share may be voted by proxy on all matters that may properly come before a meeting of the Company’s common shareholders. Prior to delivering a Class A Preferred Voting Share proxy, the trustee of the Class A Preferred Voting Share shall be obligated to determine the manner in which the holders of the then outstanding Exchangeable Shares issued in conjunction with the Class A Preferred Voting Share would vote on each matter put before the meeting of common shareholders.  The holder of the Class A Preferred Voting Share is then obligated to complete the Class A Preferred Voting Share proxy and record as votes in favour of the matter that number of votes equal to the number of common shares into which the Exchangeable Shares which voted in favour of the matter are then exchangeable and record as votes against the matter that number of votes equal to the number of the common shares into which the Exchangeable Shares which voted against the matter are then exchangeable.  The trustee is not entitled to cast any vote (either positive or negative) for which proxies have not been returned by the holder of the Exchangeable Shares.

12.	PREFERRED STOCK (Continued)

The Company has also designated 10,000 shares of Class B Preferred Voting Stock, of which one share is issued and outstanding.  The Class B Preferred Voting Stock has no dividend or liquidation preferences over common stock holders.  This Class B Preferred Voting Share entitles 1286664 Alberta Ltd., as the trustee under the Exchange and Voting Trust Agreement and registered holder thereof, to attend and vote at all meetings of holders of shares of the Company’s common stock on behalf of the shareholders of 1289307 Alberta Ltd.  The maximum number of votes attached to this Class B Preferred Voting Share is that number of shares of the Company’s common stock into which the Exchangeable Shares issued in conjunction with the Class B Preferred Voting Share and at that time outstanding are then exchangeable, which is 500,000 as of the date of this financial statement.  Except for the number of votes, the Class B Preferred Voting Stock is identical to the Class A Preferred Voting Stock.

13.	COMMON STOCK

During the year ended May 31, 2007, the Company issued 1,590,000 shares of common stock and received $1,146,000 in cash proceeds from the exercise of stock options.  The Company has recorded a stock subscription receivable of $38,500 related to these stock option exercises.

On June 23, 2006, the Company purchased 3,588 of its shares on the open market at an average price of $1.32 per share.

On July 26, 2006, the Company issued 222,250 shares of common stock, valued at $277,813 based on a market price of $1.25 per share, for investor relation services.

On September 15, 2006, the Company purchased 2,000 of its shares on the open market at a price of $0.78 per share.  These 2,000 shares are held in treasury for cancellation.  The 2,000 treasury shares are not included in the Company’s issued and outstanding shares for financial reporting purposes.

On October 24, 2006, the Company issued 30,000 shares of common stock, valued at $23,100 based on a market price of $0.77 per share, for investor relations services.

On November 3, 2006, the Company filed a form S-8 Registration Statement in connection with a 2006 Stock Option Plan allowing for the granting of options to acquire up to a total of 1,500,000 shares.

During the year ended May 31, 2007, the Company completed a private placement and issued an aggregate 3,240,000 shares at a price of CAD$1.00 per share on a flow-through basis for proceeds of $2,798,400 (CAD$3,240,000).  In connection with the private placement, the Company paid a finder’s fee of 7% ($193,932 (CAD$224,350)), of which $114,428 (CAD$132,300) was paid to an officer of the Company.  The shares were issued pursuant to Regulation S under the Securities Act of 1933, as the sales were made in “offshore transactions”.

	May 31, 2007		May 31, 2006
	Number		Number
	of Shares	Amount $	of Shares	Amount $

Issued and outstanding common shares:
Balance, beginning of year	15,163,112	15,163	12,753,410	1,423,590
Flow-through shares issued	3,240,000	2,604,469	-	-
Private placement	-	-	437,500	472,500
Stock options exercised	1,590,000	1,184,500	1,832,500	739,750
Shares issued for services	252,250	300,913	337,799	266,500
Stock adjustment due to forward split	-	-	653	-
Repurchase of shares	(5,588)	(6,309)	(198,750)	(72,607)

	20,239,774	4,098,736	15,163,112	2,829,733
Less: Stock subscriptions receivable	-	(38,500)	-	-
Less: Amount included in additional paid-in capital	-	(4,043,620)	-	(2,814,570)
Add: Amount charged to retained earnings	-	3,624	-	-
Balance, end of year	20,239,774	20,240	15,163,112	15,163

13.	COMMON STOCK (Continued)

           A summary of the Company’s stock option activity is as follows:

	May 31, 2007		May 31, 2006
	Number	Weighted Average	Number	Weighted Average
	of	Exercise	of	Exercise
	Options	Price	Options	Price

Balance, beginning of year	2,272,500	$0.75	1,370,000	$0.28
Granted	4,265,000	1.33	2,735,000	$0.75
Expired	(300,000)	0.39	-	-
Forfeited	(672,500)	0.60	-	-
Cancelled	(750,000)	1.20	-	-
Exercised	(1,590,000)	0.72	(1,832,500)	$0.40

Balance, end of year	3,225,000	$1.40	2,272,500	$0.75

As at May 31, 2007, the weighted average remaining contractual life of the outstanding options is 4.7 years, and the aggregate intrinsic value of the options is $5,438,500.

A summary of the status of the Company's nonvested options as of May 31, 2007, and changes during the year ended May 31, 2007, is presented below:

Nonvested options:	Number of Shares Underlying Options	Weighted-Average Grant-Date Fair Value

Nonvested at June 1, 2006	485,000	$0.61
Granted	4,265,000	1.52
Cancelled/forfeited	(800,000)	(1.17)
Vested	(725,000)	0.65

Nonvested at May 31, 2007	3,225,000	$1.73

Prior to June 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” using the intrinsic value method of accounting. Effective June 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified prospective transition method. Under that transition method, compensation cost is recognized for all stock-based payments granted prior to, but not yet vested as of June 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all stock-based payments granted subsequent to June 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Results for prior periods have not been restated.

As a result of adopting SFAS 123R on June 1, 2006, the Company’s net loss for the year ended May 31, 2007 is $3,136,266 higher than if it had continued to account for share-based compensation under APB No. 25. Basic and diluted net loss per share for the year ended May 31, 2007 would have been $0.08 per share higher than as reported.

During the year ended May 31, 2007, stock-based compensation amounting to $3,136,343 was recorded. During the year ended May 31, 2007, stock options for stock-based compensation were issued as follows: 50,000 stock options priced at $0.90 per share, 190,000 stock options priced at $0.90 per share, 2,850,000 stock options priced at $1.20 per share and 1,175,000 stock options priced at $1.75 per share.  Stock-based compensation also includes amounts relating to the repricing of 485,000 stock options on August 30, 2006, from $1.54 to $0.90 per share, which were previously granted on May 15, 2006.

The weighted average fair value of the options granted during the year ended May 31, 2007 was $1.73 and was estimated using the Black-Scholes option pricing model using the following weighted-average assumptions: a dividend yield of 0.0%; expected volatility of 148%; risk free interest rate of 4.59%; and expected life of 5.0 years.

13.      COMMON STOCK (Continued)

For the year ended May 31, 2006, had compensation cost been recognized on the basis of fair value, pursuant to SFAS No. 123R, net income and income per share would have been as follows:

Net income (loss) - as reported	$2,687,112
Add: Stock-based compensation expense included in net income - as reported	787,310
Deduct: Stock-based compensation expense determined under fair value method	(1,063,128)

Net income (loss) – pro forma	$2,411,294

Basic net income per share – as reported	$0.19
Basic net income per share – pro forma	$0.17

Diluted net income per share – as reported	$0.19
Diluted net income per share – pro forma	$0.17

The fair value of each option granted during the year ended May 31, 2006 was $0.39 and was estimated using the Black-Scholes option pricing model using the following weighted-average assumptions: a dividend yield of 0.0%; expected volatility of 147%; risk free interest rate of 4.1%; and expected life of 1.31 years.

14.	DISCONTINUED OPERATIONS

On March 8, 2007, the Company completed a disposition of the majority of the Company’s conventional oil and gas properties in Western Canada to Great Northern Oilsands Inc.  The Company received cash, before transaction costs, of $778,590 (CAD$900,000) and 1,000,000 Rule 144 restricted shares of Great Northern Oilsands Inc.  The shares received were valued at $1,816,710 (CAD$2,100,000) at the date of the transaction, for total consideration of $2,595,300 (CAD$3,000,000).

The results of discontinued operations are summarized as follows:

	For the Year Ended May 31
	2007	2006
	$	$
Revenue:
Oil and gas	99,722	134,926

Expenses	524,101	92,885
Net operating income (loss) from discontinued operations	(424,379)	42,041
Gain on sale of investment and oil and gas assets	612,937	-

15.	INCOME TAX

The Company records deferred income taxes for differences between the tax reporting basis and the financial reporting basis of assets and liabilities. The Company follows the provisions of SFAS No. 109, “Accounting for Income Taxes”. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. At May 31, 2007, the Company did not have any net U.S. operating losses carried forward. The potential benefit of net U.S. foreign tax credit carry forward has not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net U.S. foreign tax credit carry forward in future years. At May 31, 2007, the Company had capital gains for Australian income taxes purposes of $13,684,318, net operating losses for U.S. federal income tax purposes of $2,624,000, and had non-capital loss carryforwards for Canadian income tax purposes of $2,955,000, which begin expiring in fiscal 2011. All U.S. federal income taxes payable were offset by a foreign tax credit or losses brought forward. When the future utilization of some portion of the carryforwards is determined not to be “more likely than not,” a valuation allowance is provided to reduce the recorded tax benefits from such assets. At May 31, 2007, a valuation allowance of $739,226 was provided to reduce deferred tax assets to nil.

15.      INCOME TAX (Continued)

The provision for income taxes consists of the following:

	For the Year Ended May 31
	2007	2006
	$	$
Current
Foreign	2,785,763	2,181,000
United States	-	225,243

Deferred:
Foreign	(3,213,573)	-
United States	-	-
Total income tax expense (reduction)	(427,810)	2,406,243

Effective tax rate reconciliation:

	For the Year Ended May 31
	2007	2006
	$	$
Income tax (reduction) expense at statutory rate	(6,158,038)	1,731,740
Nonresident capital gains tax	2,785,763	2,181,000
Flow-through shares	1,053,947	-
Resource allowance and other	30,231	-
Unrealized loss on exchangeable shares and special warrants	4,814,867	-
Foreign tax credits	(3,760,350)	(1,731,740)
Change in tax rates	282,543	-
Federal tax	-	225,243
Total income tax expense (reduction)	(427,810)	2,406,243
Effective tax rate	2.2%	47.2%

The deferred tax liabilities and assets were as follows:

	For the Year Ended May 31
	2007	2006
	$	$
Deferred tax assets/(liabilities)
- Non-capital loss carryforwards	842,184	166,000
- Excess tax basis over book basis for oil and gas properties	(286,704)	50,000
- Writedown of marketable securities	157,746	-
- Share issue costs	26,000	-
- Less valuation allowance	(739,226)	(216,000)
Net deferred tax liability	-	-

16.	OTHER COMPREHENSIVE INCOME/(LOSS)

Components of other comprehensive income (loss) are as follows:

	For the Year Ended
	May 31, 2007
	Before-Tax	Tax (Expense)	Net-of-Tax
	Amount	Or Benefit	Amount
Marketable securities:
Decrease in unrealized gain on marketable securities	$(10,344,284)	$3,103,285	$(7,240,999)
Foreign currency translation adjustment	726,311	-	726,311
Other comprehensive income (loss)	$(9,617,973)	$3,103,285	$(6,514,688)

	For the Year Ended
	May 31, 2006
	Before-Tax	Tax (Expense)	Net-of-Tax
	Amount	Or Benefit	Amount
Marketable securities:
Reclassification adjustment - realized gain	$(3,582,147)	$1,217,930	$(2,364,217)
Holding gain	5,451,844	(1,853,627)	3,598,217
Net gain on marketable securities recognized in other comprehensive income	1,869,697	(635,697)	1,234,000
Foreign currency translation adjustment	111,560	−	111,560
Other comprehensive income (loss)	$1,981,257	$(635,697)	$1,345,560

17.	COMMITMENTS

On February 27, 2007 the Company issued 4,653,750 Flow-through Special Warrants (Note 10) at $1.65 per Flow-through Special Warrant for gross proceeds of $7,678,688.  The Company is obligated to expend this amount on Canadian Exploration Expenses prior to December 31, 2008 and to renounce this amount, in full, to the subscribers of the Flow-through Special Warrants.  In the event that the Company fails to incur and renounce the full amount of these expenditures to the subscriber, the Company shall pay, in settlement to the subscriber, an amount equal to the amount of any tax payable or that may become payable by the subscriber as a consequence of such failure.

18.	GEOGRAPHIC AND SEGMENTED INFORMATION

The Company has one reportable segment consisting of oil and gas operations, except for the Company’s investment in Great Northern Oilsands Inc., which is valued at $850,000 at May 31, 2007.  As at May 31, 2006 the Company held 6,791,937 shares of Pharmaxis Ltd. (an Australian company listed on the Australian Stock Exchange).  The shares were valued at $7,241,000 at May 31, 2006.  The Company derives revenues from the sale of petroleum products resulting from its oil and gas operations.  The Company’s operations are in Canada.

Geographic:
Long-lived assets:	May 31, 2007	May 31, 2006
Canada	$38,607,841	$2,937,326
Australia	-	7,241,000
Total long-lived assets	$38,607,841	$10,178,326

Revenues from external customers:	May 31, 2007	May 31, 2006
United States	$-	$-
Canada	15,581	43,668
Total revenues from external customers	$15,581	$43,668

19.	CONTINGENT LIABILITIES

The 8,302,000 Special Warrants (Note 10) that were issued by the Company in February 2007 entitled the holder to acquire, for no additional consideration one Unit of the Company.  Each Unit consists of one share of the Company’s common stock, subject to the Company increasing its authorized number of shares of common stock and one common stock Bonus Warrant.  Each Bonus Warrant entitles the holder to receive up to 0.10 (830,200 common shares) of the Company’s common stock, without additional consideration, should the Company fail to meet a number of conditions (as outlined in Note 10) prior to September 25, 2007.  To date the Bonus Warrants can be converted into 166,040 shares of the Company’s common stock, without additional consideration, with a further conversion of 664,160 Bonus Warrants into shares of the Company should the September 25, 2007 deadline not be met.

20.      SUBSEQUENT EVENT

Pursuant to the Special Meeting of Stockholders held by the Company on August 28, 2007, and adjourned until September 14, 2007, the shareholders have approved and the Company has filed a “Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations”.  Subject to regulatory approval the amendments include the following:

i)   Article II - The amount of total authorized capital stock that the Corporation shall have the authority to issue is 300,000,000 shares of common stock, each with a $0.001 par value, and 1,000,000 shares of preferred stock, each with a $0.01 par value.  To the fullest extent permitted by the laws of the State of Nevada (currently NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.  This amendment is subject to regulatory approval.

ii)  Article XII – One third of the voting power of the issued and outstanding shares of the class or series that is present in person or in proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business by a vote of the stockholders.  An act of the stockholders of each class or series, other than the election of directors, is approved if the number of votes in favour of the action exceeds the number of votes cast in opposition to the action.

21.	SCHEDULE OF SUPPLEMENTARY INFORMATION ON OIL AND GAS OPERATIONS (Unaudited)

RESERVE QUANTITY INFORMATION

The estimated quantities of proved oil and gas reserves disclosed in the table below are based upon estimates prepared for the Company by independent petroleum engineers.  Such estimates are inherently imprecise and may be subject to substantial revisions.  The Company bears the ultimate responsibility for proved reserves estimates.

Revisions may occur because current prices of oil and gas and current costs of operating are subject to fluctuations. Past performance of wells does not necessarily guarantee future performance and rates used to estimate decline of reserves could vary from that which is projected.

All quantities shown in the table are proved reserves and are located within Canada.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES
	May 31, 2007 (Unaudited)	May 31, 2006 (Unaudited)
	Oil (bbls)	Oil (bbls)
Proved, developed and undeveloped reserves (Canada)
Balance beginning of the year	5,000	11,000
Discoveries	-	1,000
Revision to estimates	-	(4,000)
Dispositions	(2,725)	-
Production	(2,275)	(3,000)
Balance end of the year	-	5,000

Standardized Measure of Discounted Future Net Cash Flows (Canada)
Future cash flows	$-	$353,964
Future operating expenses	-	(199,672)
	-	154,292
10% annual discount for estimated timing of cash flows	-	(19,060)
Standardized measure of discounted future net cash flows	$-	$135,232

Future cash flows are computed by applying fiscal period end prices of natural gas and oil to period end quantities of proved natural gas and oil reserves.  Future operating expenses and development costs are computed primarily by the Company’s petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company’s proved natural gas and oil reserves at the end of the period, based on period end costs and assuming continuation of existing economic conditions.

Future income taxes are based on period end statutory rates, adjusted for tax basis and applicable tax credits.  A discount factor of ten percent was used to reflect the timing of future net cash flows.  The standardized measure of discounted future net cash flows is not intended to represent the replacement cost of fair value of the Company’s natural gas and oil properties.  An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimate of natural gas and oil producing operations.

22.	QUARTERLY FINANCIAL DATA (Unaudited)

a)	Acquisition of 1289307 Alberta Ltd. (Note 9(b))

As this acquisition was part of a series of sequential transactions which reflect the acquisition of 1289307 Alberta Ltd. (“1289307”) by the Company the purchase price allocation presented above differs from that presented at February 28, 2007 as follows:

i)
Under the terms of the Firebag Oil Sands Project agreement, dated December 21, 2006, 1289307 assumed an obligation of $4,393,140 (CAD$5,100,000).  At February 28, 2007 this cash payment was recorded by the Company as a capital expenditure subsequent to the acquisition of 1289307.  However, since 1289307 had an obligation for this payment prior to its acquisition by the Company the costs have been reclassified and included as part of the initial purchase price of 1289307.

ii)
At February 28, 2007, the 500,000 Exchangeable Shares which were issued by the Company in conjunction with the acquisition of 1289307 was included in the purchase price.  These Exchangeable Shares, with a value of $660,000 based upon the market price of the Company’s common stock at the closing date of the transaction, have now been excluded from the purchase price of 1289307.  The $660,000 has been charged to net income in the current year as a fee paid by the Company to two individuals who were the shareholders of 1289307 and subsequently became directors of the Company.

	As Reported	Adjustments	Restated

Consolidated Balance Sheets as of February 28, 2007:
Oil and gas interests	42,604,389	(970,588)	41,633,801
Deferred income taxes	3,720,926	(310,588)	3,410,338
Retained earnings	6,268,273	(660,000)	5,608,273

Consolidated Statements of Operations – Three Months Ended February 28, 2007:
General and administrative	2,761,088	660,000	3,421,088
Net income (loss)	1,412,929	(660,000)	752,929

Consolidated Statements of Operations – Nine Months Ended February 28, 2007:
General and administrative	4,387,829	660,000	5,047,829
Net income (loss)	5,284,034	(660,000)	4,624,034

b)	Discontinued Operations (Note 14)

On January 16, 2007, the Company entered into a letter agreement to dispose of the properties described above to Great Northern Oilsands Inc.  The impact on the consolidated financial statements presented for the nine months ended February 28, 2007 had these properties been classified as “Assets Held for Sale” and the revenue and expenses generated by these properties classified as “Discontinued Operations” is as follows:

	As Reported	Adjustments	Restated

Consolidated Balance Sheets as of February 28, 2007:
Oil and gas interests	42,604,389	(2,335,609)	40,268,780
Assets held for sale	-	2,335,609	2,335,609

Consolidated Balance Sheets as of February 28, 2006:
Oil and gas interests	2,964,017	(813,655)	2,150,362
Assets held for sale	-	813,655	813,655

Consolidated Statements of Operations – Three Months Ended February 28, 2007:
Oil and gas revenue	34,710	(34,147)	563
Depletion, depreciation, impairment and accretion	7,584	(4,696)	2,888
Oil and gas production, royalties and other	12,628	(6,090)	6,538
Net income (loss) before discontinued operations	2,002,455	(23,361)	1,979,094
Discontinued operations	-	23,361	23,361

Consolidated Statements of Operations – Nine Months Ended February 28, 2007:
Oil and gas revenue	100,319	(91,713)	8,606
Depletion, depreciation, impairment and accretion	48,123	(19,634)	28,489
Oil and gas production, royalties and other	41,461	(30,083)	11,378
Net income (loss) before discontinued operations	8,152,061	(41,996)	8,110,065
Discontinued operations	-	41,996	41,996

Consolidated Statements of Operations – Three Months Ended February 28, 2006:
Oil and gas revenue	58,345	(28,746)	29,599
Depletion, depreciation, impairment and accretion	55,640	(3,972)	51,668
Oil and gas production, royalties and other	118,663	(4,707)	113,956
Net income (loss) before discontinued operations	(432,884)	(20,067)	(452,951)
Discontinued operations	-	20,067	20,067

Consolidated Statements of Operations – Nine Months Ended February 28, 2006:
Oil and gas revenue	142,427	(102,610)	39,817
Depletion, depreciation, impairment and accretion	90,265	(15,415)	74,850
Oil and gas production, royalties and other	156,081	(25,519)	130,562
Net income (loss) before discontinued operations	4,747,819	(61,676)	4,686,143
Discontinued operations	-	61,676	61,676

APPENDIX A
Form of Continuation Resolutions

To authorize the Company to effectuate the Continuation, you are being asked to adopt the following resolutions at the special meeting (the “Continuation Resolutions”), which authorize us to complete the Continuation of the Company out of Nevada and into Alberta, Canada.  See Appendix A.

“WHEREAS, the Corporation proposes to transfer out of the State of Nevada under the jurisdiction of the Nevada Revised Statutes: Chapter 78 (“NRS”) and continue into Alberta, Canada (the “Continuation”) under the jurisdiction of the Business Corporations Act (Alberta) (the “ABCA”); and

“WHEREAS, the certain unknown financial, tax and business ramifications of the Continuation necessitate that the Corporation have the authority to determine whether completing the Continuation is in the best interests of the Corporation before proceeding with such matters;

“NOW, THEREFORE, BE IT RESOLVED, as Continuation Resolutions, that the Plan of Conversion providing for the Continuation of the Company out of Nevada and into Alberta, Canada under the ABCA is hereby approved; and it is further

“RESOLVED, that, if, after stockholder approval of these Continuation Resolutions, the Board of Directors determines that the financial, tax or business effects of the Continuation are no longer in the best interest of the Corporation, the Board of Directors be and hereby is authorized, in its discretion, to abandon or amend the application for Continuation under the ABCA without further approval of the stockholders; and it is further

“RESOLVED, that the Corporation be and hereby is authorized to file Articles of Conversion (the “Articles of Conversion”), in the form approved by the Board of Directors, with the Nevada Secretary of State as required to give effect to the transfer of the Corporation out of Nevada and into Alberta, Canada; and it is further

“RESOLVED, that the Corporation be and hereby is authorized to file Articles of Continuance (the “Articles of Continuance”), in the form approved by the Board of Directors, with the Registrar of Corporations under the ABCA (the “Registrar”), which shall come into effect when the Registrar issues a certificate of continuance (the “Certificate of Continuance”) continuing the Corporation as if it had been incorporated under the ABCA; and it is further

“RESOLVED, that the stockholders approve and adopt the bylaws (the “Canadian Bylaws”) in the form approved by the Board of Directors, which shall come into effect when the Registrar issues a Certificate of Continuance continuing the Corporation as if it had been incorporated under ABCA; and it is further

“RESOLVED, that the Board of Directors and officers of the Corporation, or any one of them, be and hereby are authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Corporation or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of these resolutions.”

A-1

APPENDIX B
Form of Plan of Conversion

It is hereby certified that:

1.     The constituent business corporation participating in the plan of conversion is Patch International Inc., which is incorporated under the laws of the State of Nevada (“Patch Nevada”).  The current address of Patch Nevada is Suite 1670, 700 – 2nd Street S.W., Calgary, Alberta, Canada T2P 2W1.

2.  The proposed name of the resulting business corporation is Patch International Inc., a company continued under the laws of the Province of Alberta (“Patch Canada”).  The proposed address of Patch Canada will be Suite 1670, 700 – 2nd Street S.W., Calgary, Alberta, Canada T2P 2W1.

3.  A copy of the Articles of Continuance and By-Laws of Patch Canada is attached hereto.

4.  Patch Nevada desires to effectuate a conversion to Patch Canada pursuant to Nevada Revised Statutes Chapter 92A.105.

5.  The conversion of Patch International Inc., a Nevada corporation, to Patch International Inc., a Canadian corporation, is intended to qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.  Upon the effective date of the conversion, each issued and outstanding share of Patch Nevada shall automatically, without any action on the part of the company or a stockholder, become one issued and outstanding share of Patch Canada.

6.  Patch Nevada is authorized to issue 300,000,000 shares of Common Stock, and 25,000,000 shares of Preferred Stock.  As of the date hereof, Patch Nevada has 34,025,724 shares of Common Stock, 1 share of Class A Preferred Voting Stock, and 1 Share of Class B Preferred Voting Stock issued and outstanding.

7.  Patch Canada is authorized to issue an unlimited number of shares of Class “A” Common Stock, an unlimited number of shares of Class “B” Common Stock, an unlimited number of shares of Class “C” Non-Voting Common Stock, an unlimited number of shares of Class “A” Preferred Voting Stock, an unlimited number of shares of Class “B” Preferred Voting Stock, and an unlimited number of shares of Class “C” Preferred Stock.  Upon the effective date of the plan of conversion, Patch Canada will have 34,025,724 shares of Class “A” Common Stock, 1 share of Class “A” Preferred Voting Stock, and 1 Share of Class “B” Preferred Voting Stock issued and outstanding.

8.  Upon the effective date of the conversion, the separate existence of Patch Nevada shall cease.

9.  The Articles of Continuance and By-Laws of Patch Canada will be the Articles of Incorporation and By-Laws of Patch Canada, the resulting entity, and will continue in full force and effect until changed, altered or amended as provided in the Business Corporations Act (Alberta).

10.  The officers and directors of Patch Nevada shall be the officers and directors of Patch Canada upon the effective date of the plan of conversion, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated.

11.  This plan of conversion was duly adopted by the Board of Directors of Patch Nevada on March 5, 2008.

12.  This plan of conversion was duly adopted by the stockholders of Patch Nevada at an annual stockholders’ meeting held on ___________, 2008 and shall be effective upon the filing hereof.

Dated: __________, 2008

Patch International Inc. (a Nevada Corporation)	Patch International Inc. (an Alberta Corporation)

Jason G. Dagenais, Chief Operating Officer	Jason G. Dagenais, Chief Operating Officer

B-1

APPENDIX C
Form of Articles of Conversion

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Conversion

(PURSUANT TO NRS 92A.205)

Page 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Conversion
(Pursuant to NRS 92A.205)

1. Name and jurisdiction of organization of constituent entity and resulting entity:

PATCH INTERNATIONAL INC.
Name of constituent entity

Nevada
Jurisdiction

Corporation
Entity type *

and,

PATCH INTERNATIONAL INC.
Name of resulting entity

Alberta, Canada
Jurisdiction

Corporation
Entity type *

2. A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity.

3. Location of plan of conversion: (check one)

☐ **The entire plan of conversion is attached to these articles.**

☒ **The complete executed plan of conversion is on file at the registered office or principal place of business of the resulting entity.**

☐ **The complete executed plan of conversion for the resulting domestic limited *partnership is* on file at the records office required by NRS 88.330.**

* corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust .

This form must be accompanied by appropriate fees.

Nevada Secretary of State Form AM Conversion page 1 2007
Revised on: 01/01/07

C-1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Conversion

(PURSUANT TO NRS 92A.205)

Page 2

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

4. Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the resulting entity in the conversion):

Attn: Jason Dagenais

c/o: Suite 300, 441 – 5th Avenue
Calgary, Alberta T2P 2V1
Canada

5. Effective date of conversion (optional) (not to exceed 90 days after the articles are filed pursuant to NRS 92A.240) * :

6. Signatures - must be signed by:

1. If constituent entity is a Nevada entity: an officer of each Nevada corporation; all general partners of each Nevada limited partnership or limited-liability limited partnership; a manager of each Nevada limited-liability company with managers or all the members if there are no managers; a trustee of each Nevada business trust; a managing partner of a Nevada limited-liability partnership (a.k.a.; general partnership governed by NRS chapter 87).
2. If constituent entity is a foreign entity: must be signed by the constituent entity in the manner provided by the law governing it.

PATCH INTERNATIONAL INC.
Name of *constituent* entity

X	Chief Operating Officer	
Signature	**Title**	**Date**

* Pursuant to NRS 92A.205(4) if the conversion takes effect on a later date specified in the articles of conversion pursuant to NRS 92A.240, the constituent document filed with the Secretary of State pursuant to paragraph (b) subsection 1 must state the name and the jurisdiction of the constituent entity and that the existence of the resulting entity does not begin until the later date. **This statement must be included within the resulting entity's' articles.**

Filing Fee $350.00

This form must be accompanied by appropriate fees.

Nevada Secretary of State Form AM Conversion page 2 2007
Revised on: 01/01/07

C-2

APPENDIX D
Form of Articles of Continuance

BUSINESS CORPORATIONS ACT (SECTION 188, 273 AND 274)		FORM 11
ALBERTA REGISTRIES
ARTICLES OF CONTINUANCE
NAME OF CORPORATION:		CORPORATE ACCESS NO.:

Patch International Inc.
THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE:

See attached Schedule “A”
RESTRICTIONS, IF ANY, ON SHARE TRANSFERS:

None
NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS:

Minimum: Three (3) Maximum: Eleven (11)
RESTRICTIONS, IF ANY, ON BUSINESS THE CORPORATION MAY CARRY ON:

None
IF CHANGE OF NAME EFFECTED, PREVIOUS NAME:

DETAILS OF INCORPORATION:

Incorporated in the State of Nevada on February 17, 2004 as “Patch Energy Inc.”

Certificate of Amendment dated May 19, 2004, to change the name of the Corporation to “Patch International Inc.” and to increase its authorized capital stock to 100,000,000 shares of common stock, each with $0.001 par value and 1,000,000 shares of preferred stock, each with $0.01 par value.

Articles of Merger dated June 1, 2005, wherein the Corporation merged with Praxis Pharmaceuticals Inc. to form “Patch International Inc.”
Certificate of Amendment dated July 25, 2005, decreasing the Corporation’s authorized capital stock to 10,000,000 shares of common stock, each with $0.001 par value and consolidated its share capital such that each 10 shares of common stock were converted into one share of common stock.

Certificate of Amendment dated March 28, 2006, increasing its authorized capital stock to 25,000,000 shares of common stock, each with $0.001 par value and each issued and outstanding share of common stock was split into 2.5 shares of common stock.

Certificate of Amendment dated September 17, 2007, increasing its authorized capital stock to 300,000,000 shares of common stock, each with $0.001 par value.  Quorum for the transaction of business by a vote of the stockholders was decreased from a majority to one third of the voting power of the issued and outstanding shares of the class or series that is present in person or in proxy, regardless of whether the proxy has authority to vote on all matters.

OTHER PROVISIONS, IF ANY:

See attached Schedule “B”
DATE	SIGNATURE	TITLE
● 2008		Director

SCHEDULE “A”
SHARE STRUCTURE

Attached to and forming part of the Articles of Continuance
of

PATCH INTERNATIONAL INC.

THE CLASSES OF SHARES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE ARE:

1.	An unlimited number of Class “A” Common voting shares, the holders of which are entitled:

(a)	to receive notice of and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

(b)
to receive any dividend declared by the Corporation on this class of shares; provided that the Corporation shall be entitled to declare dividends on the Class “B” Common voting shares, the Class “C” Common non-voting shares and the Preferred shares, or on any of such classes of shares without being obliged to declare any dividends on the Class “A” Common voting shares of the Corporation;

(c)
subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution in equal rank with the holders of all other Common shares of the Corporation; and

(d)	to the rights, privileges and restrictions normally attached to common shares;

2.	An unlimited number of Class “B” Common voting shares, the holders of which are entitled:

(a)	to receive notice of and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

(b)
to receive any dividend declared by the Corporation on this class of shares; provided that the Corporation shall be entitled to declare dividends on the Class “A” Common voting shares, the Class “C” Common non-voting shares and the Preferred shares, or on any of such classes of shares without being obliged to declare any dividends on the Class “B” Common voting shares of the Corporation;

(c)
subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution in equal rank with the holders of all other Common shares of the Corporation; and

(d)	to the rights, privileges and restrictions normally attached to common shares;

3.	An unlimited number of Class “C” Common non-voting shares, the holders of which are entitled:

(a)
to receive any dividend declared by the Corporation on this class of shares; provided that the Corporation shall be entitled to declare dividends on the Class “A” Common voting shares, the Class “B” Common voting shares and the Preferred shares, or on any of such classes of shares without being obliged to declare any dividends on the Class “C” Common non-voting shares of the Corporation; and

(b)
subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution in equal rank with the holders of all other Common shares of the Corporation;

4.	An unlimited number of Class “A” Preferred voting shares (“Class A Preferred Shares”), which as a class, have attached thereto the following rights, privileges, restrictions and conditions

(a)	to attend and vote at all meetings of holders (“Common Shareholders”) of common voting shares of the Corporation;

(b)
the maximum number of votes attached to the Class A Preferred Share shall be that number of Class A common voting shares (“Class A Common Shares”) into which the exchangeable shares of Patch Energy Inc. (“Exchangeable Shares”) issued in conjunction with the Class A Preferred Share and at that time outstanding are then exchangeable;

(c)
the Class A Preferred Share may be voted by proxy on all matters that may properly come before a meeting of Common Shareholders.  Prior to delivering a Class A Preferred Share proxy, the holder of the Class A Preferred Share shall be obligated to determine, in a manner approved by the Corporation, the manner in which the holders of the then outstanding Exchangeable Shares issued in conjunction with the Class A Preferred Share would vote on each matter put before the meeting of Common Shareholders.  The holder of the Class A Preferred Share is then obligated to complete the Class A Preferred Share proxy and record as votes in favour of the matter that number of votes equal to the number of Class A Common Shares into which the Exchangeable Shares which voted in favour of the matter are then exchangeable and record as votes against the matter that number of votes equal to the number of the Class A Common Shares into which the Exchangeable Shares which voted against the matter are then exchangeable;

(d)
votes attached to the Class A Preferred Share may only be counted to the extent of the number of Class A Common Shares into which the Exchangeable Shares issued in connection with the Class A Preferred Share and then outstanding have recorded a vote on the matter; and

(e)	the Class A Preferred Share shall have the rights granted above in respect of voting at meetings of Common Shareholders and shall have no other rights in the Corporation;

5.	An unlimited number of Class “B” Preferred voting shares (“Class B Preferred Share”), which as a class, have attached thereto the following rights, privileges, restrictions and conditions

(a)	to attend and vote at all meetings of Common Shareholders;

(b)
the maximum number of votes attached to the Class B Preferred Share shall be that number of Class A Common Shares into which the Exchangeable Shares issued in conjunction with the Class B Preferred Share and at that time outstanding are then exchangeable;

(c)
the Class B Preferred Share may be voted by proxy on all matters that may properly come before a meeting of Common Shareholders.  Prior to delivering a Class B Preferred Share proxy, the holder of the Class B Preferred Share shall be obligated to determine, in a manner approved by the Corporation, the manner in which the holders of the then outstanding Exchangeable Shares issued in conjunction with the Class B Preferred Share would vote on each matter put before the meeting of Common Shareholders.  The holder of the Class B Preferred Share is then obligated to complete the Class b Preferred Share proxy and record as votes in favour of the matter that number of votes equal to the number of Class A Common Shares into which the Exchangeable Shares which voted in favour of the matter are then exchangeable and record as votes against the matter that number of votes equal to the number of the Class A Common Shares into which the Exchangeable Shares which voted against the matter are then exchangeable;

(d)
votes attached to the Class A Preferred Share may only be counted to the extent of the number of Class A Common Shares into which the Exchangeable Shares issued in connection with the Class B Preferred Share and then outstanding have recorded a vote on the matter; and

(e)	the Class B Preferred Share shall have the rights granted above in respect of voting at meetings of Common Shareholders and shall have no other rights in the Corporation.

6.	An unlimited number of Class “C” Preferred shares, which as a class, have attached thereto the following rights, privileges, restrictions and conditions:

(a)
the Class C Preferred shares may from time to time be issued in one or more series, and the Directors may fix from time to time before such issue the number of Class C Preferred shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Class C Preferred shares including, without limiting the generality of the foregoing, any voting rights, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the terms and conditions of redemption, purchase and conversion if any, and any sinking fund or other provisions;

(b)
the Class C Preferred shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation amongst its shareholders for the purpose of winding up its affairs, be entitled to preference over the voting and non-voting Common shares and over any other shares of the Corporation ranking by their terms junior to the Preferred shares of that series. The Class C Preferred shares of any series may also be given such other preferences, not inconsistent with these Articles, over the Common shares and any other such Preferred shares as may be fixed in accordance with clause (6)(a); and

(c)
if any cumulative dividends or amounts payable on the return of capital in respect of a series of Class C Preferred shares are not paid in full, all series of Class C Preferred shares shall participate rateably in respect of accumulated dividends and return of capital.

SCHEDULE “B”
OTHER PROVISIONS

Attached to and forming part of the Articles of Continuance
of

PATCH INTERNATIONAL INC.

OTHER RULES OR PROVISIONS

1.
The directors may, between annual meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

2.	In addition to anywhere in Alberta, the Corporation is permitted to hold shareholders meetings in a city or at any location in any of the other provinces forming part of Canada.

APPENDIX E
Form of Bylaws of Patch International Inc., an Alberta corporation

BY-LAW NO. 1

A by-law relating generally to the transaction of the business and affairs of Patch International Inc.

CONTENTS

Section 1	- Interpretation
Section 2	- Business of the Corporation
Section 3	- Borrowing and Securities
Section 4	- Directors
Section 5	- Committees
Section 6	- Officers
Section 7	- Protection of Directors, Officers and Others
Section 8	- Shares
Section 9	- Dividends and Rights
Section 10	- Meetings of Shareholders
Section 11	- Divisions and Departments
Section 12	- Notices
Section 13	- Effective Date

BE IT ENACTED as a by-law of the Corporation as follows:

SECTION 1
INTERPRETATION

1.01       Definitions - In the by-laws of the Corporation, unless the context otherwise requires:

“Act” means the Business Corporations Act, R.S.A. 2000, c. B-9, and any statute that may be substituted therefor, as from time to time amended;

“appoint” includes “elect” and vice versa;

“articles” means the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement, articles of dissolution or articles of revival and includes an amendment to any of them;

“Board” means the board of directors of the Corporation;

“by-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

“Corporation” means the corporation continued by a Certificate of Continuance under the Act and named:

Patch International Inc.

“meeting of shareholders” means an annual meeting of shareholders and a special meeting of shareholders;

“non-business day” means Saturday, Sunday and any other day that is a holiday as defined in The Interpretation Act, 2000, c. l-8 and any statute that may be substituted therefor, as from time to time amended;

“recorded address” means in the case of a shareholder his address as recorded in the securities register of the Corporation; and in the case of joint shareholders the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are more than one; and in the case of a director, officer, auditor or member of a committee of the Board, his latest address as recorded in the records of the Corporation;

“signing officer” means, in relation to any instrument, any person authorized to sign the same on behalf of the Corporation by section 2.02 or by a resolution passed pursuant thereto;

“special meeting of shareholders” means a special meeting of all shareholders entitled to vote at an annual meeting of shareholders; and

“unanimous shareholder agreement” means (i) a written agreement to which all the shareholders of a corporation are or are deemed to be parties, whether or not any other person is also a party, or (ii) a written declaration by a person who is the beneficial owner of all of the issued shares of a corporation that provides for any matters enumerated in the Act, as amended from time to time;

save as aforesaid, words and expressions defined in the Act have the same meanings when used herein; and words importing the singular number include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing persons include individuals, bodies corporate, partnerships, trusts and unincorporated organizations.

SECTION 2
BUSINESS OF THE CORPORATION

2.01      Registered Office - Until changed in accordance with the Act, the registered office of the Corporation shall be at the City of Calgary in the Province of Alberta and at such location therein as the Board may from time to time determine.

2.02      Execution of Instruments  - Contracts, documents or instruments in writing requiring execution by the Corporation may be signed by [NTD: Any officer?] and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The Board is authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation to sign and deliver either contracts, documents or instruments in writing generally or to sign either manually or by facsimile signature and/or counterpart signature and deliver specific contracts, documents or instruments in writing. The term “contracts, documents or instruments in writing” as used in this by-law shall include deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically, but without limitation, transfers and assignments of shares, warrants, bonds, debentures or other securities), share certificates, warrants, bonds, debentures and other securities or security instruments of the Corporation and all paper writings.

2.03      Banking Arrangements - The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be designated by or under the authority of the Board.  Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the Board may from time to time prescribe or authorize.

2.04      Voting Rights in Other Bodies Corporate - The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation.  Such instruments, certificates or other evidence shall be in favour of such person or persons as may be determined by the officers executing such proxies or arranging for the issuance of voting certificates or such other evidence of the right to exercise such voting rights.  In addition, the

Board may from time to time direct the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.

2.05      Withholding Information from Shareholders - Subject to the provisions of the Act, no shareholder shall be entitled to discovery of any information respecting any details or conduct of the Corporation's business which, in the opinion of the Board, it would be inexpedient in the interests of the shareholders or the Corporation to communicate to the public.  The Board may from time to time determine whether and to what extent and at what time and place and under what conditions or regulations the accounts, records and documents of the Corporation or any of them shall be open to the inspection of shareholders and no shareholder shall have any right of inspecting any account, record or document of the Corporation except as conferred by the Act or authorized by the Board or by resolution passed at a general meeting of shareholders.

SECTION 3
BORROWING AND SECURITIES

3.01      Borrowing Power - Without limiting the borrowing powers of the Corporation as set forth in the Act, the articles, the by-laws or any unanimous shareholder agreement, the Board may from time to time:

(a)	borrow money upon the credit of the Corporation;

(b)	issue, reissue, sell or pledge debt obligations of the Corporation;

(c)	subject to the provisions of the Act give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(d)	mortgage, hypothecate, pledge or otherwise create an interest in or charge upon all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

Nothing in this section limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

3.02      Delegation - The Board may from time to time delegate to such one or more of the directors and officers of the Corporation as may be designated by the Board all or any of the powers conferred on the Board by section 3.01 or by the Act to such extent and in such manner as the Board shall determine at the time of each such delegation.

SECTION4
DIRECTORS

4.01      Number of Directors and Quorum - Until changed in accordance with the Act, the Board shall consist of not fewer than three (3) and not more than eleven (11) directors.  Subject to section 4.08, the quorum for the transaction of business at any meeting of the Board shall consist of a majority of the number of directors then elected or appointed, or such greater or lesser number of directors as the Board may from time to time determine.

4.02      Qualification - No person shall be qualified for election as a director if he (i) is less than 18 years of age; (ii) is a dependent adult as defined in the Dependent Adults Act or is the subject of a certificate of incapacity under that Act and any statute that may be substituted therefor, as from time to time amended; (iii) is a formal mental patient as defined in the Mental Health Act (Alberta) and any statute that may be substituted therefor, as from time to time amended; (iv) is the subject of an order under the Mentally Incapacitated Persons Act (Alberta) and any statute that may be substituted therefor, as from time to time amended, appointing a committee of his person or estate or both; (v) has been found to be a person of unsound mind by a court elsewhere than in Alberta; (vi) is not an individual; (vii) has the status of a bankrupt.  Subject to the articles, a director need not be a shareholder.  At least one-quarter of the directors must be resident Canadians.

4.03      Election and Term - The election of directors shall take place at the first meeting of shareholders and at each annual meeting of shareholders and all the directors then in office shall retire but, if qualified, shall be eligible for re-election.  The number of directors to be elected at any such meeting shall be the number of directors then in office unless the directors or the shareholders otherwise determine.  The election shall be by ordinary resolution.  If an election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected.

4.04      Removal of Directors - Subject to the provisions of the Act, the shareholders may by ordinary resolution passed at a special meeting remove any director from office and the vacancy created by such removal may be filled at the same meeting failing which it may be filled by the directors.

4.05      Vacation of Office - A director ceases to hold office when he dies; he is removed from office by the shareholders; he ceases to be qualified for election as a director; or his written resignation is sent or delivered to the Corporation, or if a time is specified in such resignation, at the time so specified, whichever is later.

4.06      Vacancies - Subject to the Act, the articles and any unanimous shareholders agreement, a quorum of the Board may fill a vacancy in the Board, except a vacancy resulting from an increase in the number or minimum number of directors or from a failure of the shareholders to elect the minimum number of directors.  In the absence of a quorum of the Board, or if the vacancy has arisen from a failure of the shareholders to elect the minimum number of directors, the Board shall forthwith call a special meeting of shareholders to fill the vacancy.  If the Board fails to call such meeting or if there are no such directors then in office, any shareholder may call the meeting.

4.07      Action by the Board - Subject to any unanimous shareholder agreement, the Board shall manage or supervise the management of the business and affairs of the Corporation.  Subject to sections 4.08 and 4.09, the powers of the Board may be exercised by resolution passed at a meeting at which a quorum is present or by resolution in writing signed in part or in counterpart by all the directors entitled to vote on that resolution at a meeting of the Board.  Where there is a vacancy in the Board, the remaining directors may exercise all the powers of the Board so long as a quorum remains in office.  Where the Corporation has only one director, that director may constitute the meeting.

4.08      Residence - Unless otherwise permitted by the Act, the Board shall not transact business at a meeting, other than filling a vacancy in the Board, unless at least one-quarter of the directors present are resident Canadians, except where:

(a)	a resident Canadian director who is unable to be present approves in writing or by telephone or other communications facilities the business transacted at the meeting; and

(b)
the number of resident Canadian directors present at the meeting together with any resident Canadian director who gives his approval under clause (a), totals at least one-quarter of the directors present at the meeting.

4.09      Meetings by Telephone - If all the directors consent, a director may participate in a meeting of the Board or of a committee of the Board by electronic means, telephone or other communication facilities as permit all persons participating in the meeting to hear each other, and a director participating in such a meeting by such means is deemed to be present at the meeting.  Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the Board and of committees of the Board held while a director holds office.

4.10      Place of Meetings - Meetings of the Board may be held at any place in or outside Canada.

4.11      Calling of Meetings - Meetings of the Board shall be held from time to time and at such place as the Board, the chairman of the Board, the managing director, the president or any two directors may determine.

4.12      Notice of Meeting - Notice of the time and place of each meeting of the Board shall be given in the manner provided in section 12.01 to each director not less than 48 hours before the time when the meeting is to be held.  A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified, including any proposal to:

(a)	submit to the shareholders any question or matter requiring approval of the shareholders;

(b)	appoint additional directors;

(c)	fill a vacancy among the directors or in the office of auditor;

(d)	issue securities;

(e)	declare dividends;

(f)	purchase, redeem or otherwise acquire shares issued by the Corporation;

(g)	pay a commission for the sale of shares;

(h)	approve a prospectus or management proxy circular;

(i)	approve a take-over bid circular or directors’ circular;

(j)	approve any annual financial statements; or

(k)	adopt, amend or repeal by-laws.

A director may in any manner waive notice of or otherwise consent to a meeting of the Board, and attendance of a director at a meeting constitutes a waiver of notice, unless the director is attending for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

4.13      First Meeting of New Board - Provided a quorum of directors is present, each newly elected Board may, without notice, hold its first meeting immediately following the meeting of shareholders at which such Board is elected.

4.14      Adjourned Meeting - Notice of an adjourned meeting of the Board is not required if the time and place of the adjourned meeting is announced at the original meeting.

4.15      Regular Meetings - The Board may appoint a day or days in any month or months for regular meetings of the Board at a place and hour to be named.  A copy of any resolution of the Board fixing the place and time of such regular meetings shall be sent to each director forthwith after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose thereof or the business to be transacted thereat to be specified.

4.16      Chairman - The chairman of any meeting of the Board shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting: chairman of the Board, managing director, president, or a vice-president.  If no such officer is present, the directors present shall choose one of their number to be chairman.

4.17      Votes to Govern - At all meetings of the Board every question shall be decided by a majority of the votes cast on the question of those directors entitled to vote.  In case of an equality of votes the chairman of the meeting shall not be entitled to a second or casting vote.

4.18      Conflict of Interest - A director or officer who is a party to, or who is a director or officer of or has a material interest in any person who is a party to, a material contract or material transaction or proposed material contract or proposed material transaction with the Corporation shall disclose the nature and extent of his interest at the time and in the manner provided by the Act.  Any such contract or transaction or proposed contract or transaction shall be referred to the Board or shareholders for approval in accordance with the Act, even if such contract or transaction is one that in the ordinary course of the Corporation's business would not require approval by the Board or shareholders, and a director interested in a contract or transaction so referred to the Board shall not vote on any resolution to approve the same except as provided by the Act.

4.19      Remuneration and Expenses - Subject to the articles and any unanimous shareholder agreement, the directors shall be paid such remuneration for their services as the Board may from time to time determine.  The directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the Board or any committee thereof.  Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration in that capacity.

SECTION 5
COMMITTEES

5.01      Committee of Directors - Unless otherwise permitted by the Act, the Board may appoint a managing director who must be a resident Canadian, or a committee of directors, however designated, and delegate to such committee any of the powers of the Board except those which, under the Act, a managing director or a committee of directors has no authority to exercise.  At least one-quarter of the members of such committee shall be resident Canadians.

5.02      Transaction of Business - Subject to the provisions of section 4.09, the powers of a committee of directors may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all the members of such committee who would have been entitled to vote on that resolution at a meeting of the committee.  Meetings of such committee may be held at any place in or outside Canada.

5.03      Advisory Committees - The Board may from time to time appoint such other committees as it may deem advisable, but the functions of any such other committees shall be advisory only.

5.04      Procedure - Unless otherwise determined by the Board, each committee shall have the power to fix its quorum at not less than a majority of its members, to elect its chairman and to regulate its procedure.

5.05      Audit Committee - When required by the Act the Board shall, and at any other time the Board may, appoint annually from among its number an Audit Committee to be composed of not fewer than three (3) directors of whom a majority shall not be officers or employees of the Corporation or its affiliates.  The Audit Committee shall have the powers and duties provided in the Act and any other powers delegated by the Board.

SECTION 6
OFFICERS

6.01      Appointment - Subject to the articles and any unanimous shareholder agreement, the Board may from time to time appoint a president, chief executive officer, chief financial officer, one or more vice-presidents (to which title may be added words indicating seniority or function), a secretary, a treasurer and such other officers as the Board may determine, including one or more assistants to any of the officers so appointed.  The Board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Act, the articles and any unanimous shareholder agreement, delegate to such officers powers to manage the business and affairs of the Corporation. Subject to sections 6.02 and 6.03, an officer may but need not be a director and one person may hold more than one office.

6.02      Chairman of the Board - The Board may from time to time also appoint a chairman of the Board who shall be a director.  If appointed, the Board may assign to him any of the powers and duties that are by any provisions of this by-law assigned to the managing director or to the president; and he shall, subject to the provisions of the Act, have such other powers and duties as the Board may specify.  During the absence or disability of the chairman of the Board, his duties shall be performed and his powers exercised by the managing director, if any, or by the president.

6.03      Managing Director - The Board may from time to time appoint a managing director who shall be a director.  If appointed, he shall have such powers and duties as the Board may specify.

6.04      President - If appointed, the president shall be the chief operating officer and, subject to the authority of the Board, shall have general supervision of the business of the Corporation; and he shall have such other powers and duties as the Board may specify.  During the absence or disability of the president, or if no president has been appointed, the managing director shall also have the powers and duties of that office.

6.05      Vice-President - A vice-president shall have such powers and duties as the Board or the chief executive officer may specify.

6.06      Secretary - The secretary shall attend and be the secretary of all meetings of the Board, shareholders and committees of the Board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat; he shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the Board; he shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, papers, records, documents and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose; and he shall have such other powers and duties as the Board or the chief executive officer may specify.

6.07      Treasurer - The treasurer shall keep proper accounting records in compliance with the Act and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; he shall render to the Board whenever required an account of all his transactions as treasurer and of the financial position of the Corporation; and he shall have such other powers and duties as the Board or the chief executive officer may specify.

6.08      Powers and Duties of Other Officers - The powers and duties of all other officers shall be such as the terms of their engagement call for or as the Board or the chief executive officer may specify.  Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the Board or the chief executive officer otherwise directs.

6.09      Variation of Powers and Duties - The Board may from time to time and subject to the provisions of the Act, vary, add to or limit the powers and duties of any officer.

6.10      Term of Office - The Board, in its discretion, may remove any officer of the Corporation, without prejudice to such officer’s rights under any employment contract.  Otherwise each officer appointed by the Board shall hold office until his successor is appointed.

6.11      Terms of Employment and Remuneration - The terms of employment and the remuneration of officers appointed by the Board shall be settled by the Board from time to time.

6.12      Conflict of Interest - An officer shall disclose his interest in any material contract or material transaction or proposed material contract or proposed material transaction with the Corporation in accordance with section 4.18.

6.13      Agents and Attorneys - The Board shall have power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers of management or otherwise (including the power to sub-delegate) as may be thought fit.

6.14      Fidelity Bonds - The Board may require such officers, employees and agents of the Corporation as the Board deems advisable to furnish bonds for the faithful discharge of their powers and duties, in such form and with such surety as the Board may from time to time determine.

SECTION 7
PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

7.01      Limitation of Liability - No director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own wilful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

7.02      Indemnity - Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if

(a)	he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

7.03      Insurance - Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as such, as the Board may from time to time determine.

SECTION 8
SHARES

8.01      Allotment - Subject to the Act, the articles and any unanimous shareholder agreement, the Board may from time to time allot or grant options to purchase the whole or any part of the authorized and unissued shares of the Corporation at such times and to such persons and for such consideration as the Board shall determine, provided that no share shall be issued until it is fully paid as prescribed by the Act.

8.02      Commissions - The Board may from time to time authorize the Corporation to pay a reasonable commission to any person in consideration of his purchasing or agreeing to purchase shares of the Corporation, whether from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares.

8.03      Registration of Transfer - Subject to the provisions of the Act, no transfer of shares shall be registered in a securities register except upon presentation of the certificate representing such shares with a transfer endorsed thereon or delivered therewith duly executed by the registered holder or by his attorney or successor duly appointed, together with such reasonable assurance or evidence of signature, identification and authority to transfer as the Board may from time to time prescribe, upon payment of all applicable taxes and any fees prescribed by the Board, upon compliance with such restrictions on transfer as are authorized by the articles and upon satisfaction of any lien referred to in section 8.05.

8.04      Transfer Agents and Registrars - The Board may from time to time appoint a registrar to maintain the securities register and a transfer agent to maintain the register of transfers and may also appoint one or more branch registrars to maintain branch securities registers and one or more branch transfer agents to maintain branch registers of transfers, but one person may be appointed both registrar and transfer agent.  The Board may at any time terminate any such appointment.

8.05      Lien for Indebtedness - If the articles provide that the Corporation shall have a lien on shares registered in the name of a shareholder indebted to the Corporation, such lien may be enforced, subject to any other provision of the articles and to any unanimous shareholder agreement, by the sale of the shares thereby affected or by any other action, suit, remedy or proceeding authorized or permitted by law or by equity and, pending such enforcement, may refuse to register a transfer of the whole or any part of such shares.

8.06      Non-recognition of Trusts - Subject to the provisions of the Act, the Corporation shall treat as absolute owner of any share the person in whose name the share is registered in the securities register as if that person had full legal capacity and authority to exercise all rights of ownership, irrespective of any indication to the contrary through knowledge or notice or description in the Corporation's records or on the share certificate.

8.07      Security Certificates - Every holder of one or more securities of the Corporation shall be entitled, at his option, to a security certificate, or to a non-transferable written acknowledgement of his right to obtain a security certificate, stating the number and class or series of securities held by him as shown on the securities register.  Security certificates and acknowledgements of a shareholder's right to a security certificate, respectively, shall be in such form as the Board shall from time to time approve.  Any security certificate shall be signed in accordance with section 2.02 and need not be under the corporate seal; provided that, unless the Board otherwise determines, certificates representing securities in respect of which a transfer agent and/or registrar has been appointed shall not be valid unless countersigned by or on behalf of such transfer agent and/or registrar.  The signature of one of the signing officers or, in the case of security certificates which are not valid unless countersigned by or on behalf of the transfer agent and/or registrar, the signatures of both signing officers, may be printed or mechanically reproduced in facsimile upon security certificates and every such facsimile signature shall for all purposes be deemed to be the signature of the officer whose signature it reproduces and shall be binding upon the Corporation.  A security certificate executed as aforesaid shall be valid notwithstanding that one or both of the officers whose facsimile signature appears thereon no longer holds office at the date of issue of the certificate.

8.08      Replacement of Security Certificates - The Board or any officer or agent designated by the Board may in its or his discretion direct the issue of a new security certificate in lieu of and upon cancellation of a security certificate that has been mutilated or in substitution for a security certificate claimed to have been lost, destroyed or wrongfully taken on payment of such fee, not exceeding $3.00 and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

8.09      Joint Securityholders - If two or more persons are registered as joint holders of any security, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such persons shall be sufficient delivery to all of them.  Any one of such persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such security.

8.10      Deceased Shareholders - In the event of the death of a holder, or of one of the joint holders, of any security, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation and its transfer agents.

SECTION 9
DIVIDENDS AND RIGHTS

9.01      Dividends - Subject to the provisions of the Act, the Board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation.  Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

9.02      Dividend Cheques - A dividend payable in cash shall be paid by cheque drawn on the Corporation's bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs.  In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their recorded address.  The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

9.03      Non-receipt of Cheques - In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the Board may from time to time prescribe, whether generally or in any particular case.

9.04      Record Date for Dividends and Rights - The Board may fix in advance a date, preceding by not more than 50 days the date for the payment of any dividend or the date for the issue of any warrant or other evidence of right to subscribe for securities of the Corporation, as a record date for the determination of the persons entitled to receive payment of such dividend or to exercise the right to subscribe for such securities and if the Corporation is a distributing corporation, as defined in the Act, provided that notice of any such record date is given, not less than 7 days before such record date, by newspaper advertisement in the manner provided in the Act.  Where no record date is fixed in advance as aforesaid, the record date for the determination of the persons entitled to receive payment of any dividend or to exercise the right to subscribe for securities of the Corporation shall be at the close of business on the day on which the resolution relating to such dividend or right to subscribe is passed by the Board.

9.05      Unclaimed Dividends - Any dividend unclaimed after a period of 6 years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

SECTION 10
MEETINGS OF SHAREHOLDERS

10.01      Annual Meetings - The annual meeting of shareholders shall be held at such time in each year and, subject to section 10.03, at such place as the Board, the chairman of the Board, the managing director or the president may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appointing auditors and for the transaction of such other business as may properly be brought before the meeting.

10.02      Special Meetings - The Board, the chairman of the Board, the managing director or the president shall have power to call a special meeting of shareholders at any time.

10.03      Place of Meetings - Meetings of shareholders shall be held at the registered office of the Corporation or elsewhere in the municipality in which the registered office is situate or, if the Board shall so determine, at some other place in Alberta or, if all the shareholders entitled to vote at the meeting so agree, at some place outside Alberta.

10.04      Notice of Meetings - Notice of the time and place of each meeting of shareholders shall be given in the manner provided in section 12.01 not less than 21 nor more than 50 days before the date of the meeting to each director, to the auditor and to each shareholder who at the close of business on the record date for notice, if any, is entered in the securities register as the holder of one or more shares carrying the right to vote at the meeting.  Notice of a meeting of shareholders called for any purpose other than consideration of the financial statements and auditors report, election of directors and appointment of auditors shall state the nature of such business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and shall state the text of any special resolution to be submitted to the meeting.  A shareholder may in any manner waive notice of or otherwise consent to a meeting of shareholders.

10.05      List of Shareholders Entitled to Notice - The Corporation shall prepare a list of shareholders entitled to receive notice of the meeting, arranged in alphabetical order and showing the number of shares entitled to vote at the meeting held by each shareholder.  If a record date for the meeting is fixed pursuant to section 10.06, the shareholders listed shall be those registered at the close of business on a day not later than 10 days after such record date and the list shall be prepared no later than 10 days after the record date.  If no record date is fixed, the shareholders listed shall be those registered at the close of business on the day immediately preceding the day on which notice of the meeting is given, or where no such notice is given, the day on which the meeting is held.  The list shall be available for examination by any shareholder during usual business hours at the registered office of the Corporation or at the place where the securities register is kept and at the place where the meeting is held.

10.06      Record Date for Notice - The Board may fix in advance a record date, preceding the date of any meeting of shareholders by not more than 50 days and not less than 21 days, for the determination of the shareholders entitled to notice of or to vote at the meeting, provided that notice of any such record date is given, not less than 7 days before such record date, by newspaper advertisement in the manner provided in the Act.  If no record date is so fixed, the record date for the determination of the shareholders entitled to notice of or to vote at the meeting shall be the close of business on the last business day immediately preceding the day on which the notice is sent or if no notice is sent, the day on which the meeting is held.

10.07      Meetings Without Notice - A meeting of shareholders may be held without notice at any time and place permitted by the Act (a) if all the shareholders entitled to vote thereat are present in person or represented by proxy or if those not present or represented by proxy waive notice of or otherwise consent to such meeting being held, and (b) if the auditors and the directors are present or the directors waive notice of or otherwise consent to such meeting being held.  At such a meeting any business may be transacted which the Corporation at a meeting of shareholders may transact.  If the meeting is held at a place outside Alberta, shareholders not present or represented by proxy, but who have waived notice of or otherwise consented to such meeting, shall also be deemed to have consented to the meeting being held at such place.

10.08      Chairman, Secretary and Scrutineers - The chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: president, managing director, chairman of the Board, or a vice-president who is a shareholder.  If no such officer is present within 15 minutes from the time fixed for the commencement of the meeting, the persons present and entitled to vote shall choose one of their number to be chairman.  If the secretary of the Corporation is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting.  If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chairman with the consent of the meeting.

10.09      Persons Entitled to be Present - The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting.  Any other person may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting.

10.10      Quorum - Unless and until shares of the Corporation are sold to the public, subject to the requirements of the Act, a quorum for the transaction of business at any meeting of shareholders, irrespective of the number of persons actually present at the meeting, shall be one person present in person being a shareholder entitled to vote thereat or a duly appointed representative or proxyholder for an absent shareholder so entitled, and holding or representing in the aggregate not less than a majority of the outstanding shares of the Corporation entitled to vote at the meeting.

At such time as shares of the Corporation have been sold to the public, the quorum for the transaction of business at any meeting of the shareholders shall consist of at least two persons holding or representing by proxy not less than five (5%) percent of the outstanding shares of the Corporation entitled to vote at the meeting.

If a quorum is not present at the opening of any meeting of shareholders, the shareholders present may adjourn the meeting to a fixed time and place, but may not transact any other business.  If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of less than 30 days it is not necessary to give notice of the adjourned meeting other than by announcement at the time of an adjournment.  If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of more than 29 days and not more than 90 days, notice of the adjourned meeting shall be given as for an original meeting but the management of the Corporation shall not be required to send a form of proxy in the form prescribed by the Act to each shareholder who is entitled to receive notice of the meeting.  Those shareholders present at any duly adjourned meeting shall constitute a quorum.

10.11      Right to Vote - Subject to the provisions of the Act as to authorized representatives of any other body corporate, at any meeting of shareholders in respect of which the Corporation has prepared the list referred to in section 10.05, every person who is named in such list shall be entitled to vote the shares shown thereon opposite his name except, where the Corporation has fixed a record date in respect of such meeting pursuant to section 10.06, to the extent that such person has transferred any of his shares after such record date and the transferee, upon producing properly endorsed certificates evidencing such shares or otherwise establishing that he owns such shares, demands not later than 10 days before the meeting that his name be included to vote the transferred shares at the meeting.  In the absence of a list prepared as aforesaid in respect of a meeting of shareholders, every person shall be entitled to vote at the meeting who at that time is entered in the securities register as the holder of one or more shares carrying the right to vote at such meeting.

10.12      Proxies - Every shareholder entitled to vote at a meeting of shareholders may appoint a proxyholder, or one or more alternate proxyholders, who need not be shareholders, to attend and act at the meeting in the manner and to the extent authorized and with the authority conferred by the proxy.  A proxy shall be in writing executed by the shareholder or his attorney and shall conform with the requirements of the Act.

10.13      Time for Deposit of Proxies - The Board may specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting by not more than 48 hours exclusive of non-business days, before which time proxies to be used at such meeting must be deposited.  A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, unless it has been received by the secretary of the Corporation or by the chairman of the meeting or any adjournment thereof prior to the time of voting.

10.14      Joint Shareholders - If two or more persons hold shares jointly, one of them present in person or represented by proxy at a meeting of shareholders may, in the absence of the other or others, vote the shares; but if two or more of those persons are present in person or represented by proxy and vote, they shall vote as one on the shares jointly held by them.

10.15      Votes to Govern  - At any meeting of shareholders every question shall, unless otherwise required by the Act, be determined by the majority of the votes cast on the question.  In case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall not be entitled to a second or casting vote.

10.16      Show of Hands - Subject to the provisions of the Act, any question at a meeting of shareholders shall be decided by a show of hands or any other manner permitted by the Act unless a ballot thereon is required or demanded as hereinafter provided.  Upon a show of hands every person who is present and entitled to vote shall have one vote.  Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

10.17      Ballots - On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands or other form of voting has been taken thereon, any shareholder or proxyholder entitled to vote at the meeting may require or demand a ballot.  A ballot so required or demanded shall be taken in such manner as the chairman shall direct.  A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot.  If a ballot is taken each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

10.18      Adjournment - If a meeting of shareholders is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that it is adjourned.  If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

10.19      Resolution in Writing - A resolution in writing signed in counterpart or in one instrument by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders.

10.20      Only One Shareholder - Where the Corporation has only one shareholder or only one holder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting.

SECTION 11
DIVISIONS AND DEPARTMENTS

11.01      Creation and Consolidation of Divisions - The Board may cause the business and operations of the Corporation or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the Board may consider appropriate in each case.  The Board may also cause the business and operations of any such division to be further divided into sub-units and the business and operations of any such divisions or sub-units to be consolidated upon such basis as the Board may consider appropriate in each case.

11.02      Name of Division - Any division or its sub-units may be designated by such name as the Board may from time to time determine and may transact business, enter into contracts, sign cheques and other documents of any kind and do all acts and things under such name.  Any such contracts, cheque or document shall be binding upon the Corporation as if it had been entered into or signed in the name of the Corporation.

11.03      Officers of Divisions - From time to time the Board or, if authorized by the Board, the chief executive officer, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration.  The Board or, if authorized by the Board, the chief executive officer, may remove at its or his pleasure any officer so appointed, without prejudice to such officer's rights under any employment contract.  Officers of divisions or their sub-units shall not, as such, be officers of the Corporation.

SECTION 12
NOTICES

12.01      Method of Giving Notices - Any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Act, the regulations thereunder, the articles, the by-laws or otherwise to a shareholder, director, officer, auditor or member of a committee of the Board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to his recorded address or if mailed to him at his recorded address by prepaid ordinary or air mail or if sent to him at his recorded address by any means of prepaid transmitted or recorded communication or by electronic means in accordance with the provisions of the Electronic Transactions Act. (Alberta)  A notice so delivered shall be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box; and a notice so sent by any means of transmitted or recorded communication shall be deemed to have been given when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch.  The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the Board in accordance with any information believed by him to be reliable.

12.02      Notice to Joint Shareholders - If two or more persons are registered as joint holders of any share, any notice shall be addressed to all of such joint holders but notice to one of such persons shall be sufficient notice to all of them.

12.03      Computation of Time - In computing the date when notice must be given under any provision requiring a specified number of days notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

12.04      Undelivered Notices - If any notice given to a shareholder pursuant to section 12.1 is returned on two consecutive occasions because he cannot be found, the Corporation shall not be required to give any further notices to such shareholder until he informs the Corporation in writing of his new address.

12.05      Omissions and Errors - The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the Board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

12.06      Persons Entitled by Death or Operation of Law - Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom he derives his title to such share prior to his name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which he became so entitled) and prior to his furnishing to the Corporation the proof of authority or evidence of his entitlement prescribed by the Act.

12.07      Waiver of Notice - Any shareholder (or his duly appointed proxyholder), director, officer, auditor or member of a committee of the Board may at any time waive any notice, or waive or abridge the time for any notice, required to be given to him under any provision of the Act, the regulations thereunder, the articles, the by-laws or otherwise and such waiver or abridgement shall cure any default in the giving or in the time of such notice, as the case may be.  Any such waiver or abridgement shall be in writing except a waiver of notice of a meeting of shareholders or of the Board which may be given in any manner.

SECTION 13
EFFECTIVE DATE

13.01      Effective Date - This by-law shall come into force upon the passing of same by the Board, subject to confirmation of the by-law by the shareholders of the Corporation as required by the Act.

CONSENTED to by the first director(s) of the Corporation, as evidenced by the signature(s) hereto.

____________________________________

____________________________________

CONFIRMED by the voting shareholder(s) of the Corporation, as evidenced by the signature(s) hereto.

____________________________________

____________________________________

DATED this __ day of ___________, 200__.

E-14

APPENDIX F
Sections 92A.300 to 92A.500 of the Nevada Revised Statutes

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

NRS 92A.305  “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added to NRS by 1995, 2087)

NRS 92A.310  “Corporate action” defined.  “Corporate action” means the action of a domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.315  “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive. (Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320  “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087)

NRS 92A.325  “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.330  “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.335  “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances. (Added to NRS by 1995, 2087)

NRS 92A.350  Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088)

NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NRS by 1995, 2088)

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.  Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(d) Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

3.  From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised his right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438)

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.  There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130. (Added to NRS by 1995, 2088)

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. (Added to NRS by 1995, 2089)

NRS 92A.410  Notification of stockholders regarding right of dissent.

1.  If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2.  If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430. (Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420  Prerequisites to demand for payment for shares.

1.  If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2.  If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.

3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204)

NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2.  The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089; A 2005, 2205)

NRS 92A.440  Demand for payment and deposit of certificates; retention of rights of stockholder.

1.  A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2.  The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3.  The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2.  The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action. (Added to NRS by 1995, 2090)

NRS 92A.460  Payment for shares: General requirements. [Effective through June 30, 2008.]

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this State, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2.  The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2090)

NRS 92A.460  Payment for shares: General requirements. [Effective July 1, 2008.]

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s principal office is located;

(b) If the corporation’s principal office is not located in this State, in Carson City; or

(c) At the election of any dissenter residing or having its principal office in this State, of the county where the dissenter resides or has its principal office.

The court shall dispose of the complaint promptly.

2.  The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2090; A 2007, 2704, effective July 1, 2008)

NRS 92A.470  Payment for shares: Shares acquired on or after date of dissenter’s notice.

1.  A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2.  To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480. (Added to NRS by 1995, 2091)

NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.  A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2.  A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (Added to NRS by 1995, 2091)

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter. [Effective through June 30, 2008.]

1.  If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2.  A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091)

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter. [Effective July 1, 2008.]

1.  If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in Carson City.

3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091; A 2007, 2705, effective July 1, 2008)

NRS 92A.500  Legal proceeding to determine fair value: Assessment of costs and fees.

1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added to NRS by 1995, 2092)

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.            Indemnification of Directors and Officers

Under the corporate laws of the State of Nevada and the registrant’s Articles of Incorporation, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  The registrant’s Bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Nevada law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.            Exhibits and Financial Statement Schedules

Regulation S-B Number	Exhibit
2.1	Arrangement Agreement made among Praxis Pharmaceuticals Inc. and Patch Energy Inc. dated as of October 20, 2003 (1)
2.2	Articles of Merger Merging Praxis Pharmaceuticals Inc., a Utah Corporation, into Patch International Inc., a Nevada Corporation (2)
2.3	Share Exchange Agreement among the stockholders of Damascus Energy Inc., Patch Energy Inc., Patch International Inc., and Damascus Energy Inc. dated December 15, 2006 (3)
2.4	Share Exchange Agreement among the stockholders of 1289307 Alberta Ltd., Patch Energy Inc., Patch International Inc., and 1289307 Alberta Ltd. dated January 16, 2007 (4)
3.1	Articles of Incorporation, as amended (5)
3.2	Bylaws (5)
3.3	Certificate of Change Pursuant to NRS 78.209 (6)
3.4	Certificate of Change Pursuant to NRS 78.209 (7)
3.5	Certificate of Amendment to Articles of Incorporation (8)
4.1	Certificate of Designation of Class A Preferred Voting Stock (3)
4.2	Certificate of Designation of Class B Preferred Voting Stock (4)
4.3	Form of Non-Flow-Through Special Warrant Certificate (9)
4.4	Form of Flow-Through Special Warrant Certificate (9)
4.5	Form of Bonus Warrant Certificate (9)
4.6	Form of Agent Warrant Certificate (9)
5	Opinion of Borden Ladner Gervais LLP
10.1	Management services agreement with David Stadnyk dated May 1, 2005 (5)
10.2	Change of Control Agreement with David Stadnyk dated May 1, 2005 (5)
10.3	2006 Stock Option Plan (10)
10.4	Exchange and Voting Trust Agreement among Patch International Inc., Patch Energy Inc., 1286664 Alberta Ltd., and the stockholders of Damascus Energy Inc. dated December 15, 2006 (3)
10.5	Support Agreement among Patch International Inc., Patch Energy Inc., and 1286664 Alberta Ltd. dated December 15, 2006 (3)
10.6	Farmout Agreement Between Damascus Energy Inc. and Bounty Developments Ltd. dated November 30, 2006 (11)
10.7	Exchange and Voting Trust Agreement among Patch International Inc., Patch Energy Inc., 1286664 Alberta Ltd., and the stockholders of 1289307 Alberta Ltd. dated January 16, 2007 (4)
10.8	Support Agreement among Patch International Inc., Patch Energy Inc., and 1286664 Alberta Ltd. dated January 16, 2007 (4)
10.9	Farmout Agreement dated December 12, 2006 (4)

Regulation S-B Number	Exhibit
10.10	Conveyance Agreement among 1289307 Alberta Ltd and 1286664 Alberta Ltd. dated December 21, 2006 (4)
10.11	Demand Promissory Note issued by 1289307 Alberta Ltd to 1286664 Alberta Ltd. dated December 21, 2006 (4)
10.12	Amending Agreement between Bounty Developments Ltd., 1286664 Alberta Ltd., and Damascus Energy Inc. dated January 22, 2007 (4)
10.13	Agency Agreement among Patch International Inc., Canaccord Capital Corporation and Wellington West Capital Markets Inc. dated February 27, 2007 (9)
10.14	Amending Agreement between Bounty Developments Ltd., 1286664 Alberta Ltd., and Damascus Energy Inc. dated February 20, 2007 (11)
10.15	Amending Agreement between Bounty Developments Ltd. and 1286664 Alberta Ltd., dated April 16, 2007 (11)
10.16	Confirmation of Earning between Damascus Energy Inc. and Bounty Developments Ltd. dated April 16, 2007 (11)
16	Letter from Morgan & Company dated March 8, 2007 (12)
21	Subsidiaries of the registrant (13)
23.1	Consent of Borden Ladner Gervais LLP. Reference is made to Exhibit 5
23.2	Consent of Morgan & Company
23.3	Consent of KPMG LLP
23.4	Consent of McDaniel & Associates Consultants Ltd.
99.1	Form of Proxy
_______________
(1)	Incorporated by reference to the exhibits filed with the registrant’s current report on Form 8-K dated March 15, 2004, filed March 19, 2004.
(2)	Incorporated by reference to the exhibit filed with the registrant’s current report on Form 8-K dated June 15, 2004, filed June 15, 2004.
(3)	Incorporated by reference to the exhibits filed with the registrant’s current report on Form 8-K dated December 15, 2006, filed December 26, 2006.
(4)	Incorporated by reference to the exhibits filed with the registrant’s current report on Form 8-K dated January 16, 2007, filed February 6, 2007.
(5)	Incorporated by reference to the exhibits filed with the registrant’s annual report on Form 10-KSB for the fiscal year ended May 31, 2005, filed September 14, 2005.
(6)	Incorporated by reference to the exhibits filed with the registrant’s current report on Form 8-K dated July 8, 2005, filed July 19, 2005.
(7)	Incorporated by reference to the exhibits filed with the registrant’s current report on Form 8-K dated March 14, 2006, filed March 14, 2006.
(8)	Incorporated by reference to the exhibit filed with the registrant’s current report on Form 8-K dated September 14, 2007, filed September 17, 2007.
(9)	Incorporated by reference to the exhibits filed with the registrant’s current report on Form 8-K dated February 27, 2007, filed March 1, 2007.
(10)	Incorporated by reference to the exhibits filed with the registrant’s annual report on Form 10-KSB for the fiscal year ended May 31, 2006, filed August 24, 2006.
(11)	Incorporated by reference to the exhibits filed with the registrant’s quarterly report on Form 10-QSB for the quarter ended February 28, 2007, filed April 30, 2007.
(12)	Incorporated by reference to the exhibits filed with the registrant’s current report on Form 8-K dated March 5, 2007, filed March 9, 2007.
(13)	Incorporated by reference to the exhibits filed with the registrant’s registration statement on Form SB-2 filed May 9, 2007, file number 333-142781.

Item 22.            Undertakings

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(2) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Calgary, Province of Alberta, Canada, on March 24, 2008.

PATCH INTERNATIONAL INC.

Date: March 24, 2008	/s/ Jason G. Dagenais
Jason G. Dagenais, Chief Operating Officer, Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jason G. Dagenais	Chief Operating Officer, Interim Chief Financial Officer	March 24, 2008
Jason G. Dagenais	(Principal Executive Officer, Principal Financial, and Principal Accounting Officer)

/s/ Michael S. Vandale	Director	March 24, 2008
Michael S. Vandale

/s/ Mark L. Bentsen	Director	March 24, 2008
Mark L. Bentsen

/s/ Roderick D. Maxwell	Director	March 24, 2008
Roderick D. Maxwell

/s/ Greg L. Belzberg	Director	March 24, 2008
Greg L. Belzberg

INDEX TO EXHIBITS

Regulation S-B Number	Exhibit
2.1	Arrangement Agreement made among Praxis Pharmaceuticals Inc. and Patch Energy Inc. dated as of October 20, 2003
2.2	Articles of Merger Merging Praxis Pharmaceuticals Inc., a Utah Corporation, into Patch International Inc., a Nevada Corporation
2.3	Share Exchange Agreement among the stockholders of Damascus Energy Inc., Patch Energy Inc., Patch International Inc., and Damascus Energy Inc. dated December 15, 2006
2.4	Share Exchange Agreement among the stockholders of 1289307 Alberta Ltd., Patch Energy Inc., Patch International Inc., and 1289307 Alberta Ltd. dated January 16, 2007
3.1	Articles of Incorporation, as amended
3.2	Bylaws
3.3	Certificate of Change Pursuant to NRS 78.209
3.4	Certificate of Change Pursuant to NRS 78.209
3.5	Certificate of Amendment to Articles of Incorporation
4.1	Certificate of Designation of Class A Preferred Voting Stock
4.2	Certificate of Designation of Class B Preferred Voting Stock
4.3	Form of Non-Flow-Through Special Warrant Certificate
4.4	Form of Flow-Through Special Warrant Certificate
4.5	Form of Bonus Warrant Certificate
4.6	Form of Agent Warrant Certificate
5	Opinion of Borden Ladner Gervais LLP *
10.1	Management services agreement with David Stadnyk dated May 1, 2005
10.2	Change of Control Agreement with David Stadnyk dated May 1, 2005
10.3	2006 Stock Option Plan
10.4	Exchange and Voting Trust Agreement among Patch International Inc., Patch Energy Inc., 1286664 Alberta Ltd., and the stockholders of Damascus Energy Inc. dated December 15, 2006
10.5	Support Agreement among Patch International Inc., Patch Energy Inc., and 1286664 Alberta Ltd. dated December 15, 2006
10.6	Farmout Agreement Between Damascus Energy Inc. and Bounty Developments Ltd. dated November 30, 2006
10.7	Exchange and Voting Trust Agreement among Patch International Inc., Patch Energy Inc., 1286664 Alberta Ltd., and the stockholders of 1289307 Alberta Ltd. dated January 16, 2007
10.8	Support Agreement among Patch International Inc., Patch Energy Inc., and 1286664 Alberta Ltd. dated January 16, 2007
10.9	Farmout Agreement dated December 12, 2006
10.10	Conveyance Agreement among 1289307 Alberta Ltd and 1286664 Alberta Ltd. dated December 21, 2006
10.11	Demand Promissory Note issued by 1289307 Alberta Ltd to 1286664 Alberta Ltd. dated December 21, 2006
10.12	Amending Agreement between Bounty Developments Ltd., 1286664 Alberta Ltd., and Damascus Energy Inc. dated January 22, 2007
10.13	Agency Agreement among Patch International Inc., Canaccord Capital Corporation and Wellington West Capital Markets Inc. dated February 27, 2007
10.14	Amending Agreement between Bounty Developments Ltd., 1286664 Alberta Ltd., and Damascus Energy Inc. dated February 20, 2007
10.15	Amending Agreement between Bounty Developments Ltd. and 1286664 Alberta Ltd., dated April 16, 2007
10.16	Confirmation of Earning between Damascus Energy Inc. and Bounty Developments Ltd. dated April 16, 2007
16	Letter from Morgan & Company dated March 8, 2007
21	Subsidiaries of the registrant

Regulation S-B Number	Exhibit
23.1	Consent of Borden Ladner Gervais LLP. Reference is made to Exhibit 5 *
23.2	Consent of Morgan & Company *
23.3	Consent of KPMG LLP *
23.4	Consent of McDaniel & Associates Consultants Ltd. *
99.1	Form of Proxy*
_________________
* Filed herewith.